     As filed with the Securities and Exchange Commission on July 24, 1996
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                 ______________

                              PUBLIC STORAGE, INC.
             (Exact name of registrant as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

           95-3551121                                        6798
(I.R.S. Employer Identification No.)            (Primary Standard Industrial
                                                 Classification Code Number)


         701 Western Avenue, Suite 200                               HUGH W. HORNE
        Glendale, California 91201-2397                          Public Storage, Inc.
                (818) 244-8080                               701 Western Avenue, Suite 200
       (Address, including zip code, and                    Glendale, California 91201-2397
    telephone number, including area code,                           (818) 244-8080
 of registrant's principal executive offices)     (Name, address, including zip code, and telephone
                                                  number, including area code, of agent for service)

                                 ______________

                                   Copies to:

                              DAVID GOLDBERG, ESQ.
                              Public Storage, Inc.
                         701 Western Avenue, Suite 200
                        Glendale, California 91201-2397
                                 ______________

        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date of this
                            Registration Statement.
                                 ______________

If the only securities being registered on this Form are being offered in connection with the formation of a holding company, check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                                        Proposed           Proposed
                                                          Amount      Offering           Maximum            Maximum
                                                          to be         Price           Aggregate          Amount of
 Title of Each Class of Securities to be Registered     Registered    Per Share       Offering Price    Registration Fee
- -------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per share                      (1)          (1)               (1)            $14,694(1)(2)
=========================================================================================================================

(1) This Registration Statement relates to the proposed merger of Public Storage Properties X, Inc. ("PSP10") into the Registrant and the conversion of shares of common stock of PSP10 into either cash (as to up to 20% of the outstanding shares of common stock of PSP10) or common stock of the Registrant. At the merger, there will be a maximum of 2,157,484 shares of common stock of PSP10 outstanding. The closing price of the common stock of PSP10 on the American Stock Exchange on July 18, 1996 was $19.75 per share. The number of shares of common stock of the Registrant to be issued in the merger cannot be determined at this time.
(2) Calculated in accordance with rule 457(f)(1) under the Securities Act of 1933. $9,400 of the registration fee was previously paid in connection with PSP10's preliminary proxy materials.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              PUBLIC STORAGE, INC.

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                      OF INFORMATION REQUIRED BY FORM S-4


         Registration Statement Item               Location in Prospectus
         ---------------------------               ----------------------

A. Information About the Transaction

   1.  Forepart of Registration                     Front Cover Page
       Statement and Outside Front Cover
       Page of Prospectus

   2.  Inside Front and Outside Back                See page 1 and pages (iii)-(iv)
       Cover Pages of Prospectus

   3.  Risk Factors, Ratio of Earnings              Risk Factors and Material
       to Fixed Charges and Other                   Considerations
       Information

   4.  Terms of the Transaction                     Summary and The Merger

   5.  Pro Forma Financial Information              Pro Forma Financial Statements

   6.  Material Contacts with the                   Risk Factors and Material
       Company Being Acquired                       Considerations, Conflicts of Interest
                                                    in the Merger and The Merger

   7.  Additional Information Required              *
       for Reoffering by Persons and
       Parties Deemed to be Underwriters

   8.  Interests of Named Experts and               Legal Opinions
       Counsel

   9.  Disclosure of Commission Position            The Merger -- Comparison of PSP10
       on Indemnification for Securities            Common Stock with PSI Common Stock --
       Act Liabilities                              Management and Duties

B. Information About the Registrant

   10. Information with Respect to S-3              Incorporation of Certain Documents by
       Registrants                                  Reference

   11. Incorporation of Certain                     Incorporation of Certain Documents by
       Information By Reference                     Reference

   12. Information with Respect to S-2              Incorporation of Certain Documents by
       or S-3 Registrants                           Reference

   13. Incorporation of Certain                     Incorporation of Certain Documents by
       Information By Reference                     Reference

   14. Information with Respect to                  Incorporation of Certain Documents by
       Registrants Other than S-2 or S-3            Reference
       Registrants

_________________

*  Omitted as Inapplicable.

                                     (ii)

C.   Information About the Company Being Acquired

  15.  Information with Respect to S-3     Incorporation of Certain Documents by
       Companies                           Reference

  16.  Information with Respect to S-2     Incorporation of Certain Documents by
       or S-3 Companies                    Reference

  17.  Information with Respect to         Incorporation of Certain Documents by
       Companies Other than S-2 or S-3     Reference
       Companies

D.   Voting and Management Information

  18.  Information if Proxies, Consents    Incorporation of Certain Documents by
       or Authorizations are to be         Reference
       Solicited

  19.  Information if Proxies, Consents    Incorporation of Certain Documents by
       or Authorizations are not to be     Reference
       Solicited or in an Exchange Offer

_________________

*  Omitted as Inapplicable.

                                     (iii)

                       PUBLIC STORAGE PROPERTIES X, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 11, 1996


    A special meeting of shareholders of Public Storage Properties X, Inc., a California corporation ("PSP10"), will be held at PSP10's offices at 701 Western Avenue, Suite 200, Glendale, California on September 11, 1996, at the hour of 10:00 a.m. for the following purposes:

    1. To consider and vote upon an Agreement and Plan of Reorganization between PSP10 and Public Storage, Inc. ("PSI") described in the accompanying Proxy Statement and Prospectus pursuant to which PSP10 would be merged with and into PSI (the "Merger"). Upon the Merger, each outstanding share of PSP10 Common Stock Series A ("PSP10 Common Stock") (other than shares held by PSI or by shareholders of PSP10 who have properly exercised dissenters' rights under California law ("Dissenting Shares")) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSP10 Common Stock (not to exceed 20% of the outstanding PSP10 Common Stock, or 431,497 shares, less any Dissenting Shares), upon a shareholder's election, $20.92 in cash, subject to reduction as described below (a "Cash Election") or
         (ii) that number (subject to rounding) of shares of PSI Common Stock determined by dividing $20.92, subject to reduction as described below, by the average of the per share closing prices on the New York Stock Exchange of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP10. If a shareholder does not make a Cash Election, all of his or her PSP10 Common Stock would be converted into PSI Common Stock in the Merger. The consideration paid by PSI in the Merger will be reduced on a pro rata basis by the amount of cash distributions required to be paid by PSP10 to its shareholders prior to completion of the Merger in order to satisfy PSP10's REIT distribution requirements ("Required REIT Distributions"). The consideration received by the shareholders of PSP10 in the Merger, however, along with any Required REIT Distributions, will not be less than $20.92 per share of PSP10 Common Stock, which amount represents the market value of PSP10's real estate assets at May 31, 1996 (based on an independent appraisal) and the estimated net asset value of its other assets at September 30, 1996. Additional distributions would be made to the shareholders of PSP10 to cause PSP10's estimated net asset value as of the date of the Merger to be substantially equivalent to its estimated net asset value as of September 30, 1996. The PSP10 Common Stock held by PSI will be cancelled in the Merger.

    2. To consider and vote upon a related amendment to PSP10's bylaws to authorize the Merger in the form of Appendix E to the accompanying Proxy Statement and Prospectus.

    The Board of Directors has determined that holders of record of PSP10 Common Stock at the close of business on July 25, 1996 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

    Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

    You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.

                         By Order of the Board of Directors

                              OBREN B. GERICH, Secretary

Glendale, California
July ___, 1996

                              PUBLIC STORAGE, INC.
                       PUBLIC STORAGE PROPERTIES X, INC.

                         PROXY STATEMENT AND PROSPECTUS
                       SPECIAL MEETING OF SHAREHOLDERS OF
                       PUBLIC STORAGE PROPERTIES X, INC.
                               SEPTEMBER 11, 1996


    This Proxy Statement and Prospectus is being furnished to holders of shares of Common Stock Series A, par value $.01 per share (the "PSP10 Common Stock") of Public Storage Properties X, Inc. ("PSP10") and relates to a meeting of shareholders of PSP10 called to approve the proposed merger of PSP10 with and into Public Storage, Inc. ("PSI") (the "Merger") pursuant to the Agreement and Plan of Reorganization attached as Appendix A to this Proxy Statement and Prospectus (the "Merger Agreement"), as well as a related bylaw amendment. Holders of PSP10 Common Stock are referred to hereafter as the "PSP10 Shareholders" and holders of PSI Common Stock, par value $.10 per share (the "PSI Common Stock") are referred to hereafter as the "PSI Shareholders."

    PSI and its executive officers have significant relationships with PSP10. PSI owns 20.95% of the PSP10 Common Stock and B. Wayne Hughes ("Hughes"), the chief executive officer of PSI and PSP10, owns an additional 4.98% of the PSP10 Common Stock. See "Summary -- Relationships." PSI and Hughes have informed PSP10 that they intend to vote their shares for the Merger. The Board of Directors of PSP10, based on a recommendation of a special committee composed of independent directors, recommend that PSP10 Shareholders vote for the Merger. The Merger Agreement requires that the Merger be approved by a majority of the shares of PSP10 Common Stock entitled to vote on the Merger and by a majority of the shares of PSP10 Common Stock voting on the Merger not held by PSI and Hughes.

    The Merger involves certain factors that should be considered by PSP10 Shareholders, including the following:

 . The Merger has not been negotiated at arm's length, no unaffiliated representatives were appointed to negotiate the terms of the Merger on behalf of PSP10 and no third party proposal for PSP10 or its properties was solicited.

 . The nature of the investment of PSP10 Shareholders who receive shares of PSI Common Stock is being changed from holding an interest in a specified portfolio of properties for a finite period to holding an investment in an ongoing fully-integrated real estate company, whose portfolio of properties is changed from time to time without approval of shareholders, and which does not plan to liquidate its assets within a fixed period of time.

 . Based on the current price of the PSI Common Stock ($21 per share) and the current regular quarterly distribution rate for PSP10, the level of distributions to PSP10 Shareholders who receive PSI Common Stock in the Merger would be approximately 34% lower after the Merger.

 . The properties of PSP10 may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Merger.

 . Under California law, PSP10 Shareholders will be entitled to dissenters' rights of appraisal in connection with the Merger only if demands for payments are filed with respect to 5% or more of the outstanding shares of PSP10 Common Stock.

                                                   (Continued on following page)

                                _______________


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON, OR ENDORSED THE MERITS OF, THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

July ___, 1996

 . PSI and its affiliates have conflicts of interest in connection with the Merger.

 . The public PSI Shareholders are substantially limited in their ability to control PSI. Hughes and members of his family (the "Hughes Family") own approximately 48% of the PSI Common Stock (approximately 53% upon conversion of the PSI Class B Common Stock), and there are restrictions in PSI's organizational documents on beneficial ownership. Such ownership factors should prevent any takeover of PSI not approved by Hughes.

 . As a result of a prior business combination, PSI is subject to tax risks, including additional risks as to PSI's continued qualification as a real estate investment trust ("REIT").

 . In making real estate investments, PSI, unlike PSP10, has incurred, and may continue to incur, debt.

 . The interest of PSI Shareholders can be diluted through the issuance of additional securities. PSI has outstanding, and intends to issue additional, securities with priority over PSI Common Stock.

 . The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP10 Shareholders in the Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Merger and other factors.

 . The consideration to be received by PSP10 Shareholders in the Merger is based on third party appraisals. However, appraisals are opinions as of the date specified, are subject to certain assumptions and may not represent the true worth or realizable value of the properties of PSP10.

 . PSP10 Shareholders who receive any cash in connection with the Merger may have a taxable gain.


SEE "RISK FACTORS AND MATERIAL CONSIDERATIONS" BEGINNING ON PAGE 17 OF THIS PROXY STATEMENT AND PROSPECTUS.


    The PSI Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "PSA". On __________, 1996, the closing price of the PSI Common Stock on the NYSE was $____. The PSP10 Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "PSL". On __________, 1996, the closing price of the PSP10 Common Stock on the AMEX was $______.

    This Proxy Statement and Prospectus is first being mailed on or about ___________, 1996 to PSP10 Shareholders of record at the close of business on July 25, 1996. The special meeting of shareholders of PSP10 which relates to this Proxy Statement and Prospectus will be held jointly with a special meeting of shareholders of Public Storage Properties XII, Inc. ("PSP12"), an affiliated REIT, to consider a proposed merger with PSI.

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PSI OR PSP10. THIS PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE REGISTERED SECURITIES TO WHICH THIS PROXY STATEMENT AND PROSPECTUS RELATES TO OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                 Page
                                 ----

Available Information..........    1
Incorporation of Certain
 Documents by Reference........    1
Summary........................    2
   Overview of Merger..........    2
   Meetings and Vote
    Requirements of PSP10
    Shareholders...............    3
   PSP10.......................    3
   PSI.........................    3
   Risk Factors and Material
    Considerations.............    4
   Background and Reasons for
    the Merger.................    5
   Potential Advantages of the
    Merger.....................    7
   Rights of Dissenting
    Shareholders...............    7
   Determination of Payments
    to be Received by PSP10
    Shareholders in Connection
    with the Merger............    8
   Federal Income Tax Matters..    8
   Recommendations; Opinion of
    Financial Advisor..........    8
   Comparison of PSP10 Common
    Stock with PSI Common Stock    9
   Summary Financial
    Information................   12
   Relationships...............   15
Risk Factors and Material
 Considerations................   18
   No Arm's Length Negotiation
    or Unaffiliated
    Representatives............   18
   Change in Nature of
    Investment.................   18
   Lower Level of Distributions
    to PSP10 Shareholder.......   18
   Potential Loss of Future
    Appreciation...............   18
   Limitation on Dissenters'
    Rights of Appraisal........   18
   Control and Influence by
    the Hughes Family and
    Ownership Limitations......   19
   Tax Risks...................   19
   Financing Risks.............   20
   Uncertainty Regarding
    Market Price of PSI Common
    Stock......................   18
   Merger Consideration Based
    on Appraisals Instead of
    Arm's Length Negotiation...   21
   Tax to PSP10 Shareholders...   21
   Operating Risks.............   21
   Shares Eligible for Future
    Sale.......................   23
Conflicts of Interest in the
 Merger........................   23
The Merger.....................   24
   General.....................   24
   Background..................   24
   Reasons for the Merger and
    Timing.....................   27
   Alternatives to the Merger..   27
   No Solicitation of Other
    Proposals..................   30
   Determination of Payments
    to be Received by PSP10
    Shareholders in Connection
    with the Merger............   30
   Potential Advantages of the
    Merger to PSP10
    Shareholders...............   32
   Recommendation to PSP10
    Shareholders and Fairness
    Analysis...................   32
   Comparison of Consideration
    to be Received in the
    Merger to Other
    Alternatives...............   35
   Real Estate Portfolio
    Appraisal by Wilson........   37
   Fairness Opinion from
    Stanger....................   40
   The Merger Agreement........   44
   Cash Election Procedure.....   46
   Consequences to PSP10 if
    the Merger is Not Completed   47
   Costs of the Merger.........   47
   Accounting Treatment........   48
   Regulatory Requirements.....   48


                                 Page
                                 ----

    Comparison of PSP10 Common
    Stock with PSI Common
     Stock.....................   48
Amendment to Bylaws of PSP10...   52
Approval of the Merger and
 Bylaw Amendment...............   53
   General.....................   53
   Security Ownership of
    Certain Beneficial Owners
    and Management.............   53
   Solicitation of Proxies.....   59
Description of PSP10's
 Properties....................   60
Description of PSI's Properties   63
Distributions and Price Range
 of PSI Common Stock...........   64
Distributions and Price Range
 of PSP10 Common Stock.........   65
Description of PSI Capital
 Stock.........................   66
   Common Stock................   66
   Ownership Limitations.......   66
   Class B Common Stock........   67
   Preferred Stock.............   68
   Effects of Issuance of
    Capital Stock..............   69
Dissenting Shareholders'
 Rights of Appraisal...........   70
Certain Federal Income Tax
 Matters.......................   72
   The Merger..................   72
   Opinion of Counsel..........   73
   General Tax Treatment of PSI   74
   Consequences of the PSMI
    Merger on PSI's
    Qualification as a REIT....   77
   Taxation of PSI Shareholders   81
   State and Local Taxes.......   83
Legal Opinions.................   83
Experts........................   83
Independent Auditors...........   83
Shareholder Proposals..........   83
Glossary.......................   84

Appendix A    -   Agreement and Plan of Reorganization between PSI and PSP10 dated as of June 20, 1996
Appendix B    -   Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP10 dated June 28, 1996
Appendix C    -   Opinion of Robert A. Stanger & Co., Inc. dated July 24, 1996
Appendix D    -   Chapter 13 of the California General Corporation Law Concerning Dissenters' Rights
Appendix E    -   Proposed Amendment to PSP10's Bylaws
Appendix F    -   Financial Statements of PSP10
Appendix G    -   Management's Discussion and Analysis of Financial Condition and Results of Operations of PSP10

                             AVAILABLE INFORMATION

  Each of PSI and PSP10 is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by accessing the Commission's Worldwide Web site at http://www.sec.gov. Such material can also be inspected, in the case of PSI, at the NYSE, 20 Broad Street, New York, New York 10005 and, in the case of PSP10, at the AMEX, 86 Trinity Place, New York, New York 10006.

  PSI has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, filed by PSI with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-8389), are incorporated herein by reference:
(i) the Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/As dated April 29, 1996, May 14, 1996 and May 15, 1996;
(ii) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and
(iii) the Current Report on Form 8-K dated January 22, 1996.

  All documents filed by PSI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and Prospectus and prior to the date of the special meeting of PSP10 Shareholders shall be deemed to be incorporated by reference herein from the date of filing such documents.

  The following documents filed by PSP10 with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-10708) are incorporated herein by reference:
(i) the Annual Report on Form 10-K for the year ended December 31, 1995, as amended by a Form 10-K/A dated April 26, 1996; (ii) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and (iii) the Current Report on Form 8-K dated June 20, 1996.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

  Also incorporated by reference herein is the Merger Agreement, which is attached as Appendix A to this Proxy Statement and Prospectus.

  THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (INCLUDING DOCUMENTS FILED SUBSEQUENT TO THE DATE HEREOF), EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS), SHALL BE DELIVERED TO ANY PERSON TO WHOM THIS PROXY STATEMENT AND PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO INVESTOR SERVICES DEPARTMENT, 701 WESTERN AVENUE, SUITE 200, GLENDALE, CALIFORNIA 91201-2397 OR BY TELEPHONE AT (818) 244-8080. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _________________, 1996.

                              CAUTIONARY STATEMENT

     Statements contained in this Proxy Statement and Prospectus that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Cautionary statements set forth in "Risk Factors and Material Considerations" and elsewhere in this Proxy Statement and Prospectus identify important factors that could cause actual results to differ materially from those in the forward-looking statements.

                                    SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement and Prospectus. See "Glossary" for definitions of certain terms used in this Proxy Statement and Prospectus.

OVERVIEW OF MERGER

     Upon consummation of the Merger, PSP10 will be merged into PSI, which will be the surviving corporation. Each share of PSP10 Common Stock outstanding immediately prior to the consummation of the Merger (other than shares held by PSI or by PSP10 Shareholders who have properly exercised dissenter's rights under California law ("Dissenting Shares")) will be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSP10 Common Stock (not to exceed 20% of the outstanding PSP10 Common Stock, or 431,497 shares, less any Dissenting Shares), upon a PSP10 Shareholder's election (a "Cash Election"), $20.92 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $20.92, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the PSP10 Shareholders. If a PSP10 Shareholder does not make a Cash Election, all of his or her PSP10 Common Stock would be converted into PSI Common Stock. The consideration paid by PSI to PSP10 Shareholders in the Merger will be reduced on a pro rata basis by the amount of cash distributions required to be paid to PSP10 Shareholders by PSP10 prior to completion of the Merger (estimated at up to $.96 per share) in order to satisfy PSP10's REIT distribution requirements ("Required REIT Distributions"). The consideration received by PSP10 Shareholders in the Merger, however, along with any Required REIT Distributions, will not be less than $20.92 per share of PSP10 Common Stock, which amount represents the market value of PSP10's real estate assets at May 31, 1996 (based on an independent appraisal) and the estimated net asset value of its other assets at September 30, 1996. PSP10 Shareholders would receive the Required REIT Distributions upon any liquidation of PSP10, regardless of the Merger. Additional distributions would be made to the PSP10 Shareholders to cause PSP10's estimated net asset value as of the date of the Merger to be substantially equivalent to its estimated net asset value as of September 30, 1996. The PSP10 Common Stock held by PSI will be cancelled in the Merger. See "The Merger -- Determination of Payments to be Received by PSP10 Shareholders in Connection with the Merger." For a description of the terms of the Merger, see "The Merger -- The Merger Agreement."

     The PSI Common Stock is listed on the NYSE, and the PSP10 Common Stock is listed on the AMEX. On June 19, 1996, the last full trading day prior to the first announcement of the proposed Merger, the reported closing sales prices per share of PSI and PSP10 Common Stock on the NYSE and AMEX, respectively, were $20 1/2 and $18 3/8. On __________, 1996, the last full trading day prior to the date of this Proxy Statement and Prospectus, the reported closing sales prices per share of PSI and PSP10 Common Stock were $_________ and $_______, respectively.

MEETINGS AND VOTE REQUIREMENTS OF PSP10 SHAREHOLDERS

Meeting Date                      September 11, 1996 at 10:00 a.m.

Record Date                                July 25, 1996

Purpose                              To Approve the Merger and
                                             Proposed
                                          Bylaw Amendment
Shares of PSP10 Common
 Stock Outstanding                           2,157,484

Vote Required
                                      Majority of outstanding
                                        PSP10 Common Stock*
Percentage Ownership by PSI
 and Hughes                                    25.93%

Shareholders List
                                   Available upon written demand

_______________

* Under the Merger Agreement, the Merger must also be approved by the holders of a majority of the shares of PSP10 Common Stock voting at the meeting of PSP10 Shareholders not held by PSI and Hughes.

PSP10

  PSP10 is a REIT organized as a California corporation that was formed to succeed to the business of Public Storage Properties X, Ltd., a California limited partnership (the "PSP10 Partnership"), in a reorganization transaction completed on December 31, 1990. PSP10 owns 17 properties located in nine states, including 16 mini-warehouses and one business park. All of these facilities are operated under the "Public Storage" name. See "Description of PSP10's Properties." The PSP10 Common Stock is traded on the AMEX under the symbol "PSL."

  PSP10's properties are managed by PSI. PSP10's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors. See "-- Relationships."

  The principal executive offices of PSI and PSP10 are located at 701 Western Avenue, Suite 200, Glendale, California 91201-2397. The telephone number is
(818) 244-8080.

PSI

  PSI is a fully integrated, self-administered and self-managed REIT, organized as a California corporation that acquires, develops, owns and operates mini-warehouses, which are self-service facilities offering storage space for personal and business use. PSI is the largest owner and operator of mini-warehouses in the United States. PSI also owns and operates, to a lesser extent, business parks containing commercial and industrial rental space. At March 31, 1996, PSI had equity interests (through direct ownership, as well as general and limited partnership and capital stock interests) in 1,065 properties located in 37 states, consisting of 1,030 mini-warehouse facilities and 35 business parks.

  In a series of mergers among Public Storage Management, Inc. and its affiliates (collectively, "PSMI"), culminating in the November 1995 merger of PSMI into Storage Equities, Inc. ("SEI") (the "PSMI Merger"), SEI became self-administered and self-managed, acquired substantially all of PSMI's United States real estate interests and was renamed "Public Storage, Inc." In addition, the outstanding capital stock of PSMI was converted into an aggregate of 29,449,513 shares of PSI Common Stock (exclusive of shares of PSI Common Stock held by PSMI prior to the PSMI Merger) and 7,000,000 shares of PSI Class B Common Stock.

RISK FACTORS AND MATERIAL CONSIDERATIONS

  The Merger involves certain factors that should be considered by the PSP10 Shareholders, including the following:

  .     No Arm's Length Negotiation or Unaffiliated Representatives.  The Merger
          has not been negotiated at arm's length, and no unaffiliated representatives were appointed to negotiate the terms of the Merger on behalf of PSP10. If such persons had been engaged, the terms of the Merger may have been more favorable to the PSP10 Shareholders. In addition, no third party proposal for PSP10 or its properties was solicited. Such a proposal could have generated a higher price.

  .     Change from Finite Life to Infinite Life.  The nature of the investment of PSP10 Shareholders who receive PSI Common Stock is being changed from holding an interest in specified properties for a finite period to holding an investment in an ongoing integrated real estate company, whose portfolio of properties is changed from time to time without approval of shareholders, which does not plan to liquidate its assets within a fixed period of time and which is engaged in all aspects of the mini-warehouse industry, including property development and management. PSP10 Shareholders who receive PSI Common Stock in the Merger will be able to liquidate their investment only by selling their shares in the market.

  .     Lower Level of Distributions After the Merger to PSP10 Shareholders.
          The level of distributions to PSP10 Shareholders who receive PSI Common Stock in the Merger is expected to be lower after the Merger. Based on a market price of PSI Common Stock of $21 and the current regular quarterly distribution rate for PSI ($.22 per share) and PSP10 ($.33 per share), PSP10 Shareholders would receive approximately $.11 (34%) less in regular quarterly distributions per share of PSP10 Common Stock after the Merger from PSI than before the Merger from PSP10 and approximately $.01 less per share in regular quarterly distributions for each $1 (4.8%) increase in the market price of PSI Common Stock above $21.

  .     Potential Loss of Future Appreciation.  The properties of PSP10 may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Merger.

  .     Limitation on Dissenters' Rights of Appraisal.  Under California law,
          PSP10 Shareholders will be entitled to dissenters' rights of appraisal in connection with the Merger ("Dissenters' Rights") only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP10 Common Stock.

  .     Conflicts of Interest.  PSI and its affiliates, which are affiliated with PSP10, have conflicts of interest in connection with the Merger.

  .     Control and Influence by the Hughes Family and Ownership Limitations.
          The public PSI Shareholders are substantially limited in their ability to control PSI. The Hughes Family owns 48.3% of the PSI Common Stock (52.6% upon conversion of the PSI Class B Common Stock). Also, there are restrictions in PSI's Articles of Incorporation on beneficial ownership of PSI securities. Such ownership factors should prevent any takeover of PSI not approved by Hughes.

  .     Tax Risks -- Additional Risks to Continued REIT Qualification.  As a
          result of the PSMI Merger, PSI is subject to tax risks, including risks as to PSI's continued qualification as a REIT resulting from a substantial increase in PSI's nonqualifying income.

  .     Financing Risks.  In making real estate investments, PSI, unlike PSP10, has incurred, and may continue to incur, debt. The incurrence of debt increases the risk of loss of investment.

  .     Possible Future Dilution.  The interest of PSI Shareholders can be diluted through the issuance of additional securities by PSI. PSI has outstanding, and intends to issue additional, securities with priority over PSI Common Stock.

  .     Uncertainty Regarding Market Price of PSI Common Stock.  The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP10 Shareholders in the Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Merger and other factors, including the issuance of additional shares of PSI Common Stock in another proposed merger between PSI and PSP12 scheduled at the same time as the Merger.

  .     Merger Consideration Based on Appraisals Instead of Arm's Length
          Negotiations. The consideration to be paid to the PSP10 Shareholders is based on third party appraisals of the properties of PSP10. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of the properties of PSP10. There can be no assurance that if the properties of PSP10 were sold, they would be sold at the appraised values; the sales price might be higher or lower.

  .     Tax to PSP10 Shareholders Upon Receipt of Cash.  PSP10 Shareholders who
          receive any cash in connection with the Merger may recognize a taxable gain. In addition, the Required REIT Distributions will be taxable to all PSP10 Shareholders as ordinary income.

BACKGROUND AND REASONS FOR THE MERGER

  THE MERGER HAS BEEN INITIATED AND STRUCTURED BY INDIVIDUALS WHO ARE EXECUTIVE OFFICERS OF PSI AND PSP10. A SPECIAL COMMITTEE COMPOSED OF INDEPENDENT DIRECTORS OF PSP10 (THE "SPECIAL COMMITTEE") HAS REVIEWED THE TERMS OF THE MERGER, AND THE BOARD OF DIRECTORS OF PSP10, BASED ON RECOMMENDATIONS OF THE SPECIAL COMMITTEE WHICH THE BOARD OF DIRECTORS HAS ADOPTED, AND ON THE OPINION OF ITS FINANCIAL ADVISOR IN WHICH IT CONCURS, BELIEVES THAT THE MERGER IS FAIR TO THE PUBLIC PSP10 SHAREHOLDERS AND RECOMMENDS THAT PSP10 SHAREHOLDERS VOTE FOR THE MERGER.

  PSP10 was organized to succeed to the business of the PSP10 Partnership in a reorganization transaction completed on December 31, 1990. In response to changes in the reorganization requested by the unaffiliated dealer manager of the PSP10 Partnership's original offering of limited partnership interests, PSP10 added provisions to its bylaws to the effect that its shareholders be presented with a proposal in 1997 to sell all or substantially all of its properties, distribute the proceeds from such sale and liquidate the corporation. Later, in settlement of litigation arising from the reorganization of PSP10, PSP10's bylaw provision was amended to expand the terms of the proposal to include a possible financing of its properties. See "The Merger -- Background."

  IF APPROVED BY PSP10 SHAREHOLDERS, THE MERGER WOULD OBVIATE PSP10'S OBLIGATION TO PRESENT A PROPOSAL TO PSP10 SHAREHOLDERS FOR THE SALE OF ITS PROPERTIES. IF PSP10 SHAREHOLDERS DO NOT APPROVE THE MERGER OR IF THE MERGER IS NOT COMPLETED BECAUSE OTHER CONDITIONS ARE NOT SATISFIED, PSP10 WOULD CONTINUE TO BE OBLIGATED TO PRESENT A PROPOSAL TO PSP10 SHAREHOLDERS IN 1997 FOR THE SALE OF ITS PROPERTIES.

  The Special Committee and the PSP10 Board of Directors believe that the proposed Merger is consistent with its bylaw provision. In the Merger, PSP10 would be disposing of its properties to PSI for value, i.e., PSI Common Stock and cash (if Cash Elections are made), and the corporate existence of PSP10 would cease. Furthermore, the consideration to be received in the Merger is based on the appraised value of the assets of PSP10, and PSP10 Shareholders have the right, with respect to up to 20% of the outstanding PSP10 Common Stock (less any Dissenting Shares), to receive cash in the Merger. The applicable bylaw provision does not (i) define the terms "sale," "liquidation" or "financing,"
(ii) specify what types of transactions would satisfy the requirement imposed by these bylaw provisions or (iii) preclude sales of the properties of PSP10 to PSI.

  PSI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. Between September 1994 and March 1996, PSI merged with five REITs which, like PSP10, had been organized by PSMI to succeed to the business of predecessor partnerships.

  On April 29, 1996, the PSP10 Board of Directors appointed the Special Committee to consider and make recommendations to the PSP10 Board of Directors and the PSP10 Shareholders regarding a possible merger with PSI. On June 20, 1996, the PSP10 Board of Directors based on recommendations of the Special Committee, which were adopted by the PSP10 Board of Directors, approved the Merger and determined to recommend that the PSP10 Shareholders vote for the Merger.

  The PSP10 Board of Directors and the Special Committee believe that the consideration being offered in the Merger compares favorably with the trading price of the PSP10 Common Stock immediately prior to the first announcement of the Merger and during other periods, a range of estimated going concern values per share of PSP10 Common Stock, an estimated liquidation value per share of PSP10 Common Stock and the book value per share of PSP10 Common Stock. The PSP10 Board of Directors and the Special Committee recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "The Merger -- Comparison of Consideration to be Received in the Merger to Other Alternatives."

  Prior to concluding that the Merger should be proposed to PSP10 Shareholders, the PSP10 Board of Directors and the Special Committee considered several alternatives to the Merger, including liquidation of PSP10, continued operation of PSP10 and an amendment to the organizational documents of PSP10. In order to determine whether the Merger or one of the alternatives would be more advantageous to PSP10 Shareholders, the PSP10 Board of Directors and the Special Committee compared the potential benefits and detriments of the Merger with the potential benefits and detriments of other alternatives. Based upon a comparison of the potential benefits and detriments of the Merger with their alternatives, the PSP10 Board of Directors and the Special Committee have concluded that the Merger is more attractive to PSP10 Shareholders than any of the alternatives considered. The PSP10 Board of Directors did not solicit any other proposals for the acquisition of PSP10 or its properties. See "The Merger
- -- No Solicitation of Other Proposals."

  In comparing the Merger to other alternatives, the PSP10 Board of Directors and the Special Committee noted the following:

  Liquidation. The PSP10 Board of Directors and the Special Committee do not believe this is an opportune time to sell PSP10's properties because they may continue to appreciate in value. The Merger provides PSP10 Shareholders with the opportunity either to convert their investment in PSP10 into an investment in PSI, which like PSP10 primarily owns mini-warehouses, on a tax-free basis (to the extent that PSP10 Shareholders receive only PSI Common Stock) or to receive cash based on the appraised value of PSP10's properties as to a portion of their investment. However, if PSP10 liquidated its assets through asset sales to unaffiliated third parties, PSP10 Shareholders would not need to rely upon a real estate portfolio appraisal to estimate the fair market value of PSP10's properties.

  Continued Operation. Nothing requires the liquidation or merger of PSP10 at this time. PSP10 is operating profitably. Continued operation should provide PSP10 Shareholders with continued distributions of net operating cash flow and participation in future appreciation of PSP10's properties, as well as avoiding many of the risks described under "Risk Factors and Material Considerations." However, continued operation would fail to secure the potential benefits of the Merger described under "The Merger -- Potential Advantages of the Merger."

  Amendment of Bylaws of PSP10. An amendment to the bylaws of PSP10 to remove the restrictions on investment of cash flow and issuance of securities by PSP10 would permit it to take advantage of investment opportunities and to grow as new investments are made. However, the PSP10 Board of Directors and the Special Committee believe that PSI's larger capital base and greater liquidity and diversification better enable PSI to take advantage of investment opportunities and to raise investment capital.

POTENTIAL ADVANTAGES OF THE MERGER

  The following are the principal potential benefits to PSP10 Shareholders who receive PSI Common Stock:

  .   Acquisition of Additional Properties.  Following the Merger, PSP10
        Shareholders will be investors in an entity with a larger asset base and market capitalization than PSP10. PSI has grown and is expected to continue to grow, as new investments are made.

  .   Increased Liquidity.  PSP10 has 2,157,484 shares of PSP10 Common Stock listed on the AMEX with an average daily trading volume during the 12 months ended March 31, 1996 of 1,200 shares. In comparison, PSI has approximately 77 million shares of PSI Common Stock listed on the NYSE (41.2 million of which are freely tradeable) with an average daily trading volume during the same period of 62,200 shares (56,000 shares if May 1995, during which PSI was engaged in a public offering of PSI Common Stock, is excluded). Given PSI's greater market capitalization and trading volume than PSP10's, PSP10 Shareholders who receive PSI Common Stock in exchange for their PSP10 Common Stock are likely to enjoy a more active trading market and increased liquidity for their shares.

  .   Tax-Free Treatment if Only PSI Common Stock is Received.  The Merger is
        intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Merger by PSP10 Shareholders who exchange their PSP10 Common Stock solely for PSI Common Stock. However, the Required REIT Distributions will be taxable to all PSP10 shareholders as ordinary income. Hughes, who has little tax basis in his PSP10 Common Stock, has advised PSI and PSP10 that he intends to exchange his PSP10 Common Stock solely for PSI Common Stock. See "Certain Federal Income Tax Matters -- The Merger."

RIGHTS OF DISSENTING SHAREHOLDERS

  Pursuant to Chapter 13 of the Corporations Code of the State of California (the "California Code"), PSP10 Shareholders will be entitled to Dissenters' Rights only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP10 Common Stock.

  A dissenting shareholder who wishes to require PSP10 to purchase his or her shares of PSP10 Common Stock must:

        (1) vote against the Merger any or all of the shares of PSP10 Common Stock entitled to be voted (shares of PSP10 Common Stock not voted are not considered to be voted against the Merger and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PSP10 Shareholder votes part of the shares entitled to be voted in favor of the Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

        (2) make written demand upon PSP10 or its transfer agent, which is received not later than the date of the meeting of PSP10 Shareholders, setting forth the number of shares of PSP10 Common Stock demanded to be purchased by PSP10 and a statement as to claimed fair market value of such shares at June 19, 1996; and

        (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Merger by the PSP10 Shareholders is mailed to such shareholders, to PSP10 or its transfer agent the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are dissenting shares.

     The provisions of Chapter 13 are technical in nature and complex. PSP10 Shareholders desiring to exercise appraisal rights and to obtain appraisal of the fair value of their shares should consult counsel, since the failure to comply strictly with the provisions of Chapter 13 may result in a waiver or forfeiture of their appraisal rights. A copy of Chapter 13 of the California Code is attached hereto as Appendix D. See "Dissenting Shareholders' Rights of Appraisal."

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PSP10 SHAREHOLDERS IN CONNECTION WITH THE MERGER

     In connection with the Merger, PSP10 Shareholders will receive the net asset value or $20.92 per share of PSP10 Common Stock. PSP10's net asset value is the sum of (a) the appraised value of PSP10's real estate assets determined by Charles R. Wilson & Associates, Inc. ("Wilson") as of May 31, 1996, plus (b) the estimated book values of PSP10's non-real estate assets as of September 30, 1996, less (c) PSP10's estimated liabilities as of September 30, 1996. Additional distributions would be made to PSP10 Shareholders to cause PSP10's estimated net asset value as of the date of the Merger to be substantially equivalent to its estimated net asset value as of September 30, 1996. The consideration paid to PSP10 Shareholders by PSI in the Merger will be reduced on a pro rata basis by the amount of the Required REIT Distributions paid to PSP10 Shareholders by PSP10 prior to completion of the Merger. See "The Merger -- Determination of Payments to be Received by PSP10 Shareholders in Connection with the Merger." However, the consideration received by PSP10 Shareholders in the Merger along with the Required REIT Distributions (which will be paid in cash) will not be less than $20.92.

FEDERAL INCOME TAX MATTERS

     The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case generally (i) no gain or loss would be recognized by PSP10 Shareholders who receive solely PSI Common Stock in exchange for their PSP10 Common Stock; (ii) gain or loss would be recognized by PSP10 Shareholders who receive solely cash in exchange for their PSP10 Common Stock in an amount equal to the difference between their adjusted basis in their PSP10 Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PSP10 Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PSP10 Common Stock in an amount equal to the lesser of (a) the cash received and (b) the difference between their adjusted basis in their PSP10 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the amount of cash received. The Required REIT Distributions would not be treated as cash paid in exchange for the PSP10 Common Stock but rather as a dividend taxable to all recipients as ordinary income.
See "Certain Federal Income Tax Matters -- The Merger."

RECOMMENDATIONS; OPINION OF FINANCIAL ADVISORS

     RECOMMENDATION OF PSP10 BOARD OF DIRECTORS TO PSP10 SHAREHOLDERS. Based upon an analysis of the Merger, the Special Committee and the PSP10 Board of Directors have concluded that (i) the terms of the Merger are fair to the public PSP10 Shareholders, (ii) after comparing the potential benefits and detriments of the Merger with those of several alternatives, the Merger is more advantageous to the public PSP10 Shareholders than such alternatives and (iii) PSP10 Shareholders should vote for the Merger.

     The Special Committee and the PSP10 Board of Directors based their conclusion on the following factors: (i) the bylaws of PSP10 require a proposal for the sale of PSP10's properties in 1997; (ii) the Merger provides PSP10 Shareholders with a choice of converting their investment into an investment in PSI or, with respect to up to 20% of the outstanding PSP10 Common Stock (less any Dissenting Shares), receiving cash for their investment; (iii) PSP10's properties have been appraised by an independent appraiser and PSP10 has received a fairness opinion from Robert A. Stanger & Co. Inc. ("Stanger") relating to the consideration to be received in the Merger; (iv) the Merger is required to be approved by both a majority of the shares of PSP10 Common Stock entitled to vote on the Merger and a majority of shares of PSP10 Common Stock voting on the Merger not held by PSI and Hughes and, subject to certain limitations, PSP10 Shareholders will have the right to exercise Dissenters' Rights; and (v) based on certain significant assumptions, qualifications and limitations, the consideration being offered in the Merger compares favorably with other alternatives.

     ABSENCE OF ARM'S LENGTH NEGOTIATION. The terms of the Merger are not the result of arm's length negotiation. The PSP10 Board of Directors does not believe that the absence of independent representatives to negotiate the Merger undermines the fairness of the Merger because the terms of the Merger have been reviewed and approved by the Special Committee, comprised of independent directors of PSP10.

     FAIRNESS OPINION FROM STANGER. Stanger was engaged by PSP10 through the Special Committee to deliver a written summary of its determination as to the fairness of the consideration to be received in the Merger, from a financial point of view, to the public PSP10 Shareholders. The full text of the opinion is set forth in Appendix C to this Proxy Statement and Prospectus. Subject to the assumptions, qualifications and limitations contained therein, the fairness opinion concludes that, as of the date of the fairness opinion, the consideration to be received in the Merger is fair to the public PSP10 Shareholders from a financial point of view. In arriving at its opinion, Stanger considered, among other things, the independent appraised value of the portfolio of properties of PSP10, the estimated liquidation value of PSP10 prepared by PSP10, based upon liquidation of the portfolio on a property-by-property basis, financial analyses and projections prepared by PSP10 concerning the going-concern value from continuing operation of PSP10 as a stand-alone entity, and a comparison of the historical market prices of the PSP10 Common Stock with the consideration offered in the Merger. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the Merger; (ii) make any recommendation to the PSP10 Shareholders with respect to whether to approve or reject the Merger or whether to select the cash or PSI Common Stock option in the Merger; or (iii) express any opinion as to the business decision to effect the Merger, alternatives to the Merger, or tax factors resulting from the PSMI Merger or relating to PSI's continued qualification as a REIT. Stanger's opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. See "The Merger -- Fairness Opinion from Stanger."

COMPARISON OF PSP10 COMMON STOCK WITH PSI COMMON STOCK

     The information below summarizes certain principal differences between the PSP10 Common Stock and the PSI Common Stock and the effect of the Merger on PSP10 Shareholders who receive PSI Common Stock in the Merger (set forth in italics below each caption). For an expanded discussion of these and other comparisons and effects, see "The Merger -- Comparison of PSP10 Common Stock with PSI Common Stock."


                PSP10                                     PSI


                       INVESTMENT OBJECTIVES AND POLICIES

To provide (i) quarterly cash            To maximize funds from operations
 distributions from operations and       ("FFO") allocable to holders of PSI
 (ii) long-term capital gains through    Common Stock and to increase
 appreciation in the value of            shareholder value through internal
 properties.                             growth and acquisitions.  FFO is a
                                         supplemental performance measure for
                                         equity REITs used by industry
                                         analysts.  FFO does not take into
                                         consideration principal payments on
                                         debt, capital improvements,
                                         distributions and other obligations
                                         of PSI.  Accordingly, FFO is not a
                                         substitute for PSI's net cash
                                         provided by operating activities or
                                         net income as a measure of PSI's
                                         liquidity or operating performance.
                                         An increase in PSI's FFO will not
                                         necessarily correspond with an
                                         increase in distributions to holders
                                         of PSI Common Stock.  See "--
                                         Liquidity, Marketability and
                                         Distributions."

       PSP10 Shareholders who receive PSI Common Stock in the Merger will be changing their investment from "finite-life" to "infinite life," and they will be able to realize the value of their investment only by selling the PSI Common Stock. The interest of PSI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSI Common Stock as to cash flow, distributions

        PSP10                                                     PSI

  and liquidation proceeds. PSI has an effective registration statement for preferred stock, common stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued. See "Risk Factors and Material Considerations -- Uncertainty Regarding Market Price of PSI Common Stock" and "-- Financing Risks -- Dilution and Subordination."

                               BORROWING POLICIES

Not permitted to incur borrowings in     Permitted to borrow in furtherance of
 acquisition of properties.              its investment objectives, subject to
                                         certain limitations.

       PSI, unlike PSP10, incurs debt in the ordinary course of business and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          TRANSACTIONS WITH AFFILIATES

Restricted from entering into a          Restricted from acquiring properties
 variety of business transactions        from its affiliates or from selling
 with its affiliates without             properties to them unless the
 shareholder approval.  See              transaction is approved by a majority
 "Amendment to Bylaws of PSP10."         of PSI's independent directors and is
                                         fair to PSI based on an independent
                                         appraisal.

       It is easier for PSI to enter into transactions with its affiliates than in the case of PSP10 because shareholder approval is not required.

                       PROPERTIES (As of March 31, 1996)

17 wholly owned properties in nine        Direct and indirect equity interests
 states.                                  in 1,065 properties in 37 states.

       Because PSI owns substantially more property interests in more states than PSP10, PSI's results of operations are less affected by the operations of a single property than are those of PSP10, and it would be more difficult to liquidate PSI than PSP10 within a reasonable period of time.

                   LIQUIDITY, MARKETABILITY AND DISTRIBUTIONS

The PSP10 Common Stock is traded on      PSI Common Stock is traded on the
 the AMEX.  During the 12 months         NYSE.  During the 12 months ended
 ended March, 31, 1996, the average      March 31, 1996, the average daily
 daily trading volume of PSP10 Common    trading volume of PSI Common Stock
 Stock was 1,200.  PSP10 may not         was 62,200 shares (56,000 shares if
 issue securities having priority        May 1995, during which PSI was
 over the PSP10 Common Stock.            engaged in a public offering of
                                         Common Stock, is excluded).  PSI has
                                         issued, and may in the future issue,
                                         securities that have priority over
                                         PSI Common Stock as to cash flow,
                                         distributions and liquidation
                                         proceeds.

       Distributions may be declared by the Boards of Director of PSP10 and PSI out of any funds legally available for that purpose. PSP10 and PSI are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs. PSI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

          PSP10                                                    PSI

       A PSP10 Shareholder who receives PSI Common Stock in the Merger should have an investment for which the market is broader and more active than the market for PSP10 Common Stock. Distributions on PSI Common Stock are subject, however, to priority of preferred stock.

        ADDITIONAL ISSUANCES OF SECURITIES AND ANTI-TAKEOVER PROVISIONS

PSP10 Shareholders must approve all      Subject to the rules of the NYSE and
 additional issuances of capital         applicable provisions of California
 stock.                                  law, PSI has issued and intends to
                                         continue to issue authorized common
                                         and preferred stock without
                                         shareholder approval.

     Given the ownership level of PSI Common Stock by the Hughes Family and PSI's greater flexibility to issue capital stock, including senior securities with special voting rights and priority over PSI Common Stock, PSI should be in a better position to deter attempts to obtain control in transactions not approved by its Board of Directors than PSP10, and PSI Shareholders could be less likely to benefit from a takeover not approved by its Board of Directors than would PSP10 Shareholders in a similar circumstance.

SUMMARY FINANCIAL INFORMATION

     The financial data in this section should be read in conjunction with the financial statements incorporated herein by reference.

                                      PSI

                                                                                                             Three Months Ended
                                                         Years Ended December 31,                                March 31,
                                 -----------------------------------------------------------------------    ------------------------
                                   1991       1992         1993        1994              1995                  1995           1996
                                   ----       ----         ----        ----     ---------------------          ----           ----
                                                                                Historical  Pro forma(1)
                                                                                ----------  ---------
                                                  ($ In thousands, except per share data)
OPERATING DATA:
Total revenues                   $ 93,528    $ 97,448    $114,680    $147,196    $  212,650     $268,076    $   43,198    $   74,967

Depreciation and amortization      21,773      22,405      24,998      28,274        40,760       53,727         8,147        14,592

Interest expense                   10,621       9,834       6,079       6,893         8,508       15,930         1,520         2,581

Minority interest in income         6,693       6,895       7,291       9,481         7,137        6,992         1,823         2,339

Net income                       $ 11,954    $ 15,123    $ 28,036    $ 42,118    $   70,386     $108,443    $   13,200    $   32,341

BALANCE SHEET DATA
 (AT END OF PERIOD):

Total cash and cash
 equivalents                     $  6,439    $  8,384    $ 10,532    $ 20,151    $   80,436                 $   20,532    $   68,525
Total assets                      548,220     537,724     666,133     820,309     1,937,461                    932,337     2,114,210
Total debt                        104,244      69,478      84,076      77,235       158,052                     87,119       120,839
Shareholders' equity             $188,113    $253,669    $376,066    $587,786    $1,634,503                 $  696,432    $1,829,656

PER SHARE OF COMMON STOCK:

Net income(2)                    $    .81    $    .90    $    .98    $   1.05    $      .95     $   1.05    $      .24    $      .24
Distributions(3)                      .82         .84         .84         .85           .88          .88           .22           .22
Book value (at end of
 period)(4)                      $  12.75    $  12.02    $  11.93    $  12.66    $    13.99                   $  12.75    $    14.06

Weighted average shares of
 Common Stock (in thousands)       14,751      15,981      17,558      24,077        41,171       71,736        30,567        71,666

                                     PSP10

                                                                                                Three Months Ended
                                                       Years Ended December 31,                     March 31,
                                            -------------------------------------------------   ------------------
                                             1991      1992      1993      1994       1995       1995       1996
                                            -------   -------   -------   -------   ---------   -------   --------
                                                           ($ In thousands, except per share data)

OPERATING DATA:

Total revenues                              $ 6,353   $ 6,326   $ 6,627   $ 7,096     $ 7,203   $ 1,722   $ 1,804
Depreciation and amortization                 1,119     1,050     1,018     1,019       1,038       253       260
Reorganization costs(5)                         125        --        --        --          --        --        --
Interest expense                                 --        --        --        93         206        43       105
Net income                                  $ 2,483   $ 2,623   $ 2,951   $ 3,299     $ 3,172   $   805   $   714

BALANCE SHEET DATA (AT END OF PERIOD):

Total cash and cash equivalents             $ 1,326   $   921   $ 1,041   $   665     $   463   $   673   $   729
Total assets                                 31,201    29,919    29,195    27,971      27,239    27,757    27,200
Total debt                                       --        --        --     1,600       4,900     1,925     5,300
Shareholders' equity                        $29,774   $28,498   $27,745   $25,014     $20,973   $24,631   $20,651

PER SHARE OF COMMON STOCK:

Net income(6):
  Primary                                   $  1.05   $  1.16   $  1.34   $  1.62     $  1.71   $   .42   $   .42
  Fully-diluted                                 .89       .96      1.09      1.28        1.32       .32       .32

Distributions(7)(8):
  Series A                                  $  1.48   $  1.40   $  1.40   $  1.40     $  1.40   $   .35   $   .35
  Series B                                     1.48      1.40      1.40      1.40        1.40       .35       .35
  Series C                                       --        --        --        --          --        --        --
  Book value (at end of period)(9)          $ 10.73   $ 10.48   $ 10.34   $ 10.00     $  9.39   $  9.97   $  9.34

Weighted average shares of
 common stock (in thousands):
  Primary                                     2,096     2,035     2,003     1,872       1,729     1,774     1,658
  Fully-diluted                               2,803     2,742     2,710     2,579       2,399     2,481     2,217

_______________

(1) Historical information of PSI for 1995 has been restated to reflect the pro forma impact of the PSMI Merger which occurred November 16, 1995. The pro forma results presented are as if the PSMI Merger occurred on the first day of the period presented.

(2) Net income per common share is computed using the weighted average shares of PSI Common Stock outstanding (adjusted for stock options). The inclusion of the PSI Class B Common Stock in the determination of earnings per common share has been determined to be anti-dilutive (after giving effect to the pro forma additional income required to satisfy certain contingencies required for the PSI Class B Common Stock to convert into PSI Common Stock) and, accordingly, the conversion of the PSI Class B Common Stock into PSI Common Stock has not been assumed.

(3) For federal income tax purposes all distributions on the PSI Common Stock are from ordinary income. The distributions for generally accepted accounting principles ("GAAP") include a return of capital for 1991 of $.01. All distributions for 1992, 1993, 1994 and 1995 were from investment income. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense. No distributions have been paid to date on the PSI Class B Common Stock.

(4) Book value per share computed based on the number of shares of PSI Common Stock and PSI Class B Common Stock outstanding.

(5) PSP10 was reorganized from the PSP10 Partnership on December 31, 1990 (the "Reorganization"). Reorganization costs, which consist primarily of legal fees, accounting fees, transfer taxes, registration and solicitation fees, represent the costs incurred in the Reorganization.

(6) Net income per share is presented on a primary and fully-diluted basis. Primary earnings per share represents the PSP10 Shareholders' rights to distributions out of the respective period's net income, which is calculated by dividing net income after reduction for distributions to the holders of the PSP10 Common Stock Series B (holders of the PSP10 Common Stock Series C are not entitled to cash distributions) by the weighted average number of shares of PSP10 Common Stock. Fully diluted earnings per share assumes conversion of the PSP10 Common Stock Series B and C into PSP10 Common Stock.

(7) For federal income tax purposes, (a) distributions on the PSP10 Common Stock for 1991 consisted of $1.33 of ordinary income and $.15 of return of capital, (b) distributions for 1992 consisted of $1.33 of ordinary income and $.07 of return of capital, (c) distributions for 1993, 1994 and 1995 were from ordinary income. The distributions for GAAP purposes include a return of capital for 1991 of $.39, for 1992 of $.22 and for 1993 of $.05. All distributions for 1994 and 1995 were from investment income. Distributions for each year included distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(8) In the Reorganization, PSP10 issued shares of PSP10 Common Stock and PSP10 Common Stock Series B and C. In June 1996 the PSP10 Common Stock Series B and C shares converted into PSP10 Common Stock on a share for share basis in accordance with PSP10's articles of incorporation.

(9) Book value per share computed based on the number of shares of PSP10 Common Stock and PSP10 Common Stock Series B and C outstanding at period end.

RELATIONSHIPS

    The following charts show the relationships among PSP10, PSI and certain of their affiliates both before and after the Merger. PSP10's properties are managed by PSI, the principal shareholder of PSP10, under the supervision of its Board of Directors. PSI is controlled by Hughes, the chairman of the board and chief executive officer of PSP10 and PSI. (The percentages shown reflect only common stock; the economic interest of Hughes in PSI is substantially less than the percentages shown because of the substantial amount of preferred stock that PSI has outstanding.)

BEFORE THE MERGER

                             [CHART OMITTED HERE]

                            Description of Graphic

     Chart illustrating the affiliated relationships among PSP10, PSI and certain affiliates before the Merger: BWH owns 48.3% of PSI and Public Shareholders own 51.7% of PSI; BWH owns 4.98% of PSP10, PSI (which is the Property Manager of PSP10) owns 20.95% of PSP10 and Public Shareholders own 74.07% of PSP10.

SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER RELATIONSHIPS.



               (See notes on succeeding page.)

AFTER THE MERGER
(Assuming Maximum Cash Elections)

                             [CHART OMITTED HERE]

                            Description of Graphic

     Chart illustrating the affiliated relationships between PSI and certain affiliates after the Merger: BWH owns 48.0% of PSI and Public Shareholders own 52.0% of PSI.


SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER RELATIONSHIPS.



BWH   =  B. Wayne Hughes, the chairman of the board and chief executive officer of PSP10 and PSI
PSP10 =  Public Storage Properties X, Inc.
PSI   =  Public Storage, Inc. Hughes and members of his family own 48.3% of the
         PSI Common Stock (52.6% upon the conversion of the PSI Class B Common Stock). PSI manages the commercial properties of PSP10 through Public Storage Commercial Properties Group, Inc., which is economically owned 95% by PSI and 5% by the Hughes Family and which is controlled by the Hughes Family.

                    RISK FACTORS AND MATERIAL CONSIDERATIONS

     The Merger involves the following factors which should be considered by PSP10 Shareholders, including the following:

NO ARM'S LENGTH NEGOTIATION OR UNAFFILIATED REPRESENTATIVES

     The Merger has not been negotiated at arm's length, and PSI and its affiliates have significant relationships with PSP10. No unaffiliated representatives were appointed to negotiate the terms of the Merger on behalf of PSP10. If such persons had been engaged, the terms of the Merger might have been more favorable to the PSP10 Shareholders. In addition, no third party proposal for PSP10 or its properties was solicited. Such a proposal could have generated a higher price.

CHANGE IN NATURE OF INVESTMENT

     PSP10 is a REIT organized to hold interests in properties for a finite period. PSP10's bylaws require that the PSP10 Shareholders be presented with a liquidation proposal in 1997, although it could continue in existence for a longer period. In contrast, PSI, which is engaged in all aspects of the mini-warehouse industry, including property development and management, intends to operate for an indefinite period. As a consequence of this difference, following the Merger, PSP10 Shareholders receiving PSI Common Stock will be able to liquidate their investment only by selling their shares on the NYSE or in private transactions.

LOWER LEVEL OF DISTRIBUTIONS TO PSP10 SHAREHOLDERS

     The level of distributions to PSP10 Shareholders who receive PSI Common Stock in the Merger is expected to be lower after the Merger. Based on a market price of PSI Common Stock of $21 and the current regular quarterly distribution rate for PSI ($.22 per share) and PSP10 ($.33 per share), PSP10 Shareholders would receive approximately $.11 (34%) less in regular quarterly distributions per share of PSP10 Common Stock after the Merger from PSI than before the Merger from PSP10 and approximately $.01 less per share in regular quarterly distributions for each $1 (4.8%) increase in the market price of PSI Common Stock above $21.

POTENTIAL LOSS OF FUTURE APPRECIATION

     PSP10's properties may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Merger.

LIMITATION ON DISSENTERS' RIGHTS OF APPRAISAL

     Under California law, PSP10 Shareholders will be entitled to Dissenters' Rights in connection with the Merger only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP10 Common Stock. See "Dissenting Shareholders Rights of Appraisal."

CONTROL AND INFLUENCE BY THE HUGHES FAMILY AND OWNERSHIP LIMITATIONS

     Public PSI Shareholders are substantially limited in their ability to
control PSI.    The Hughes Family owns 48.3% of the outstanding shares of PSI
Common Stock (52.6% upon conversion of the PSI Class B Common Stock). Consequently, the Hughes Family controls matters submitted to a vote of PSI Shareholders, including the election of directors, amendment of PSI's Articles of Incorporation, dissolution and the approval of other extraordinary transactions, such as a takeover attempt. Also, there are restrictions in the PSI Articles of Incorporation and Bylaws on beneficial ownership of PSI securities. Unless such limitations are waived by PSI's board of directors (the "PSI Board of Directors"), no PSI Shareholder may own more than (A) 2.0% of the outstanding shares of all common stock of PSI or (B) 9.9% of the outstanding shares of each class or series of preferred stock of PSI. The PSI Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger, which includes the PSI Common Stock owned by the Hughes Family at the time of the PSMI Merger. The principal purpose of the foregoing limitations is to assist in preventing, to the extent practicable, a concentration of ownership that might jeopardize the ability of PSI to obtain the favorable tax benefits afforded a qualified REIT. See "-- Tax Risks -- Increased Risk of Violation of Ownership Requirements." An incidental consequence of such provisions is to make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the public PSI Shareholders. Such provisions will prevent future takeover attempts which the PSI Board of Directors has not approved even if a majority of the public PSI Shareholders deem it to be in their best interests or in which the public PSI Shareholders may receive a premium for their shares over the then market value. See "Description of PSI Capital Stock -- Ownership Limitations."

TAX RISKS

     INCREASED RISK OF VIOLATION OF GROSS INCOME REQUIREMENTS. As a result of the PSMI Merger, PSI performs property management services for properties in which it has no or only a partial interest. Some or all of the gross income received from these services will not be treated as income qualifying for certain REIT gross income tests applicable to PSI ("Nonqualifying Income"). If PSI's Nonqualifying Income were to exceed 5% of its total gross income, PSI's REIT status may terminate for that year and future years unless PSI meets certain "reasonable cause" standards. Even if PSI meets such standards, however, it would be subject to a 100% excise tax on any excess Nonqualifying Income.

     INCREASED RISK OF VIOLATION OF OWNERSHIP REQUIREMENTS. For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the PSMI Merger, the value of the outstanding capital stock of PSI held by the Hughes Family was estimated at approximately 45%. Accordingly, no four individuals other than the Hughes Family could own directly or constructively, in the aggregate, more than 5% of the value of outstanding capital stock of PSI. In order to assist PSI in meeting these ownership restrictions, the PSI Articles of Incorporation and Bylaws contain the ownership limitations described under "Description of PSI Capital Stock -- Ownership Limitations." However, even with these ownership limitations, there still could be a violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the PSI Articles of Incorporation and Bylaws. Therefore, to further assist PSI in meeting the ownership restrictions, the Hughes Family has entered into an agreement with PSI restricting the Hughes Family's acquisition of additional shares of capital stock of PSI and providing that if, at any time, for any reason, more than 50% in value of its outstanding capital stock otherwise would be considered owned by five or fewer individuals, a number of shares of PSI Common Stock owned by Hughes necessary to prevent such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. The provisions in the PSI Articles of Incorporation and Bylaws and the agreement with Hughes are modeled after certain arrangements that the Internal Revenue Service (the "IRS") has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to PSI (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that PSI failed to enforce these various arrangements and, hence, there can be no assurance that these arrangements will necessarily preserve PSI's REIT status. No private letter ruling has been sought by PSI from the IRS on the effect of these arrangements.

     ELIMINATION OF ANY ACCUMULATED EARNINGS AND PROFITS. Any accumulated earnings and profits of PSMI carried over to PSI in the PSMI Merger. To retain its REIT status, PSI would have had to distribute any acquired earnings and profits on or before December 31, 1995. As a condition to the PSMI Merger, PSI obtained from PSMI a study of the earnings and profits that showed that PSMI had no earnings and profits at the time of the PSMI Merger. The determination of earnings and profits depends upon a number of factual matters related to the activities and operation of PSMI and its predecessors in years prior to the PSMI Merger. Accordingly, no assurances can be given that the IRS will not challenge such conclusion. If the IRS were subsequently to determine that such earnings and profits existed at the time of the PSMI Merger, PSI may lose its REIT qualification for 1995 and, perhaps, for subsequent years unless certain relief provisions apply. See "Certain Federal Income Tax Considerations -- Consequences of the Merger on PSI's Qualification as a REIT -- Elimination of any Accumulated Earnings and Profits Attributable to Non-REIT Years."

     CONSEQUENCES OF FAILURE TO QUALITY AS A REIT. For any taxable year that PSI fails to qualify as a REIT and the relief provisions do not apply, PSI would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSI for distribution to its shareholders or for reinvestment. As a result, failure of PSI to qualify during any taxable year as a REIT could have a material adverse effect upon PSI and its shareholders. Furthermore, unless certain relief provisions apply, PSI would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSI fails to qualify.

     CORPORATE LEVEL TAX ON SALE OF CERTAIN BUILT-IN GAIN ASSETS. PSI will be subject to a corporate level tax if it disposes of any of the assets acquired in the PSMI Merger at any time during the 10-year period beginning at the time of the PSMI Merger (the "Restriction Period"). This tax would be imposed at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value at the time of the PSMI Merger of the assets disposed of and (b) the selling price of such assets over (ii) PSI's adjusted basis at the time of the PSMI Merger in such assets (such excess being referred to as the "Built-in Gain"). PSI currently does not intend to dispose of any of the assets acquired in the PSMI Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

FINANCING RISKS

     DILUTION AND SUBORDINATION. The interest of PSI Shareholders in PSI, including persons who receive shares in the Merger, can be diluted through the issuance of additional securities.

     Since October 1992, PSI has issued shares of preferred stock and intends to issue additional such shares. These issuances could involve certain risks to holders of shares of PSI Common Stock, including shares of PSI Common Stock to be issued in the Merger. In the event of a liquidation of PSI, the holders of the preferred stock will be entitled to receive, before any distribution of assets to holders of PSI Common Stock, liquidating distributions (an aggregate of approximately $735 million in respect of preferred stock issued to date), plus any accrued and unpaid dividends. Holders of preferred stock are entitled to receive, when declared by the PSI Board of Directors, cash dividends (an aggregate of approximately $68 million per year in respect of preferred stock issued to date), in preference to holders of PSI Common Stock. As a REIT, PSI must distribute at least 95% of its REIT taxable income to its shareholders (which include not only holders of PSI Common Stock but also holders of preferred stock). Failure to pay full dividends on the preferred stock could jeopardize PSI's qualification as a REIT. See "Certain Federal Income Tax Matters."

     Certain of these securities have been issued under a currently effective registration statement of PSI for preferred stock, common stock and warrants. PSI intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued.

     RISK OF LEVERAGE. In making real estate investments, PSI, unlike PSP10, has incurred, and may continue to incur, debt, subject to certain limitations. The incurrence of debt increases the risk of loss of the investment. At March 31, 1996, PSI's debt as a percentage of its total capitalization was approximately 6%.

UNCERTAINTY REGARDING MARKET PRICE OF PSI COMMON STOCK

     The number of shares of PSI Common Stock that would be received by PSP10 Shareholders is based on the average market price of PSI Common Stock for the 20 consecutive trading days ending on the fifth trading day prior to the PSP10 Shareholders' meeting. Since the market price of PSI Common Stock fluctuates, the market value of PSI Common Stock that holders of PSP10 Common Stock may receive in the Merger may decrease following establishment of the number of shares. In addition, because of increased selling activity following issuance of shares in the Merger and other factors, including the issuance of up to approximately 2,000,000 additional shares of PSI Common Stock in another proposed merger between PSI and PSP12 scheduled at the same time as the Merger, the market value of PSI Common Stock that PSP10 Shareholders may receive in the Merger may decrease following the Merger.

MERGER CONSIDERATION BASED ON APPRAISALS INSTEAD OF ARM'S LENGTH NEGOTIATION

     The consideration to be received by PSP10 Shareholders is based on third party appraisals of the properties valuing PSP10's properties at $50,000,000. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales price might be higher or lower.

TAX TO PSP10 SHAREHOLDERS

     Any PSP10 Shareholder who receives only cash in connection with the Merger in exchange for his or her PSP10 Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such PSP10 Shareholder in his or her PSP10 Common Stock. A PSP10 Shareholder receiving a combination of cash and PSI Common Stock in the Merger in exchange for his or her PSP10 Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PSP10 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

     The Required REIT Distributions will be taxable to all PSP10 Shareholders as ordinary income.

OPERATING RISKS

     GENERAL RISKS OF REAL ESTATE OWNERSHIP. Like PSP10, PSI is subject to the risks generally incident to the ownership of real estate-related assets, including lack of demand for rental spaces or units in a locale, changes in general economic or local conditions, changes in supply of or demand for similar or competing facilities in an area, the impact of environmental protection laws, changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive and changes in tax, real estate and zoning laws.

     SIGNIFICANT COMPETITION AMONG MINI-WAREHOUSES. Like PSP10, most of PSI's properties are mini-warehouses. Competition in the market areas in which many of their properties are located is significant and has affected the occupancy levels, rental rates and operating expenses of certain of their properties. Competition may be accelerated by any increase in availability of funds for investment in real estate. Recent increases in development of mini-warehouses are expected to further intensify competition among mini-warehouse operators in certain market areas in which PSI operates.

     RISK OF ENVIRONMENTAL LIABILITIES. Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from a property. An owner or operator of real estate or real estate interests also may be liable under certain Environmental Laws that govern activities or operations at a property having adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous or toxic wastes. In some cases, liability may not be limited to the value of the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

     PSI has recently conducted preliminary environmental assessments of most of its properties (and intends to conduct such assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these recent property assessments, PSI's operations and recent property acquisitions, PSI has become aware that prior operations or activities at certain facilities or from nearby locations have or may have resulted in contamination to the soil and/or groundwater at such facilities. In this regard, certain such facilities are or may be the subject of federal or state environmental investigations or remedial actions. PSI has obtained, with respect to recent acquisitions and intends to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that it believes are sufficient to cover any such potential liabilities. Although there can be no assurance, based on the recent preliminary environmental assessments, PSI believes it has funds available to cover any liability from environmental contamination or potential contamination and PSI is not aware of any environmental contamination of its facilities material to its overall business or financial condition.

     TENANT REINSURANCE. A corporation owned by the Hughes Family continues to reinsure policies insuring against losses to goods stored by tenants in the mini-warehouses operated by PSI. PSI believes that the availability of insurance reduces its potential liability to tenants for losses to their goods from theft or destruction. This corporation will continue to receive the premiums and bear the risks associated with the insurance. PSI has a right of first refusal to acquire the stock or assets of this corporation if the Hughes Family or the corporation agrees to sell them, but PSI has no interest in its operations and no right to acquire the stock or assets of the corporation in the absence of a decision to sell. If the reinsurance business were owned directly by PSI, the insurance premiums would be Nonqualifying Income to PSI. PSI would be precluded from exercising its right of first refusal with respect to the stock of the reinsurance corporation if such exercise would cause PSI to violate any of the requirements for qualification as a REIT under the Code.

     CANADIAN OPERATIONS. The Hughes Family continues to own and operate mini-warehouses in Canada. PSI has a right of first refusal to acquire the stock or assets of the corporation engaged in these operations if the Hughes Family or the corporation agree to sell them, but PSI has no interest in its operations and no right to acquire the stock or assets in the absence of a decision to sell.

     PSCP. Prior to the PSMI Merger, Public Storage Commercial Properties Group, Inc. ("PSCP"), a subsidiary of PSMI, managed commercial properties for PSI and others. Because certain of the revenues generated by PSCP would be Nonqualifying Income to PSI, prior to the PSMI Merger, the common stock of PSCP held by PSMI was converted into nonvoting preferred stock (representing 95% of the equity) and the voting common stock of PSCP (representing 5% of the equity) was issued to the Hughes Family. While PSI acquired the preferred stock of PSCP in the PSMI Merger, the Hughes Family is able to continue to control the operations of PSCP by reason of its ownership of all of PSCP's voting stock.

     MERCHANDISE COMPANY. Prior to the PSMI Merger, PSMI sold locks, boxes and tape at certain mini-warehouse locations. Because the revenues received from the sale of these items would be Nonqualifying Income to PSI, immediately prior to the PSMI Merger, PSMI transferred this lock and box business to a separate corporation (the "Lock/Box Company"). In the PSMI Merger, PSI acquired the nonvoting preferred stock of the Lock/Box Company (representing 95% of the equity). The voting common stock of the Lock/Box Company (representing 5% of the equity) was issued to the Hughes Family, which will be able to control the operations of the Lock/Box Company by reason of ownership of the Lock/Box Company's voting stock.

     LIABILITIES WITH RESPECT TO ACQUIRED GENERAL PARTNER INTERESTS. Upon succeeding to substantially all of the properties and operations of PSMI in the PSMI Merger, PSI may be subject to certain liabilities and associated costs in its capacity as general partner of former PSMI limited partnerships arising out of facts and circumstances in existence prior to such merger, and PSI will also have general partner liability for post-merger activities of these partnerships, as it does for other partnerships for which it is a general partner. Subject to certain limitations, Hughes has agreed to indemnify PSI for pre-merger activities and place in escrow shares of PSI Class B Common Stock received in the PSMI Merger to support such indemnification.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of PSI Common Stock in the public market could adversely affect prevailing market prices. There are approximately 77 million shares of PSI Common Stock and seven million shares of PSI Class B Common Stock outstanding. Of these shares, approximately 41.2 million shares of PSI Common Stock are tradeable without restriction (except as to affiliates of PSI) or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining approximately 35.8 million shares of PSI Common Stock and seven million shares of PSI Class B Common Stock were issued in the PSMI Merger without registration under the Securities Act in reliance on an exemption from registration and are "restricted securities" within the meaning of Rule 144 adopted under the Act (the "Restricted Shares"). The beneficial owners of 15.5 million of the Restricted Shares (including all of the PSI Class B Common Stock) have agreed not to offer, sell or otherwise dispose (except for gifts and pledges) of any of their shares until November 13, 1998, in the case of the PSI Common Stock, or until November 13, 2002, in the case of the PSI Class B Common Stock. Upon expiration of such periods, each will be entitled to sell his or her shares in the public market subject to Rule 144, which contains certain public information, volume, holding period and manner of sale requirements. The remaining approximately 27.3 million Restricted Shares will be available for sale in the public market pursuant to Rule 144, subject to the foregoing requirements that include, as the Rule is currently in effect, a two-year holding period. Sales of substantial amounts of such PSI Common Stock in the public market could adversely affect the market price of the PSI Common Stock.

                      CONFLICTS OF INTEREST IN THE MERGER

     PSI and its affiliates have conflicts of interest in connection with the Merger. PSI owns 20.95% of the PSP10 Common Stock, and Hughes owns an additional 4.98% of the PSP10 Common Stock. See "Summary -- Relationships."

     The Merger has been initiated and structured by individuals who are executive officers of PSI and PSP10 and the Merger has not been negotiated at arm's length. No independent representatives have been retained to negotiate the terms of the Merger on behalf of PSP10. If such representatives had been retained, the terms of the Merger might have been more favorable to the PSP10 Shareholders. Although independent representatives were not retained, PSP10 has created a Special Committee, comprised of independent directors, which has engaged an independent financial advisor to evaluate the fairness of the consideration to be received by the public PSP10 Shareholders in the Merger.
The Special Committee has reviewed the terms of the Merger and recommends that the PSP10 Shareholders vote for the Merger. Based upon the use of an independent appraisal firm to determine the value of consideration to be paid to PSP10 Shareholders, the fairness opinion and the participation of the Special Committee, the Board of Directors of PSP10 considered that the engagement of independent representatives to negotiate the terms of the Merger was not necessary or cost effective.

                                   THE MERGER

GENERAL

     As a result of the Merger, the separate existence of PSP10 would cease. Upon consummation of the Merger, each outstanding share of PSP10 Common Stock (other than shares held by PSI and Dissenting Shares) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PSP10 Common Stock (not to exceed 20% of the outstanding PSP10 Common Stock, or 431,497 shares, less any Dissenting Shares), upon a Cash Election, $20.92 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $20.92, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of PSP10 Shareholders. If a PSP10 Shareholder does not make a Cash Election, all of his or her PSP10 Common Stock would be converted into PSI Common Stock in the Merger. The consideration paid to PSP10 Shareholders by PSI in the Merger will be reduced on a pro rata basis by the Required REIT Distributions (estimated at up to $.96 per share). The consideration received by PSP10 Shareholders in the Merger, however, along with any Required REIT Distributions, will not be less than $20.92 per share of PSP10 Common Stock, which amount represents the market value of PSP10's real estate assets at May 31, 1996 (based on an independent appraisal) and the estimated net asset value of its other assets at September 30, 1996. PSP10 Shareholders would receive the Required REIT Distributions upon any liquidation of PSP10, regardless of the Merger. Additional distributions would be made to the PSP10 Shareholders to cause PSP10's estimated net asset value as of the date of the Merger to be substantially equivalent to its estimated net asset value as of September 30, 1996. The PSP10 Common Stock held by PSI will be cancelled in the Merger.

     It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSP10 Common Stock (other than shares held by PSI) in the Merger and to pay related costs and expenses would be $36,557,000 (assuming no Required REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PSP10 Common Stock from PSP10 Shareholders making Cash Elections and to pay the costs and expenses of the Merger would be $9,907,000 (assuming maximum Cash Elections). See "-- Determination of Payments to be Received by PSP10 Shareholders in Connection with the Merger" and "-- Costs of the Merger." These amounts would be reduced to the extent PSP10 must pay a Required REIT Distribution, and the total amount of cash would also be reduced to the extent that Cash Elections are less than the maximum.

     The Board of Directors of PSP10 is also proposing that the bylaws of PSP10 be amended to authorize the Merger. See "Amendment to Bylaws of PSP10."

BACKGROUND

     GENERAL. THE MERGER HAS BEEN INITIATED AND STRUCTURED BY INDIVIDUALS WHO ARE EXECUTIVE OFFICERS OF PSI AND PSP10. THE SPECIAL COMMITTEE HAS REVIEWED THE TERMS OF THE MERGER, AND THE BOARD OF DIRECTORS OF PSP10, BASED ON RECOMMENDATIONS OF THE SPECIAL COMMITTEE, WHICH THE BOARD OF DIRECTORS HAS ADOPTED, AND ON THE OPINION OF A FINANCIAL ADVISOR IN WHICH IT CONCURS, BELIEVES THAT THE MERGER IS FAIR TO THE PUBLIC PSP10 SHAREHOLDERS AND RECOMMENDS THAT PSP10 SHAREHOLDERS VOTE FOR THE MERGER.

     PSP10 was organized to succeed to the business of the PSP10 Partnership in a reorganization transaction completed on December 31, 1990. The PSP10 Partnership raised $42,000,000 in a public offering in 1983 primarily to develop and operate mini-warehouses. All of the proceeds from the offering have been invested. PSMI was the sponsor of the PSP10 Partnership.

     The PSP10 Partnership originally anticipated selling or financing its properties from seven to ten years after completion of their development, i.e., between 1992 and 1995. By 1990, significant changes had taken place in the financial and real estate markets affecting the timing of any proposed sale or financing, including: (i) the increased construction of mini-warehouses and business parks from 1984 to 1988, which had increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including the 1986 changes in tax laws), which had significantly affected property values and decreased real estate sales activities, (iii) the reduced sources of real estate financing (resulting from a variety of factors, including adverse developments in the savings and loan industry) and (iv) the glut in the real estate market caused by overbuilding and sales of properties acquired by financial institutions.

     In view of the events affecting the timing of the sale or financing of the PSP10 Partnership's properties, PSMI concluded that the limited partners of the PSP10 Partnership, as well as the limited partners of other partnerships sponsored by PSMI, should be provided with a more efficient method of realizing the value of their investment than the secondary market for limited partnership interests and that some of the disadvantages of operating in partnership form should be avoided. Accordingly, in 1990, PSMI commenced planning the reorganization of the PSP10 Partnership and other public limited partnerships sponsored by PSMI into individual corporations taxed as REITs, and, between December 1990 and November 1991, PSMI completed the reorganization of the PSP10 Partnership and 17 other public partnerships.

     The reorganizations were implemented primarily to provide liquidity to investors, to avoid the effects of legislation designed to require limited partnerships to withhold state income taxes from distributions and to simplify partnership administration. The reorganizations were not designed to alter the business of the partnerships, but merely the form in which the partnerships were operated, and were not intended to have any material impact on the timing of the sale or financing of the partnerships' properties.

     In response to changes requested by the unaffiliated dealer manager of the PSP10 Partnership's original offering of limited partnership interests, PSP10 added a provision to its bylaws to the effect that its shareholders be presented with a proposal in 1997 to sell all or substantially all of PSP10's properties, distribute the proceeds from such sale and liquidate the corporation. Later, in settlement of litigation arising from the reorganization of PSP10, PSP10's bylaw provision was amended to expand the terms of the proposal to include a possible financing of its properties.

     IF APPROVED BY PSP10 SHAREHOLDERS, THE MERGER WOULD OBVIATE PSP10'S OBLIGATION TO PRESENT A PROPOSAL TO PSP10 SHAREHOLDERS FOR THE SALE OF ITS PROPERTIES. IF PSP10 SHAREHOLDERS DO NOT APPROVE THE MERGER OR IF THE MERGER IS NOT COMPLETED BECAUSE OTHER CONDITIONS ARE NOT SATISFIED, PSP10 WOULD CONTINUE TO BE OBLIGATED TO PRESENT A PROPOSAL TO PSP10 SHAREHOLDERS IN 1997 FOR THE SALE OF ITS PROPERTIES.

     The Special Committee and the PSP10 Board of Directors believe that the proposed Merger is consistent with PSP10's bylaw provision. In the Merger, PSP10 would be disposing of its properties to PSI for value, i.e., PSI Common Stock and cash (if Cash Elections are made), and the corporate existence of PSP10 would cease. Furthermore, the consideration to be received in the Merger is based on the appraised value of the assets of PSP10 and PSP10 Shareholders have the right, with respect to up to 20% of the outstanding PSP10 Common Stock (less any Dissenting Shares), to receive cash in the Merger. The applicable bylaw provision does not (i) define the terms "sale," "liquidation" or "financing," (ii) specify what types of transactions would satisfy the requirement imposed by this bylaw provision or (iii) preclude sales of the properties of PSP10 to PSI.

     PSI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. Between September 1994 and March 1996, PSI merged with five REITs, which like PSP10 had been organized to succeed to the business of predecessor partnerships sponsored by PSMI. In June 1996, PSI merged with a sixth REIT sponsored by PSMI.

     PSP10 BOARD ACTIONS. The Board of Directors of PSP10 consists of three persons: B. Wayne Hughes, the chief executive officer of PSI and PSP10, Vern O. Curtis and Jack D. Steele.

     At a telephonic meeting of the Board of Directors of PSP10, which included individuals who are officers of both PSP10 and PSI, on April 29, 1996 the Board of Directors of PSP10 appointed the Special Committee, consisting of Messrs. Curtis and Steele, both independent directors, to consider and make recommendations to the Board of Directors of PSP10 regarding a proposed merger of PSP10 into PSI. Messrs. Curtis and Steele were the members of the special committees that considered the mergers of six other REITs into PSI in September 1994 - June 1996. Following the April 29 board meeting, the Special Committee held an organizational meeting by telephone. The meeting was attended by individuals who are officers of both PSP10 and PSI. The Special Committee approved Wilson, on behalf of PSP10 and PSI, to appraise the properties of PSP10, determined to engage Hogan & Hartson L.L.P. as special counsel to represent and advise the Special Committee as to its legal obligations in making recommendations regarding the proposed merger with PSI and approved the engagement of Stanger to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by PSP10 Shareholders in the Merger. Wilson, Hogan & Hartson L.L.P. and Stanger had acted in similar capacities in connection with the mergers of six other REITs into PSI.

     On June 20, 1996, the Special Committee held a meeting, which included individuals who are officers of both PSP10 and PSI, a representative of Wilson and representatives of Stanger. First, the officers of PSP10 described the mechanics of determining the value per share of PSP10 Common Stock and the provision giving PSI the right to terminate the Merger Agreement if the average price of PSI Common Stock is below $20 per share during the measurement period. Next, the Wilson representative described generally the methodology used in appraising PSP10's properties, including a physical inspection of all of PSP10's properties and an analysis of other recent and pending transactions, including acquisitions of assembled portfolios by PSI and others, operating information on the properties and market conditions. Wilson noted that it had reviewed and reconciled capitalization rates and prices paid in recent and pending multi-property transactions, including such transactions involving PSI and third parties, with the capitalization rates and values resulting from the Appraisal. The Stanger representatives presented Stanger's analysis, which included the following items: (1) they briefly reviewed Stanger's recent experience relating to mini-warehouses; (2) they noted that Stanger had performed a similar analysis in connection with prior mergers of REITs into PSI, including a review of the portfolio appraisals prepared by Wilson; (3) they noted that Stanger reviewed the appraisal methodologies utilized; (4) they noted that Stanger reviewed the capitalization rate utilized in the portfolio appraisal, which was approximately 9.2%, based on net operating income generated for the 12 months ended March 31, 1996 (adjusted for non-recurring expenses and after certain property tax adjustments); (5) they noted that Stanger reviewed the capitalization rates on PSI transactions during the prior 12 months, reviewed capitalization rates currently cited by industry sources for mini-warehouse transactions, and concluded that the capitalization rates used in Wilson's appraisal were consistent with transactions in the market; (6) they noted that Stanger reviewed a liquidation analysis, including assumptions (liquidation of PSP10's properties on a property-by-property basis), prepared by PSP10 based on certain information provided by Wilson and that the projected consideration per share resulting from liquidation under that analysis was less than the consideration offered in the Merger; (7) they noted that Stanger reviewed a going concern analysis, based on analyses and five-year and 10-year projections provided by PSP10, under scenarios in which the PSP10 Common Stock would be liquidated into the securities markets or PSP10's properties would be liquidated after 10 years at their residual value (from Wilson's appraisal), that Stanger reviewed the FFO multiples used in the various scenarios regarding the sale of the PSP10 Common Stock, and that, under the lower multiple, the estimated value per share on a going concern basis was approximately 18.7% lower than the consideration offered in the Merger and that, under the higher multiple, the estimated value per share on a going concern basis was approximately 3.1% lower; (8) they noted that Stanger had reviewed the historical market prices of PSP10's Common Stock and compared them with the consideration offered in the Merger, and that the consideration offered in the Merger, reduced by estimated retained earnings between the date of the appraisal and September 30, 1996, represents an approximately 12.4% premium over the then current price of the PSP10 Common Stock and an 11.5%, 9.3%, 10.1% and 13.2% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; and (9) they indicated that, subject to receipt of certain documents, Stanger was prepared to render its opinion that the consideration to be received in the Merger is fair to the public PSP10 Shareholders from a financial point of view. The Special Committee and Stanger representatives discussed the reduction in distributions to PSP10 Shareholders who receive PSI Common Stock in the Merger (assuming a trading price of PSI Common Stock of $21 per share). The Stanger representatives observed that historical annual growth rate in FFO per share for PSI was higher than for PSP10. Following the discussion, the Special Committee expressed the belief that the Merger is fair to, and in the best interests of, public PSP10 Shareholders and determined to recommend to the Board of Directors that the Merger be approved and to recommend that PSP10 Shareholders vote for the Merger. Based on the foregoing recommendations of the Special Committee, which were adopted by the Board of Directors, the Board of Directors expressed the belief that the Merger is fair to, and in the best interests of, public PSP10 Shareholders,approved the Merger, determined to recommend that PSP10 Shareholders vote for the Merger and approved the filing with the Commission of preliminary proxy materials. See "-- Comparison of Consideration to be Received in the Merger to Other Alternatives" and "Risk Factors and Material Considerations -- Lower Level of Distributions to PSP10 Shareholders."

     PUBLIC ANNOUNCEMENT OF MERGER AND COMMISSION FILINGS. On June 20, 1996, PSI and PSP10 signed the Merger Agreement and publicly announced the general terms of the Merger. On July 1, 1996, PSP10 filed preliminary proxy materials with the Commission. On _______________, 1996, PSI filed a registration statement with the Commission, which was declared effective on _______________, 1996.

REASONS FOR THE MERGER AND TIMING

     The reasons for the decision of the Special Committee and Board of Directors of PSP10 to recommend the Merger include:

     . The bylaws of PSP10 include a provision that PSP10 Shareholders be presented in 1997 with a proposal to sell all of PSP10's properties, distribute the proceeds from such sale and liquidate PSP10. The proposed Merger satisfies this obligation. See "-- Background."

     .   The Merger provides the PSP10 Shareholders with the choice of either
         (A) converting their investment in PSP10 into an investment in PSI, which generally owns the same type of properties as PSP10, on a tax-free basis (assuming the Merger is a tax-free reorganization and that a PSP10 Shareholder receives only PSP10 Common Stock in the Merger) or
         (B) with respect to up to 20% of the outstanding PSP10 Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if the properties of PSP10 were sold at their appraised values and PSP10 were liquidated (without any reduction for real estate commissions and other sales expenses). See "-- Recommendation to PSP10 Shareholders and Fairness Analysis."

     . The Special Committee and Board of Directors of PSP10 believe that the Merger is more advantageous to PSP10 Shareholders than any of the alternatives. See "-- Alternatives to the Merger" and "-- Recommendation to PSP10 Shareholders and Fairness Analysis."

     . PSI has agreed to merge with PSP10 at this time, subject to approval by PSP10 Shareholders and certain other conditions. See "-- The Merger Agreement -- Conditions to Consummation of the Merger."

ALTERNATIVES TO THE MERGER

     The following is a brief discussion of the benefits and disadvantages of alternatives to the Merger that were considered and rejected by the PSP10 Board of Directors.

     LIQUIDATION

          BENEFITS OF LIQUIDATION. An alternative to the Merger would be to liquidate the assets of PSP10, distribute the net liquidation proceeds to its shareholders in proportion to their share ownership and thereafter dissolve PSP10. Through such liquidation, PSP10 would provide for a final disposition of PSP10 Shareholders' interest in the corporation. PSP10 Shareholders would receive cash liquidation proceeds (as they will as to a portion of their investment if they make Cash Elections). Liquidating PSP10 would be consistent with its bylaws that provide that PSP10 Shareholders be presented with a proposal for the sale of PSP10's properties and liquidation in 1997. If PSP10 liquidated its assets through asset sales to unaffiliated third parties, PSP10's Shareholders would not need to rely upon a real estate portfolio appraisal of the fair market value of PSP10's real estate assets. Such assets would be valued through arm's length negotiations between PSP10 and prospective purchasers.

          DISADVANTAGES OF LIQUIDATION. Over the last several years, the performance of PSP10's properties has improved as described under "-- Continued Operation of PSP10 -- Benefits of Continuation." The PSP10 Board of Directors and Special Committee believe that the improvement may continue, making liquidation (other than through the Merger) inadvisable at this time. The Merger provides PSP10 Shareholders with the opportunity either to convert their investment in PSP10 into an investment in PSI, which like PSP10 primarily owns mini-warehouses, on a tax-free basis (to the extent that PSP10 Shareholders receive only PSI Common Stock) or to receive cash based on the appraised value of PSP10's properties as to a portion of their investment. In addition, for many PSP10 Shareholders, the proceeds available for reinvestment after liquidation would be reduced by real estate commissions and other sales expenses (estimated at $.96 per share of PSP10 Common Stock) as well as by federal and state income taxes (as they would be in the case of Cash Elections).

          PSP10 Shareholders should recognize that appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower than the appraised values.

          LIQUIDATION PROCEDURES. As with a merger, a liquidation of PSP10 would require approval by the holders of a majority of outstanding PSP10 Common Stock. Upon the dissolution of PSP10, properties would be sold and any funds remaining after payment of debts, and liabilities would be distributed to shareholders in respect of their shares. As holders of 25.93% of the shares of PSP10 Common Stock, PSI and Hughes would receive 25.93% of the available funds in the liquidation. The process for liquidating the assets of PSP10 would in large measure be within the control of the PSP10 Board of Directors. Liquidation may be accomplished through a series of separate transactions with different purchasers or as a part of a multi-property transaction.

          The PSP10 Board of Directors may engage real estate brokers, investment bankers, financial consultants and others to assist with the disposition of PSP10's assets. These persons may assist with the identification of prospective purchasers, arrangements for asset financing, and assistance with the structure of the transaction. The PSP10 Board of Directors, as fiduciaries to PSP10 Shareholders, remain responsible for determining the terms and conditions of the transaction. One of the more significant considerations for the PSP10 Board of Directors would be the decision whether to insist upon payment in full upon sale of a property or to accept a portion of the sale price at closing and the balance through installment payments. Acceptance of a sale proposal providing for deferred payments would extend the life of PSP10 until receipt of those amounts by PSP10 and their distribution to the PSP10 Shareholders. Such arrangements would also expose PSP10 to the risk that deferred payments might not be collected in full and that PSP10 might be forced to foreclose on any collateral given to secure payment of the deferred obligations. It is not possible to predict the time period that would be required to liquidate PSP10 because it would depend on market conditions at the time of liquidation.

     CONTINUED OPERATION OF PSP10

          BENEFITS OF CONTINUATION. Another alternative to the Merger would be to continue PSP10 in accordance with its existing business plan, with PSP10 remaining as a separate legal entity and with its own assets and liabilities. Nothing requires the liquidation or merger of PSP10 at this time, since PSP10 is operating profitably and does not need to liquidate or reorganize to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.

          There has been improvement in the mini-warehouse markets. As the pace of new mini-warehouse development has slowed from the peak levels of 1984-88, there has been a corresponding improvement in the financial performance of existing properties. This improvement is evidenced by the performance of PSP10's mini-warehouses. For example, from 1993 to 1995, while occupancy per square foot remained constant at 91%, realized monthly rents increased from an average of $.63 per square foot to $.69 per square foot. Despite recent increases in the development of mini-warehouses, the PSP10 Board of Directors believes that the financial performance of existing facilities may continue to improve, although not necessarily at the rate of improvement experienced in prior years. Should such improvement continue, the value of PSP10's properties should be expected to increase. See "Description of PSP10's Properties."

          A number of advantages could be expected to arise from the continued operation of PSP10. PSP10 Shareholders would continue to receive regular quarterly distributions of net cash flow arising from operations and the sale or refinancing of PSP10's assets. Given the currently improving market conditions for mini-warehouses, the PSP10 Board of Directors and the Special Committee believe that the level of these distributions to PSP10 may increase. Continuing PSP10 would afford PSP10 Shareholders with the opportunity to participate in any future appreciation in PSP10's properties. In addition, the decision to continue PSP10, if elected, would mean that there would be no change in the nature of the PSP10 Shareholders' investment. This option would avoid whatever disadvantages might be deemed inherent in the Merger. See "Risk Factors and Material Considerations" for discussion of various risks associated with the Merger.

          DISADVANTAGES OF CONTINUATION. The primary disadvantage with continuing PSP10 is the failure of that strategy to secure the benefits that the PSP10 Board of Directors expects to result from the Merger. These benefits are highlighted under "-- Potential Advantages of the Merger." The Merger affords PSP10 Shareholders increased liquidity. In addition, because PSP10 is not authorized to issue new securities or to reinvest sale or financing proceeds, it is less able to take advantage of new real estate investment opportunities. In contrast, PSI has a substantially larger, more diversified, investment portfolio that reduces the risks associated with any particular assets or group of assets and increases PSI's ability to access capital markets for new capital investments.

     AMENDMENT OF BYLAWS

          BENEFITS OF BYLAW AMENDMENT. Another alternative to the Merger would be an amendment to the bylaws of PSP10 to remove the restrictions on investment of cash flow and on the issuance of securities. If approved, such action would provide some of the advantages of the Merger. PSP10 could take advantage of new real estate opportunities through the reinvestment of cash flow and the investment of proceeds from the issuance of securities.

          DISADVANTAGES OF BYLAW AMENDMENT. The PSP10 Board of Directors and the Special Committee believe that such an amendment has disadvantages. It is believed that PSP10 Shareholders could better take advantage through PSI than through PSP10 of the current market for REIT securities for the following reasons. First, PSI has a larger capital base. At March 31, 1996, PSP10 had total shareholders' equity of $20,651,000 compared with PSI's total shareholders' equity of $1,829,656,000 (including preferred stock) and $1,125,151,000 (without preferred stock). Second, the market for PSI Common Stock should be more liquid than the market for PSP10 Common Stock. PSP10 has 2,157,484 shares of PSP10 Common Stock traded on the AMEX and, during the 12 months ended March 31, 1996, the average daily trading volume of the PSP10 Common Stock was 1,200. In comparison, PSI has approximately 77,000,000 shares of Common Stock traded on the NYSE and, during the 12 months ended March 31, 1996, the average daily trading volume of PSI Common Stock was 62,200 shares (56,000 shares if May 1995, during which PSI was engaged in a public offering of PSI Common Stock, is excluded). Third, PSI has broader geographic diversification than PSP10. At March 31, 1996, PSP10 owned 17 properties in nine states, and PSI owned equity interests (directly, as well as through general and limited partnership interests and stock interests) in 1,065 properties in 37 states. For additional information on the properties owned by PSP10 and PSI, see "-- Comparison of PSP10 Common Stock with PSI Common Stock," "Description of PSP10's Properties" and "Description of PSI's Properties."

NO SOLICITATION OF OTHER PROPOSALS

     Neither the PSP10 Board of Directors nor the Special Committee solicited any other proposal for the acquisition of PSP10 or its properties. The Board of Directors of PSP10 agreed to the Merger Agreement, which includes a provision against soliciting other offers to buy, because it believes that the potential advantages to PSP10 Shareholders described under "-- Potential Advantages of the Merger" are more likely to be achieved through the Merger than in a transaction with another party. In particular, assuming the Merger qualifies as a tax-free reorganization, no taxable gain or loss will be recognized by PSP10 Shareholders who exchange their PSP10 Common Stock solely for PSI Common Stock. The Required REIT Distributions generally will be taxable to all PSP10 Shareholders as ordinary income to the extent of PSP10's earnings and profits. PSI and Hughes have little tax basis in their PSP10 Common Stock, and many PSP10 Shareholders have a tax basis in their PSP10 Common Stock (approximately $17.36 for most original PSP10 Shareholders) lower than the consideration to be received in the Merger. Accordingly, for many PSP10 Shareholders, the proceeds available for reinvestment after liquidation would be reduced by real estate commissions and other sales expenses (estimated at $.96 per share of PSP10 Common Stock), as well as by federal and state income taxes (as they would be in the case of Cash Elections). However, another proposal could have been for a higher price and possibly also structured as a merger qualifying as a tax-free reorganization. Under California law, most acquisitions of PSP10 or its properties would require approval by PSP10 Shareholders, respectively. PSI and Hughes in the aggregate own 25.93% of the PSP10 Common Stock.

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PSP10 SHAREHOLDERS IN
CONNECTION WITH THE MERGER

     In connection with the Merger, PSP10 Shareholders will receive a value of $20.92 (less the amount of any Required REIT Distributions) per share of PSP10 Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

     1. The market value (not book value) of PSP10's real estate assets has been determined by Wilson, showing such value as of May 31, 1996. In valuing PSP10's real estate assets, Wilson considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. Wilson did not consider the cost approach to be applicable to PSP10's properties. Wilson reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PSP10's portfolio of real estate assets based on property operations (before non-recurring charges and after certain property tax adjustments) for the 12 months ended March 31, 1996 averaged 9.2%. Wilson's valuation is as of May 31, 1996 in the context of the information available on that date. See "-- Real Estate Portfolio Appraisal by Wilson."

     2. PSP10's net asset value has been computed as (a) the market value of PSP10's real estate assets as of May 31, 1996 ($50,000,000) plus (b) the estimated book value of PSP10's non-real estate assets as of September 30, 1996 which includes an $880,000 contribution by PSI and Hughes in respect of certain obligations due upon liquidation of PSP10 (a total of $1,236,000) less (c) PSP10's estimated liabilities as of September 30, 1996 (a total of $6,098,000).

     3. PSP10's net asset value per share of PSP10 Common Stock was calculated at $20.92 by dividing PSP10's net asset value (as computed in 1 and 2 above, $45,138,000) by the number of outstanding shares of PSP10 Common Stock.

     4. Upon completion of the Merger, each share of PSP10 Common Stock (other than Dissenting Shares and shares of PSP10 Common Stock held by PSI) would be converted into the right to receive $20.92 in cash (with respect to up to 20% of the outstanding PSP10 Common Stock, less any Dissenting Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $20.92, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of PSP10 Shareholders. Additional distributions would be made to PSP10 Shareholders to cause PSP10's estimated net asset value as of the date of the Merger to be substantially equivalent to its estimated net asset value as of September 30, 1996. The consideration paid by PSI to PSP10 Shareholders in the Merger will be reduced on a pro rata basis by the amount of any Required REIT Distributions. However, the consideration received by PSP10 Shareholders in the Merger along with the Required REIT Distributions (which will be paid in cash) will not be less than $20.92.

  Hughes, who owns 4.98% of the PSP10 Common Stock, would receive approximately 107,000 shares of PSI Common Stock in the Merger (assuming no Required REIT Distributions and PSI Common Stock price of $21).

  The following table sets forth the calculation of the payments to be paid to PSP10 Shareholders:

                            COMPUTATION OF PAYMENTS

     Net book          Appraised       Book value       PSP10's       PSP10's net          Payments
     value of           market         of PSP10's      net asset      asset value         received in
     PSP10's           value of        other net        value(1)       per share        connection with
    real estate         PSP10's        assets(1)                       of PSP10            Merger per
    portfolio(1)      real estate                                      Common           original $1,000
                      portfolio(2)                                     Stock(1)        investment in the
                                                                                       PSP10 Partnership(3)
- -------------------------------------------------------------------------------------------------------------
  $26,214,000       $50,000,000      ($4,862,000)     $45,138,000      $20.92               $1,046
_______________

(1) Estimated as of September 30, 1996. Does not reflect the effect of Required REIT Distributions, estimated at up to $.96 per share or $2,071,000 in the aggregate. PSP10 Shareholders would receive the Required REIT Distributions upon any liquidation of PSP10 regardless of the Merger. Also includes $880,000 contribution by PSI and Hughes in respect of obligations incurred in connection with the PSP10 Partnership.

(2) As of May 31, 1996.

(3) Does not include quarterly cash distributions to PSP10 Shareholders or to limited partners of the PSP10 Partnership. PSP10 was organized on December 31, 1990 to succeed to the business of the PSP10 Partnership, which completed its offering of limited partnership interests in 1983. PSP10's capital structure was designed to reflect the economic rights of the limited and general partners in the PSP10 Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP10 Shareholders in the Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Merger and other factors.

POTENTIAL ADVANTAGES OF THE MERGER TO PSP10

     The principal potential benefits to PSP10 Shareholders who receive PSI Common Stock include the following:

     ACQUISITION OF ADDITIONAL PROPERTIES. The primary business activity of PSP10 is operating the properties originally developed by its predecessor. PSP10 has not raised additional capital, and its articles of incorporation and bylaws restrict its ability to reinvest cash flow in new properties. PSI, on the other hand, has expanded, and is expected to continue to expand, its asset and capital base. PSI is also permitted to borrow money to fund new acquisitions. Accordingly, PSP10 Shareholders who receive PSI Common Stock in the Merger will be investors in an entity that has grown, and is expected to continue to grow, as new investments are made.

     INCREASED LIQUIDITY. PSP10 has 2,157,484 shares of Common Stock traded on the AMEX and, during the 12 months ended March 31, 1996, the average daily trading volume of PSP10 Common Stock was 1,200 shares. In comparison, PSI has approximately 77,000,000 shares of PSI Common Stock traded on the NYSE (approximately one-half of which are freely tradeable) and, during the 12 months ended March 31, 1996, the average daily trading volume of PSI Common Stock was 62,200 shares (56,000 shares if May 1995, during which PSI was engaged in a public offering of PSI Common Stock, is excluded). Accordingly, the investment in PSI of PSP10 Shareholders who receive PSI Common Stock in the Merger should have greater liquidity than the current investment of these same shareholders in PSP10.

     POSSIBLE TAX-FREE TREATMENT. The Merger is intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Merger by PSP10 Shareholders who exchange their PSP10 Common Stock solely for PSI Common Stock. However, the Required REIT Distributions will be taxable to all PSP10 Shareholders as ordinary income. Hughes, who has little tax basis in his PSP10 Common Stock, has advised PSI and PSP10 that he intends to exchange his PSP10 Common Stock solely for PSI Common Stock. See "Certain Federal Income Tax Matters -- The Merger."

RECOMMENDATION TO PSP10 SHAREHOLDERS AND FAIRNESS ANALYSIS

     CONCLUSIONS. Based upon an analysis of the Merger, the Special Committee and PSP10 Board of Directors have concluded (i) that the terms of the Merger are fair to PSP10 Shareholders, (ii) after comparing the potential benefits and detriments of the Merger with alternatives, that the Merger is more advantageous to PSP10 Shareholders than such alternatives and (iii) that PSP10 Shareholders should vote for the Merger.

     Although the PSP10 Board of Directors and Special Committee reasonably believe the terms of the Merger are fair to PSP10 Shareholders and recommend that PSP10 Shareholders vote for the Merger, an affiliate of PSI is a member of the Board of Directors of PSP10, and PSI has other significant relationships with PSP10 and conflicts of interest with respect to the Merger. The Merger has been initiated and structured by individuals who are executive officers of PSP10 and who are also affiliated with PSI. The Special Committee, composed of independent directors, has reviewed and approved the terms of the Merger. See "Summary -- Relationships" and "Conflicts of Interest."

     MATERIAL FACTORS UNDERLYING CONCLUSIONS OF SPECIAL COMMITTEES AND BOARDS OF DIRECTORS OF PSP10. The following is a discussion of the material factors underlying the conclusions of the Special Committee and PSP10 Board of Directors. The PSP10 Board of Directors and Special Committee have not quantified the relative importance of these factors.

     1. Bylaw Provisions. The bylaws of PSP10 require a proposal for the sale of PSP10's properties in 1997. As discussed under "-- Background," the Special Committee and PSP10 Board of Directors believe that the proposed Merger satisfies these requirements and that, as discussed in paragraph 2 below, the form and amount of consideration offered to PSP10 Shareholders constitute fair value in respect of their shares of PSP10 Common Stock. The Special Committee and PSP10 Board of Directors recognize that if the properties of PSP10 were liquidated through sales to third parties, the PSP10 Shareholders would not need to rely upon a real estate portfolio appraisal to estimate the fair market value of PSP10's real estate assets. Such assets would be valued through arm's length negotiations between PSP10 and the prospective purchasers.

     2. Consideration Offered. The PSP10 Board of Directors and Special Committee believe that (i) the proposal that the consideration to be paid to PSP10 Shareholders in the Merger be based on the value of the assets of PSP10 is reasonable and consistent with the bylaws of PSP10, (ii) the net asset value of PSP10 represents a fair estimate of the value of its assets, net of liabilities, and constitutes a reasonable basis for determining the consideration to be received by PSP10 Shareholders, and (iii) the consideration to be received by PSI and Hughes in respect of their interest in PSP10 is fair because it is based on their proportionate share ownership of PSP10. There was no negotiation regarding the basis for determining the consideration to be paid to PSP10 Shareholders in the Merger or the consideration to be received by PSI and Hughes in respect of their interest in PSP10. See "-- Background."

     3. Choice as to Form of Consideration. The Merger provides PSP10 Shareholders with the choice of either (A) converting their investment into an investment in PSI, which generally owns the same type of properties as PSP10, on a tax-free basis (assuming the Merger is a tax-free reorganization, the PSP10 Shareholders receive solely PSI Common Stock in the Merger, and except that the Required REIT Distributions will be taxable as ordinary income) and which has acquired, and is expected to continue to acquire, additional properties or (B) with respect to up to 20% of the outstanding PSP10 Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if their properties were sold at their appraised values and PSP10 were liquidated (without any reduction for real estate commissions and other sales expenses). Although Cash Elections may not be made with respect to more than 20% of the outstanding PSP10 Common Stock, the shares of PSP10 Common Stock held by PSI will be cancelled in the Merger, and Hughes would receive PSI Common Stock in respect of his PSP10 Common Stock. Accordingly, Cash Elections may be made with respect to approximately 27% of the outstanding PSP10 Common Stock held by public PSP10 Shareholders.

     4. Independent Portfolio Appraisal and Fairness Opinion. The conclusions of the Special Committee and PSP10 Board of Directors are based partially upon the portfolio appraisal prepared by Wilson and Stanger's fairness opinion. The Special Committee and PSP10 Board of Directors attributed significant weight to these items, which they believe support their position, and do not know of any factors that are reasonably likely to detract from the conclusions in Wilson's portfolio appraisal and Stanger's fairness opinion. The Special Committee and PSP10 Board of Directors believe that the engagement of Wilson and Stanger to provide the portfolio appraisal and the fairness opinion, respectively, assisted the Special Committee and PSP10 Board of Directors in the fulfillment of their duties to PSP10 Shareholders, notwithstanding that each of these parties has received fees in connection with its engagement and may receive fees in the future. See "-- Real Estate Portfolio Appraisal by Wilson" and "-- Fairness Opinion from Stanger."

     5. Voting Procedures and Dissenters' Rights. The Special Committee and PSP10 Board of Directors believe that the voting process and the rights of dissenting PSP10 Shareholders support their conclusions as to the Merger. The Merger is required to be approved by a majority of the outstanding shares of PSP10 Common Stock, as well as by a majority of the shares of PSP10 Common Stock voting at the meeting of PSP10 Shareholders excluding Shares held by PSI and Hughes. PSP10 Shareholders will have the right to exercise Dissenters' Rights, although the Special Committee and PSP10 Board of Directors recognize that these rights may be exercised by PSP10 Shareholders only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP10 Common Stock.

     6. Comparison of Payments to be Received at the Time of the Merger to Other Alternatives. The payment to be received at the time of the Merger of $20.92 per share of PSP10 Common Stock compares favorably with (A) the trading price of the PSP10 Common Stock immediately prior to the first announcement of the Merger ($18.38) and during other periods, (B) a range of estimated going concern value per share of PSP10 Common Stock ($16.69 to $20.28), (C) an estimated liquidation value per share of PSP10 Common Stock ($19.91) and (D) the book value per share of PSP10 Common Stock as of March 31, 1996 ($9.34). The PSP10 Board of Directors and the Special Committee recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "-- Comparison of Consideration to be Received in the Merger to Other Alternatives."

     7. Lower Level of Distributions to PSP10 Shareholders After the Merger. The level of distributions to PSP10 Shareholders who receive PSI Common Stock in the Merger is expected to be lower after the Merger. Based on a market price of PSI Common Stock of $21 and the current regular quarterly distribution rate for PSI ($.22 per share) and PSP10 ($.33 per share), PSP10 Shareholders would receive approximately $.11 (34%) less in regular quarterly distributions per share of PSP10 Common Stock after the Merger from PSI than before the Merger from

PSP10 and approximately $.01 less per share in regular quarterly distributions for each $1 (4.8%) increase in the market price of PSI Common Stock above $21.

     8. Conflicts of Interest. The Merger has been initiated and structured by individuals who are executive officers of PSP10 and who are also affiliated with PSI. Independent representatives were not engaged to negotiate these arrangements on behalf of the public PSP10 Shareholders, and the terms of the Merger are not the result of arms' length negotiations. Hughes will receive PSI Common Stock in respect of his ownership of 4.98% of the PSP10 Common Stock.

     The Special Committee and PSP10 Board of Directors do not believe that the absence of independent representatives to negotiate the Merger undermines the fairness of the Merger because the Merger has been reviewed and approved by the Special Committee, comprised of independent directors. Based upon the use of an independent appraisal firm, the Stanger fairness opinion and the participation of the Special Committee, the PSP10 Board of Directors and Special Committee considered that the engagement of such independent representatives was not necessary or cost effective.

     COMPARISON OF BENEFITS AND DETRIMENTS. Prior to concluding that the Merger should be proposed to PSP10 Shareholders, the PSP10 Board of Directors and Special Committee considered several alternatives to the Merger. The alternatives considered by the PSP10 Board of Directors and Special Committee were liquidation, continuation of operations and amendments to organizational documents. In order to determine whether the Merger or one of its alternatives would be more advantageous to PSP10 Shareholders, the PSP10 Board of Directors and Special Committee compared the potential benefits and detriments of the Merger with the potential benefits and detriments of the alternatives. See "-- Alternatives to Merger" for a discussion of the potential benefits and detriments of each of these alternatives. The Merger and each of its alternatives offer potential benefits and suffers from potential detriments not possessed by the other alternatives. Set forth below are the conclusions of the PSP10 Board of Directors and Special Committee regarding the comparison of the Merger to the alternatives.

          (i) The PSP10 Board of Directors and Special Committee favor the Merger over liquidation because they believe that (A) PSP10 should not be liquidated at this time (other than through the Merger that provides PSP10 Shareholders who receive PSI Common Stock with greater liquidity and increased geographic diversification, while retaining an interest in a similar type of properties which may increase in value) because of potential continued improvement of PSP10's properties and (B) the Merger provides PSP10 Shareholders, with respect to up to 20% of the outstanding PSP10 Common Stock (less any Dissenting Shares), with the opportunity, if they so elect, to receive in cash the amounts they would receive if PSP10's properties were sold at their appraised values and were liquidated but without any reduction for real estate commissions and other sales expenses.

          (ii) The PSP10 Board of Directors and Special Committee have concluded that continued operation of PSP10 is not as attractive an alternative as the Merger because the Merger affords PSP10 Shareholders increased liquidity and the opportunity to participate in PSI, an entity that, unlike PSP10, has grown, and is expected to continue to grow, as new investments are made. However, the PSP10 Board of Directors and Special Committee recognize that the level of distributions to PSP10 Shareholders who receive PSI Common Stock is expected to be reduced. See "-- Recommendation to PSP10 Shareholders -- 7. Lower Level of Distributions to PSP10 Shareholders After the Merger."

          (iii) The PSP10 Board of Directors and Special Committee believe that PSP10 Shareholders would have better opportunities to participate in the current markets for equity securities of REITs through PSI than through PSP10, even if PSP10's bylaws were amended to remove restrictions on reinvestment of cash flow and on the issuance of securities of PSP10, because of PSI's larger capital base, greater liquidity and broader geographic diversification.

   Based upon this comparison of the potential benefits and detriments of the Merger with its alternatives, the PSP10 Board of Directors and Special Committee have concluded that the Merger is more attractive to PSP10 Shareholders than any of the alternatives.

COMPARISON OF CONSIDERATION TO BE RECEIVED IN THE MERGER TO OTHER ALTERNATIVES

   GENERAL. To assist PSP10 Shareholders in evaluating the Merger, the PSP10 Board of Directors and Special Committee compared the consideration to be received in the Merger, i.e., a value of $20.92 per share of PSP10 Common Stock (less the amount of any Required REIT Distributions), to: (i) the trading price of the PSP10 Common Stock on the AMEX; (ii) estimates of the value of PSP10 on a liquidation basis assuming that its assets were sold at their appraised fair market value and the net proceeds distributed to the PSP10 Shareholders in accordance with their share ownership in PSP10; and (iii) estimates of the value of PSP10 on a going-concern basis assuming that PSP10 were to continue as a stand-alone entity and its securities sold at the end of either a five-year or 10-year holding period or its assets sold at the end of a 10-year holding period. Due to the uncertainty in establishing these values, the PSP10 Board of Directors and Special Committee have established a range of estimated values for certain of the alternatives, representing a high and low estimated value for the potential consideration. Since the value of the consideration for alternatives to the Merger is dependent upon varying market conditions, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the PSP10 Board of Directors and Special Committee believe that analyzing the alternatives in terms of ranges of estimated value, based on currently available market data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives.

   The results of this comparative analysis are summarized in the following table. PSP10 Shareholders should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by PSP10. These assumptions relate, among other things, to: projections as to PSP10's future income, expenses, cash flow and other significant financial matters; the capitalization rates that will be used by prospective buyers when PSP10's assets are liquidated; and, appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to shares of PSP10 Common Stock. In addition, these estimates are based upon certain information available to PSP10 at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of the Merger. The assumptions used have been determined by the PSP10 Board of Directors and Special Committee in good faith, and, where appropriate, are based upon current and historical information regarding PSP10 and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the PSP10 Board of Directors and Special Committee.

   No assurance can be given that such consideration would be realized through any of the designated alternatives, and PSP10 Shareholders should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuations. The estimated values presented in the following table are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These estimated values are based upon certain assumptions that relate, among other things, to (i) the price of PSI Common Stock as of the date of the Merger being the same as during the 20 trading days ending on the fifth trading day prior to the meeting of PSP10 Shareholders, (ii) projections as to PSP10's future revenues, expenses, cash flow and other significant financial matters, (iii) the capitalization rates that will be used by prospective buyers when PSP10's assets are liquidated, (iv) selling costs, (v) appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows and (vi) the manner of sale of PSP10's properties. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for mini-warehouses, the manner in which the properties are sold and changes in availability of capital to finance acquisitions of mini-warehouses.



                                                                                                  Estimated Liquidation
Payments in Merger per        Trading Prices of                 Estimated Going Concern          Value per Share of PSP10
Share of PSP10 Common              PSP10                        Value per Share of PSP10             Common Stock at
      Stock                    Common Stock (2)                     Common Stock (3)                Appraised Value (4)

        $20.92(1)               $17.50   $20.50                      $16.69   $20.28                      $19.91
- -------------------------------------------------------------------------------------------------------------------------------

(1) Based on PSP10's net asset value consisting of the independently appraised market value of PSP10's real estate portfolio as of May 31, 1996 and estimated book value of its other net assets as of September 30, 1996 and assuming no Required REIT Distributions. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP10 Shareholders in the Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Merger and other factors. See "-- Determination of Payments to be Received by PSP10 Shareholders in Connection with the Merger."

(2) High and low sales prices on the AMEX composite tape for the first quarter of 1996, the last full calendar quarter prior to the announcement of the Merger. On June 19, 1996, the last full trading day prior to the first announcement of the Merger, the closing price of PSP10 Common Stock was $18.38.

(3) High and low of three methods of estimating going concern value. Based upon a number of assumptions regarding the future net operating income and distributions of PSP10 and the date of its liquidation. See "-- Going-Concern Value."

(4) Based upon Wilson's real estate appraisal, less estimated expenses of liquidation. See "-- Liquidation Values."

   TRADING PRICES OF PSP10 COMMON STOCK. The PSP10 Board of Directors and Special Committee also considered that the trading price for PSP10 Common Stock averaged $18.52, $18.90, $18.76 and $18.24 for the 20-day, 60-day, 180-day and
360-day periods preceding the announcement of the proposed Merger, and that the closing price for PSP10 Common Stock on the last trading day prior to the first announcement of the proposed Merger was $18.38. The PSP10 Board of Directors also considered that the consideration offered in the Merger adjusted for interim earnings of approximately $.27 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the Appraisal and September 30, 1996) represents a premium of 11.5%, 9.3%, 10.1%, 13.2% and 12.4% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Merger for PSP10 Common Stock, respectively.

   GOING-CONCERN VALUE. The PSP10 Board of Directors and Special Committee have estimated the going-concern value of PSP10 by analyzing projected cash flows and distributions assuming that PSP10 were operated as an independent stand-alone entity and its securities or assets sold at the end of the holding period under three scenarios: Scenario #1 -- a five-year holding period, with shares of PSP10 liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; Scenario #2 -- a 10-year holding period, with shares of PSP10 liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; and Scenario #3 -- a 10-year holding period with the property portfolio of PSP10 liquidated in private real estate markets at the terminal value projected by the appraiser in the portfolio appraisal and the net proceeds resulting from the liquidation of the properties and other remaining assets of PSP10, including an $880,000 contribution to PSP10 by PSI and Hughes in respect of certain obligations due upon liquidation, are paid out to PSP10 Shareholders in liquidation distributions. Dividends and sale proceeds per share of PSP10 Common Stock were discounted in the projections at a rate of 12.0 to 12.5%.

   Scenario #3 of the going-concern analysis assumes PSP10's properties are sold in a single transaction after a 10-year holding period. Should the assets be liquidated over time, even at prices equal to those projected, distributions to PSP10 Shareholders out of PSP10's cash flow from operations might be reduced because relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

   The estimated value of PSP10 on a going-concern basis is not intended to reflect the distributions payable to PSP10 Shareholders if PSP10's assets were to be sold at their current fair market values.

   LIQUIDATION VALUES. Since one of the alternatives available to the PSP10 Board of Directors is to proceed with a liquidation of PSP10, and the corresponding distribution of the net liquidation proceeds to PSP10 Shareholders, the PSP10 Board of Directors and Special Committee have estimated the liquidation value of PSP10 assuming that its real estate portfolio were sold at its fair market value, based upon the Wilson real estate portfolio appraisal (excluding for these purposes any pre-merger distributions that might be made to PSP10 Shareholders). This alternative assumes non-real estate assets are sold at their book value (such assets, excluding cash, representing less than 2% of the value of PSP10), PSP10 incurs selling costs at the time of liquidation (state and local transfer taxes, real estate commissions and legal and other closing costs) of $2,186,000, the contribution of $880,000 is made to PSP10 by PSI and Hughes in respect of obligations due upon the liquidation of PSP10, and the remaining net liquidation proceeds are distributed among PSP10 Shareholders in proportion to their share ownership.

   The liquidation analysis assumes that PSP10's portfolio is sold in a single transaction at its portfolio appraised value. Should the assets be liquidated over time, even at prices equal to those projected, distributions to PSP10 Shareholders out of PSP10's cash flow from operations might be reduced because PSP10's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

   Applying these procedures, the PSP10 Board of Directors and Special Committee arrived at the liquidation value set forth in the table. The real estate portfolio appraisal sets forth, subject to the specified assumptions, limitations and qualifications, Wilson's professional opinion as to the market value of PSP10's real estate portfolio as of May 31, 1996. While the portfolio appraisal is not necessarily indicative of the price at which the assets would sell, market value generally seeks to estimate the prices at which the real estate assets would sell if disposed of in an arm's length transaction between a willing buyer and a willing seller, each having access to relevant information regarding the historical revenues and expenses of the properties. The real estate portfolio appraisal assumes that PSP10's assets are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value. See "-- Real Estate Appraisal by Wilson."

   DISTRIBUTION COMPARISON. The PSP10 Board of Directors and Special Committee have considered the potential impact of the Merger upon distributions that would be made to PSP10 Shareholders who exchange their PSP10 Common Stock for PSI Common Stock. Based on a market price of PSI Common Stock of $21 and the current regular quarterly distribution rate for PSI ($.22 per share) and PSP10 ($.33 per share), PSP10 Shareholders would receive approximately $.11 (34%) less in regular quarterly distributions per share of PSP10 Common Stock after the Merger from PSI than before the Merger from PSP10 and approximately $.01 less per share in regular quarterly distributions for each increase in the market price of PSI Common Stock above $21 of $1 (4.8%). These estimates are based upon the actual distributions made by PSP10 and PSI (not upon the amounts that might have been distributed by them based upon their cash flow from operations).

   In evaluating this estimate, PSP10 Shareholders should bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, if any, capital expenditure levels (in excess of normal expenditures for ongoing maintenance and repairs), and the corporate policy with respect to cash distributions. A comparison of the current distribution levels of PSI with those of PSP10 does not show how the Merger might affect a PSP10 Shareholder's distribution level over a number of years.

REAL ESTATE PORTFOLIO APPRAISAL BY WILSON

   Wilson was engaged by PSP10 and PSI to appraise the real estate portfolio of PSP10 and has delivered a written report of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of the portfolio of properties of PSP10 as of May 31, 1996 (the "Appraisal"). PSP10 and PSI selected Wilson to provide the Appraisal because of its experience and reputation in connection with appraising mini-warehouses, its familiarity with PSP10's properties and its appraisal of the properties of six other REITs in connection with their mergers with PSI. The consideration to be paid by PSI to PSP10 Shareholders in the Merger is based on the Appraisal. The Appraisal, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth as Appendix B and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the Appraisal are described below.

   EXPERIENCE OF WILSON. Wilson was founded by Charles R. Wilson in 1976, who has specialized in the appraisal of mini-warehouses since 1972. Wilson has conducted real estate appraisals on a variety of property types and uses throughout the United States for owners, banks and thrift organizations, insurance companies and other financial institutions. Wilson appraised over 200 mini-warehouses in 1995.

   Mr. Wilson founded Self Storage Data Services, Inc. ("SSDS") in 1993 for the purpose of tracking and publishing income and expense trends in the mini-warehouse industry. The SSDS data base now contains over 23,600 facilities nationwide. Mr. Wilson, recognized as a leading authority on mini-warehouses, has spoken extensively and has written several articles on the subject of mini-warehouses.

   SUMMARY OF METHODOLOGY. At the request of PSP10 and PSI, Wilson evaluated PSP10's portfolio of real estate. In valuing the properties, Wilson considered the applicability of all three commonly recognized approaches to value: the cost approach, the income approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. Wilson did not consider the cost approach to be applicable to PSP10's properties.

   The income approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net income. Net income may then be processed into a value estimate through either (or a combination) of two methods: direct capitalization or yield capitalization, i.e., a discounted cash flow analysis.

   The sales comparison approach is based upon the principle of substitution, i.e., that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. The sales comparison approach establishes what typical investors in the marketplace are willing to pay for comparable properties.

   The cost approach is based on the estimated market value of the site as if vacant plus the depreciated replacement cost of the existing improvements. The cost approach was not considered appropriate in the case of PSP10 since (a) today's investors do not rely upon the cost approach in making investment decisions, and (b) the necessity of estimating total accrued depreciation in buildings of the type and age of PSP10's properties diminishes the validity of this approach.

   While the Appraisal was prepared for PSP10's entire portfolio, Wilson analyzed the individual PSP10 properties by (a) reviewing each property's previous four years' operating statements, (b) reviewing information submitted to the appraiser by on-site managers which included competitive rental and occupancy surveys, subject facility descriptions, area trends and other factors, which were verified by Wilson through telephone calls and other sources; (c) developing information from a variety of sources about market conditions for each individual property that included population, employment and housing trends within the neighborhood; and (d) considering published data on median income and expense benchmarks on comparable facilities.

   To determine any significant differences in quality among the various properties, Wilson considered such variables as property income growth patterns and potential, quality of location and construction, tenant appeal, property appearance, security and potential competition.

   Wilson also interviewed management personnel responsible for PSP10's properties to discuss competitive conditions, area economic trends affecting the properties, historical operating revenues and expenses, and occupancy rates in competitive facilities. These interviews included ascertaining information on items of deferred maintenance, planned capital improvements and other factors affecting the physical condition of the properties. Wilson also reviewed surveys of local self storage facilities conducted by management. Representatives of Wilson performed site inspections on all 17 of PSP10's properties during April-May 1996. Several of PSP10's properties had been appraised by Wilson previously.

   Wilson then determined the value of each property in the portfolio relying heavily upon the income approach. The results were verified using a direct capitalization technique applying overall capitalization rates derived directly from the marketplace. To define the occupancy and rental rates and expense escalators to be used in developing cash flow projections, Wilson reviewed the acquisition criteria and projection parameters in use in the marketplace by major mini-warehouse investors, owners and operators, appraisers and financing sources. In addition, Wilson reviewed other published information concerning acquisition criteria in use by property investors during the second quarter of 1996. Further, Wilson interviewed various sources to identify sales of mini-warehouses within the past 24 months in order to derive certain valuation indicators. Sources for data concerning such transactions included appraisers, property owners, real estate brokers, and others. Wilson also reviewed information compiled by management identifying sales and acquisitions of mini-warehouses.

   In applying a discounted cash flow analysis, projections of cash flow from each property (assuming no indebtedness) were developed for a 10-year period ending in the year 2006. The first year's scheduled gross income was estimated taking into consideration each property's current rent structure and the rental rates of competitive facilities. Also included in the income estimate were trends in ancillary income from late fees and rental concessions. Wilson then made an analysis of each subject's occupancy history, took into consideration the occupancy level of competitive facilities and estimated an occupancy level for each property in the portfolio.

   Estimated expenses were based upon each property's actual operating history as well as the actual experience of several other mini-warehouses and business parks within each given market. Expenses were deducted from effective gross income to derive a net operating income for each property. Consideration was given to and adjustment made to reflect capital expenditures and replacement reserves.

   Income and expense growth rates were based on projection parameters currently being used by property investors as well as upon local, regional and historical trends. Wilson also reviewed capitalization rates and purchase prices paid in recent and pending transactions of assembled portfolios similar to PSP10's portfolio, including transactions involving PSI and third parties. Based on these analyses, Wilson derived the parameters for the valuation of the PSP10 portfolio. Growth rates for income and expenses ranged from 2.5% to 3% depending upon property and local market conditions. Wilson then used a terminal capitalization rate of 10% for the mini-warehouses and 11% for the business park to capitalize each property's eleventh year net income into a residual value at the end of the holding period, assuming normal cost of disposing of the properties. The 10 yearly cash flows were then discounted to present worth using discount rates ranging from 12.0% to 12.5% for the mini-warehouses and 13% for the business park, again depending upon local market and property conditions. The indicated value based upon the income approach is $49,250,000 for PSP10's properties.

   In applying the sales comparison approach to PSP10's properties, Wilson analyzed over 50 mini-warehouse properties that were sold during the past six months, including 16 properties acquired by PSI in individual transactions and similar assembled portfolio transactions. Using a regression analysis, a statistically significant correlation was derived between each of the comparable property's net income and its sales price per square foot. With respect to the business park, Wilson compared the facility to comparable facilities sold in the market during the prior year. Based upon a regression analysis for PSP10's mini-warehouse portfolio computed based on net income per square foot, and the comparable sales for the business park, the indicated value by the sales comparison approach ranged between $48,800,000 and $53,950,000 for PSP10's properties.

   In arriving at a market value estimate of PSP10's portfolio of properties, Wilson took into account the anticipated cost of structural repairs to one of PSP10's properties. Based on the analysis and recommendations of structural engineers, which were engaged by PSP10 and PSI, the cost of the structural repairs was estimated at approximately $100,000.

   CONCLUSIONS AS TO VALUE. Wilson reconciled the values indicated from the direct sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach, an emphasis deemed appropriate based on acquisition criteria currently employed in the mini-warehouse market. The resulting effective implied capitalization rate averaged approximately 9.2% for the portfolio based on reported property operations (before non-recurring expenses and after certain property tax adjustments) during the 12 months ended March 31, 1996.

   Based on the valuation methodology described above, Wilson assigned a market value of $50,000,000 to PSP10's portfolio of real property assets as of May 31, 1996.

   ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS OF THE APPRAISAL. The Appraisal reflects Wilson's valuation of PSP10's properties as of May 31, 1996 in the context of the information available on such date. Events occurring after May 31, 1996 and before the closing of the Merger could affect the properties or assumptions used in preparing the Appraisal. Wilson has no obligation to update the Appraisal on the basis of subsequent events; however, Wilson has informed PSP10 and PSI that, as of the date of this Proxy Statement and Prospectus, Wilson is not aware of any event or change in conditions since May 31, 1996 that may have caused a material change in the value of PSP10's portfolio of real estate since that date.

   The Appraisal is subject to certain general and specific assumptions and limiting conditions and are in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice. Among other limitations, the Appraisal (i) did not consider the effect of easements, restrictions and other similar items on the value of PSP10's properties, (ii) assumed that the properties comply with local building codes and zoning ordinances, (iii) that there are no new or planned facilities except as noted in the Appraisal and (iv) did not involve the physical inspections of competing properties. See Appendix B for a discussion of the specific assumptions, limitations and qualifications of the Appraisal.

   COMPENSATION AND MATERIAL RELATIONSHIPS. Wilson is being paid an aggregate fee of $43,500 for preparation of the Appraisal, which fee includes reimbursement for all of Wilson's related out-of-pocket expenses. Wilson is also entitled to indemnification against certain liabilities. The fee was negotiated with Wilson and payment is not dependent upon completion of the Merger. As one of the nation's leading appraisers of mini-warehouses, since 1976, Wilson has continuously prepared appraisals for PSI and its affiliates, including appraisals of the properties of six prior REITs in connection with their mergers with PSI, and is expected to continue to prepare appraisals for PSI.

FAIRNESS OPINION FROM STANGER

   Stanger was engaged by PSP10 through the Special Committee to deliver a written summary of its determination as to the fairness of the consideration to be received in the Merger, from a financial point of view, to the public PSP10 Shareholders. The full text of the opinion, which contains descriptions of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Appendix C to this Proxy Statement and Prospectus and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the fairness opinion are set forth below. The summary set forth below does not purport to be a complete description of the analyses used by Stanger in rendering the fairness opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

   Except for certain assumptions, described more fully below, which PSP10 advised Stanger that it would be reasonable to make, PSP10 imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in rendering the fairness opinion. PSP10 has agreed to indemnify Stanger against certain liabilities arising out of its engagement to prepare and deliver the fairness opinion.

   EXPERIENCE OF STANGER. Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and REITs. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

   Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes.

In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, oil and gas reserves, real estate, cable television systems and equipment leasing assets.

   SUMMARY OF MATERIALS CONSIDERED. In the course of Stanger's analysis to render its opinion regarding the Merger, Stanger: (i) reviewed this Proxy Statement and Prospectus; (ii) reviewed PSP10's and PSI's annual reports on Form 10-K for the three fiscal years ending December 31, 1993, 1994 and 1995, and their quarterly reports on Form 10-Q for the quarter ending March 31, 1996;
(iii) reviewed the Appraisal and discussed with management of PSP10 and Wilson the methodologies and procedures employed in preparing the Appraisal; (iv) reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities over the past two years, and other information available relating to acquisition criteria for self-storage properties; (v) reviewed estimates prepared by PSP10, and based in part on the Appraisal, of the current net liquidation value per common share of PSP10's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP10; (vi) discussed with certain members of management of PSP10 and PSI conditions in self-storage and business park property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP10, current and projected operations and performance, and the financial condition and future prospects of PSP10 and PSI; (vii) reviewed historical market prices, trading volume and dividends for PSP10 and PSI Common Stock; and (viii) conducted other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

   SUMMARY OF ANALYSIS. The following is a summary of certain financial and comparative analyses reviewed by Stanger in connection with and in support of its fairness opinion. The summary of the opinion and analysis of Stanger set forth in this Proxy and Prospectus is qualified in its entirety by reference to the full text of such opinion.

   Review of Appraisal. In preparing its opinion, Stanger relied upon the Appraisal of PSP10's portfolio of properties which was prepared as of May 31, 1996 by Wilson, an independent appraiser. Stanger reviewed the Appraisal rendered by Wilson, reviewed a sample of supporting documentation for the Appraisal and discussed with Wilson its experience and qualifications and the appraisal methodologies utilized.

   Stanger observed that the Appraisal was certified by a Member of the Appraisal Institute and was conducted utilizing the income approach to valuation, applying the discounted cash flow method to establish a value for each individual property, and the sales comparison approach. In addition, Stanger observed that in the course of conducting the Appraisal, Wilson confirmed certain parameters utilized based upon interviews conducted by Wilson of major buyers, owners and managers of self-storage properties, and data collected by Wilson relating to capitalization rates and net operating income per square foot for actual sales transactions in the marketplace for mini-warehouse properties which occurred during the 18 months preceding the date of the Appraisal.

   Stanger observed that the effective capitalization rate utilized in the Appraisal was approximately 9.2% for the properties of PSP10, based on net operating income (before non-recurring expenses and after certain property tax adjustments) generated for the 12 months ended March 31, 1996. Stanger further observed that among stabilized properties acquired by PSI or affiliated entities from third-parties between May 1994 and May 1996, capitalization rates for such purchases averaged approximately 9.8%. Lower capitalization rates generally reflect higher sales prices for income-producing properties.

   Review of Liquidation Analysis. Stanger reviewed an analysis prepared by management of PSP10 of the estimated value of PSP10 based upon liquidation of its portfolio on a property-by-property basis utilizing estimates prepared by PSP10 and information provided by Wilson.

   The property-by-property liquidation analysis assumed each property could be sold within an estimated marketing period of six months at the appraised value as reported in the Appraisal, to an independent third-party buyer. Costs of such property sales by PSP10 to independent third-parties were estimated by PSP10 to total approximately $2,186,000 and were comprised of estimates of $186,000 in state and local transfer taxes, $1,500,000 in commissions and $500,000 in legal and other closing costs. Such amounts were based on prevailing transfer tax rates in the locale of each property and on estimates of PSP10 based on knowledge of real estate transactions. Stanger observed that the estimated net proceeds from such liquidation, assuming no Required REIT Distributions (prior to the date of liquidation), the contribution of $880,000 by PSI and Hughes in respect of obligations due upon liquidation of PSP10, and the associated dissolution of PSP10 and distribution of all remaining assets was $19.91 per share, versus the consideration offered in the Merger of $20.92 cash per share of PSP10 Common Stock, or the equivalent of $20.92 of PSI Common Stock per share of PSP10 Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of PSP10 Shareholders.

   Stanger also reviewed information on recent and pending multi-property purchases and sales of self-storage properties transacted by PSI, PSMI or affiliates during 1993 through June 1996.

   Stanger observed that PSI, PSMI or affiliated entities have completed or have pending 11 bulk purchases of property portfolios during the period reviewed excluding the properties associated with the mergers of six prior REITs with PSI. These transactions involved affiliated and unaffiliated entities with an interest in 106 properties with an aggregate acquisition cost of approximately $250 million. Capitalization rates ranged from 9.1% to 10.7%, averaging 9.7%, for bulk transactions during the entire period reviewed and ranged from 9.1% to 9.8%, averaging 9.3%, for bulk transactions during the preceding six months.

   Review of Going Concern Analysis. Stanger reviewed financial analyses and projections prepared by the management of PSP10 concerning estimated cash flows and dividend distributions from continued operation of PSP10 as independent stand-alone entities and estimated sales proceeds from the liquidation of the shares of PSP10 or the portfolio of properties owned by PSP10. The analyses incorporated estimates of revenues and operating expenses for each of the properties, capital expenditures, entity-level general and administrative costs, and cash flow distributions and proceeds from sale of either the securities of PSP10 or the properties owned by PSP10 during projection periods of up to 10 years. The analyses and projections assumed, among other things, that (i) net operating income for PSP10 would grow at a compound annual rate of approximately 3% over the 10-year projection period; (ii) general and administrative expenses would increase at an average rate of 3% per annum over the projection period; and (iii) in the scenario involving sale of the properties in private real estate markets (as described below), such sales would occur at the terminal value projected by the appraiser in the Appraisal.

   The projections evaluated the going-concern value of PSP10 under three scenarios: Scenario #1 -- a five-year holding period, with shares of PSP10 Common Stock liquidated in securities markets at an FFO multiple ranging from
8.5 to 10.5; Scenario #2 -- a 10-year holding period, with shares of PSP10 Common Stock liquidated in securities markets at an FFO multiple ranging from
8.5 to 10.5; and Scenario #3 -- a 10-year holding period with the property portfolio of PSP10 liquidated in private real estate markets at the terminal value projected in the Appraisal and the net proceeds resulting from the liquidation of the properties and other remaining assets of PSP10, including an $880,000 contribution to PSP10 by PSI and Hughes in respect of certain obligations due upon liquidation of PSP10 are paid out to shareholders in liquidating distributions. Dividends and sale proceeds per share of PSP10 Common Stock were discounted in the projections at rates of 12.0% to 12.5%.

   Stanger observed that the FFO multiples utilized by management in the projections were consistent with current FFO multiples among publicly traded REITs investing in self-storage facilities and business parks and with market capitalization and leverage levels reasonably comparable to those of PSP10. This group of publicly traded REITs are all affiliated with PSI, and include Partners Preferred Yield I, II and III, and Public Storage Properties XI, XII, XIV, XV, XVI, XVII, XVIII, XIX, and XX. Stanger further observed that the discount rates applied to dividends and sale proceeds were consistent with the historic rates of return produced by equity REITs.

   Stanger further observed that the estimated values per share of PSP10 Common Stock on a going-concern basis resulting from the above analysis were as follows for each scenario: Scenario #1 -- $16.69 to $19.71; Scenario #2 -- $17.89 to $20.28; and Scenario #3 -- $18.88 and $19.52, compared with the consideration offered in the Merger of $20.92 per share of PSP10 Common Stock.

   The estimated values assigned to the alternative forms of consideration are based on a variety of assumptions that have been made by PSP10. While PSP10 has advised Stanger that it believes it has a reasonable basis for these assumptions, these assumptions may not reflect the actual experience of PSP10 and such differences could be material. See "-- Comparison of Consideration to be Received in the Merger to Other Alternatives."

   Review of Market Value. Stanger reviewed historical market prices, trading volume and dividend distributions for PSP10 Common Stock. In the course of this review, Stanger compared the historical market prices of PSP10 Common Stock with amounts to be received at the time of the Merger. Stanger observed that the trading price for PSP10 Common Stock averaged $18.52, $18.90, $18.76 and $18.24, for the respective 20-day, 60-day, 180-day, and 360-day periods preceding the announcement of the proposed Merger, that the closing price for PSP10 Common Stock on the last trading day prior to the first announcement of the proposed Merger was $18.38. Stanger further observed that the consideration offered in the Merger, reduced by $584,700, or approximately $.27 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisal and September 30, 1996) represents a premium of 11.5%, 9.3%, 10.1%, 13.2% and 12.4% over the 20-day, 60-
day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Merger for PSP10 Common Stock, respectively.

   In addition, Stanger observed that the consideration per share of PSP10 Common Stock offered in the Merger in the form of shares of PSI Common Stock will reflect values established in public securities trading markets equivalent to the cash offer per share of PSP10 Common Stock. Such value will be based on the average closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of PSP10 Shareholders.

   Distribution/FFO Analysis. Stanger reviewed distributions per share and FFO per share for PSP10 Shareholders on an equivalent per share basis. Stanger noted that based on a closing price of $21 for PSI Common Stock and the resulting exchange ratio of PSP10 Common Stock for PSI Common Stock and based on operating results for PSI (pro forma the PSMI Merger), regular quarterly distributions per share would decrease by approximately $.11 (34%) for PSP10 Shareholders receiving PSI Common Stock. Stanger observed that, at the $21 closing price for PSI Common Stock and based on operating results for PSI (pro forma the PSMI Merger), FFO per share on a quarterly basis earned by PSP10 Shareholders on an equivalent per share basis would decrease approximately $.05 (3%). Stanger also observed that the historical FFO per share annual growth rate for PSI for the 1992-1995 period was 12.3% compared to the historical FFO per share annual growth rate for PSP10 for the 1992-1995 period of 10.4%.

   CONCLUSIONS. Based on the foregoing, Stanger concluded that, based upon its analysis and assumptions, and as of the date of the fairness opinion, the consideration to be received in the Merger is fair to the public PSP10 Shareholders, from a financial point of view.

   ASSUMPTIONS. In evaluating the Merger, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Proxy Statement and Prospectus or that was furnished or otherwise communicated to Stanger. Stanger did not perform an independent appraisal of the assets and liabilities of PSP10 or PSI and relied upon and assumed the accuracy of the Appraisal. Stanger also relied on the assurances of PSP10 and PSI that any pro forma financial statements, projections, budgets or value estimates contained in the Proxy Statement and Prospectus or otherwise provided to Stanger, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the portfolio or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of the opinion; and that PSP10 and PSI are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

   In connection with preparing the fairness opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix
C. Stanger does not intend to deliver any additional written summary of the analysis.

   COMPENSATION AND MATERIAL RELATIONSHIPS. For preparing the fairness opinion and related services in connection with the Merger, Stanger is being paid a fee of $60,000. In addition, Stanger will be reimbursed for certain out-of-pocket expenses, including legal fees, up to a maximum of $9,000 and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws. The fee was negotiated with Stanger. Payment of the fee to Stanger is not dependent upon completion of the Merger. During the past two years (1994 to present), Stanger has rendered consulting and related services and provided products to PSI and to PSMI and its affiliates, including fairness opinions to the public shareholders of six REITs in connection with their mergers with PSI and an analysis used in a 1992 exchange offer involving PSI and three partnerships affiliated with PSMI, and may be engaged in the future. Stanger has received compensation aggregating approximately $295,000 in connection with these services and products since 1994 (exclusive of amounts received in connection with the Merger).

   LIMITATIONS AND QUALIFICATIONS. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the Merger; (ii) make any recommendation to the PSP10 Shareholders with respect to whether to approve or reject the Merger or whether to select the cash or PSI Common Stock option in the Merger; or (iii) express any opinion as to the business decision to effect the Merger, alternatives to the Merger or tax factors resulting from the PSMI Merger or relating to PSI's continued qualification as a REIT. Stanger's opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

   Among the factors considered in the selection of Stanger were Stanger's experience in connection with the mergers of six other REITs with PSI, its expertise in real estate transactions and the fee quoted by Stanger. No party other than Stanger was contacted to render an opinion as to the fairness of the Merger to PSP10 Shareholders, and PSP10 has neither requested nor received any views, preliminary or otherwise, from any party other than Stanger regarding the fairness of the Merger to the PSP10 Shareholders.

THE MERGER AGREEMENT

   If the Merger is approved by the PSP10 Shareholders and the other applicable conditions to the Merger are satisfied or waived, the Merger will be consummated pursuant to the Merger Agreement, which is set forth in Appendix A hereto and is incorporated by reference into this Proxy Statement and Prospectus. As a result of the Merger, all of the assets now held by PSP10 will be held by PSI upon completion of the Merger. The Merger Agreement contains representations and warranties of PSP10 and PSI and certain other provisions relating to the Merger. The representations and warranties are extinguished by, and do not survive, the Merger.

   CONDITIONS TO CONSUMMATION OF THE MERGER. Consummation of the Merger is contingent upon standard conditions, including the following: (i) the Registration Statement shall have been declared effective by the Commission and PSI shall have received all other authorizations necessary to issue PSI Common Stock in exchange for PSP10 Common Stock and to consummate the Merger; (ii) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the PSP10 Shareholders; (iii) receipt by PSP10 of a legal opinion of Hogan & Hartson L.L.P. that the Merger will qualify as a reorganization under Section 368(a) of the Code (which opinion has been received and is described under "Certain Federal Income Tax Matters"); (iv) the PSI Common Stock issued to PSP10 Shareholders shall be listed on the NYSE; (v) the Board of Directors of PSP10 shall have received a fairness opinion from Stanger (which opinion has been received); (vi) the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of PSP10 Shareholders is not less than $20; and (vii) demands for payment by holders of Dissenting Shares are filed with respect to less than 5% of the outstanding PSP10 Common Stock. The obligation of PSI to effect the Merger is also subject to PSI, in its sole discretion, being satisfied as to title to, and the results of an environmental audit of, each property of PSP10. Any of these conditions (other than the conditions of approval by the PSP10 Shareholders) may be waived by the board of directors of the corporation benefiting from such condition.

   AMENDMENT OR TERMINATION. The Merger Agreement provides for amendment or modification thereof by written agreement authorized by the boards of directors of PSP10 and PSI either before or after shareholder approval, provided that any such amendment or modification made after shareholder approval does not change any of the principal terms of the Merger or the Merger Agreement. The Merger may be abandoned at any time before or after shareholder approval by mutual written consent and may be abandoned by the action of the board of directors of either party if, among other things, the closing of the Merger shall not have occurred on or before June 30, 1997.

   CONSUMMATION. It is contemplated that the Merger will be consummated by filing the Agreement of Merger (attached as Exhibit A to the Merger Agreement) with the California Secretary of State as soon as practicable after its approval by PSP10 Shareholders and the satisfaction or waiver of various conditions contained in the Merger Agreement. It is currently contemplated that the Merger will be consummated during the second half of 1996.

   EXCHANGE OF CERTIFICATES. After the Merger, holders of certificates that evidenced outstanding shares of PSP10 Common Stock that were converted into shares of PSI Common Stock, upon surrender of the certificates to The First National Bank of Boston (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of PSI Common Stock into which the shares of PSP10 Common Stock shall have been converted and cash payment in lieu of fractional share interests, if applicable. As soon as practicable after the Merger, the Exchange Agent will send a notice and a transmittal form to each holder of record whose PSP10 Common Stock shall have been converted into PSI Common Stock, advising of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing PSP10 Common Stock in exchange for certificates evidencing PSI Common Stock. HOLDERS OF PSP10 COMMON STOCK WHO INTEND TO RECEIVE PSI COMMON STOCK IN THE MERGER SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT WHICH WILL BE MAILED AFTER CONSUMMATION OF THE MERGER.

   Until surrendered, each outstanding certificate which represents shares of PSP10 Common Stock that were converted into shares of PSI Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of PSI Common Stock into which the PSP10 Common Stock evidenced thereby were converted. However, until the certificates formerly evidencing PSP10 Common Stock are surrendered, no dividend payable to holders of record of the PSI Common Stock shall be paid to the holders of such certificates, but upon surrender of the certificates by the holders they will be entitled to receive the dividends (without interest) previously paid with respect to such PSI Common Stock as of any record date on or subsequent to the effectiveness of the Merger. After the Merger, there will be no further registration of transfers of PSP10 Common Stock on the records of PSP10 and, if certificates formerly evidencing such shares are presented, they will be cancelled and exchanged for certificates evidencing PSI Common Stock.

   FRACTIONAL SHARES. No fractional shares of PSI Common Stock will be issued in the Merger. In lieu of any fractional share interests, each holder of PSP10 Common Stock who would otherwise be entitled to a fractional share of PSI Common Stock will, upon surrender of the certificate representing such PSP10 Common Stock, receive a whole share of PSI Common Stock if such fractional share to which such holder would otherwise have been entitled is .5 of a share or more, and such fractional share shall be disregarded if it represents less than .5 of a share; provided that such fractional share shall not be disregarded if it represents .5 of 1% or more of the total number of shares of PSI Common Stock such holder is entitled to receive in the Merger. In such event, the holder will be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Common Stock at the time of effectiveness of the Merger by (ii) the fractional interest.

   RESTRICTIONS ON OTHER ACQUISITIONS. PSP10 has agreed not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving them, or any purchase of all or any significant portion of its assets, or any equity interest in it, other than the transactions contemplated by the Merger Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have discussions with, any person relating to such a proposal, provided that the PSP10 Board of Directors on behalf of PSP10 may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participation in the negotiations and discussions might cause the members of the PSP10 Board of Directors to breach its fiduciary duty to PSP10 Shareholders under applicable law as advised by counsel. PSP10 has agreed to notify PSI immediately if inquiries or proposals are received by, any such information is requested from, or negotiations or discussions are sought to be initiated or continued with it, and to keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

   DISTRIBUTIONS. Pending the Merger, PSP10 is precluded from declaring or paying any dividend on the PSP10 Common Stock or making any other distribution to the PSP10 Shareholders other than (i) regular dividends at a quarterly rate not in excess of $.35 per share, (ii) dividends to the PSP10 Shareholders of record immediately prior to the effectiveness of the Merger equal to the amount by which PSP10's estimated net asset value at such date exceeds the estimated net asset value at September 30, 1996 and (iii) Required REIT Distributions. See "Determination of Payments to be Received by PSP10 Shareholders in Connection with the Merger."

CASH ELECTION PROCEDURE

   Each holder of record of PSP10 Common Stock may make a Cash Election and have its shares of PSP10 Common Stock converted into the right to receive cash in the Merger. If the aggregate number of shares of PSP10 Common Stock as to which Cash Elections are made, together with shares of PSP10 Common Stock owned by Dissenting Shareholders (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PSP10 Common Stock outstanding as of the record date for the meeting of PSP10 Shareholders, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the Merger. If the aggregate number of such shares (together with any Dissenting Shares) is more than 20%, such shares shall be converted into the right to receive cash in the Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PSP10 Shareholders receiving both cash and PSI Common Stock in connection with the Merger, see "Certain Federal Income Tax Matters -- The Merger -- PSP10 Shareholders Receiving Cash and PSI Common Stock."

   All Cash Elections are to be made on a cash election form (a "Cash Election Form"). Holders of record of shares of PSP10 Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Cash Election Forms, provided that such Representative certifies that each such Cash Election Form covers all the shares of PSP10 Common Stock held by such Representative for a particular beneficial owner. Any Cash Election Form may be revoked by written notice received by American Stock Transfer & Trust Company (The "Depositary") prior to 5:00 p.m., New York time, on the last business day before the day of the meeting of shareholders. In addition, all Cash Election Forms will automatically be revoked if the Depositary is notified in writing that the Merger has been abandoned.

   IF A PSP10 SHAREHOLDER DOES NOT PROPERLY COMPLETE AND RETURN THE CASH ELECTION FORM, HE OR SHE WILL RECEIVE PSI COMMON STOCK IN THE MERGER. A PSP10 SHAREHOLDER MAY NOT MAKE A CASH ELECTION AS TO LESS THAN ALL OF THE SHARES OF PSP10 COMMON STOCK OWNED BY SUCH SHAREHOLDER. A Cash Election Form is being sent to PSP10 Shareholders of record on July 25, 1996. To be effective, a Cash Election Form must be properly completed and signed and must be received by the Depositary accompanied by all stock certificates representing shares of PSP10 Common Stock held by the person submitting such Cash Election Form to which the Cash Election Form relates (or by a guarantee of delivery of such certificates in the form and on the terms set forth in the Cash Election Form (a "Guaranteed Delivery")) no later than 5:00 p.m. New York City Time on September 10, 1996.
If a Cash Election Form is properly revoked, the certificate or certificates (or any guarantee of delivery) in respect of the PSP10 Common Stock to which the Cash Election Form relates will be promptly returned by the Depositary. The Depositary may determine whether or not elections to receive cash have been properly made or revoked, and any such determination shall be conclusive and binding.

   HOLDERS OF SHARES OF PSP10 COMMON STOCK WHO WISH TO SUBMIT CASH ELECTION FORMS SHOULD DELIVER THEIR STOCK CERTIFICATES WITH SUCH CASH ELECTION FORMS OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY.

   ANY HOLDER OF PSP10 COMMON STOCK WHO DOES NOT SUBMIT A PROPERLY COMPLETED AND SIGNED CASH ELECTION FORM ACCOMPANIED BY THE APPLICABLE STOCK CERTIFICATES (OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY) WHICH IS RECEIVED BY THE DEPOSITARY PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 1996 WILL RECEIVE PSI COMMON STOCK IN THE MERGER. IF PSI OR THE DEPOSITARY DETERMINES THAT ANY PURPORTED CASH ELECTION WAS NOT PROPERLY MADE, SUCH PURPORTED CASH ELECTION WILL BE DEEMED TO BE OF NO FORCE AND EFFECT AND THE HOLDER OF PSP10 COMMON STOCK MAKING SUCH PURPORTED CASH ELECTION WILL, FOR PURPOSES HEREOF,

RECEIVE PSI COMMON STOCK IN THE MERGER. NONE OF PSI, PSP10, OR THE DEPOSITARY WILL BE UNDER ANY OBLIGATION TO NOTIFY ANY PERSON OF ANY DEFECT IN A CASH ELECTION FORM.

   The tax consequences of receiving cash and/or PSI Common Stock are different. See "Certain Federal Income Tax Matters -- The Merger."

CONSEQUENCES TO PSP10 IF THE MERGER IS NOT COMPLETED

   If the Merger is not completed, PSP10 will remain as a separate legal entity and will continue to operate its properties.

COSTS OF THE MERGER

   It is estimated that the total consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSP10 Common Stock in the Merger (other than shares held by PSI) and to pay related costs and expenses would be $36,557,000 (less the amount of any Required REIT Distributions) and that the total amount of funds that would be required by PSI to purchase the PSP10 Common Stock from PSP10 Shareholders making Cash Elections and to pay the cost and expenses of the Merger would be $9,907,000 (assuming maximum Cash Elections and no Required REIT Distributions). These amounts will be paid from PSI's working capital or with funds borrowed under credit facilities with a group of banks for which Wells Fargo Bank, National Association acts as agent. These credit facilities aggregate $125,000,000 and bear interest at LIBOR plus .75% to 1.25%. PSI intends to repay amounts borrowed under these facilities from the public or private placement of securities or from PSI's undistributed cash flow.

   If the Merger is not completed, all costs incurred in connection with the Merger will be paid by the party incurring such costs, except that PSI will pay one-half of the cost of any expenses incurred in connection with the printing of this Proxy Statement and Prospectus and related registration statement, the Appraisal, environmental audits and preparation for real estate closings and filing fees and PSP10 will pay the other one-half of such costs. PSP10's share of such costs would be paid from its working capital. If the Merger is completed, all costs incurred by PSI and PSP10 in connection with the Merger will be paid by PSI.

   The following is a statement of certain fees and expenses estimated to be incurred in connection with the Merger (exclusive of amounts paid as a result of Cash Elections).


        Preclosing Transaction Costs
        Printing and Mailing                                               $ 200,000
        Proxy Solicitation                                                    25,000
        Legal                                                                 40,000
        Real Estate Appraisal and Fairness Opinion                           120,000
        Registration, Listing and Filing Fees                                 70,000
        Accounting                                                            20,000
        Other                                                                 15,000
                                                                           ---------
        Subtotal                                                             490,000

     Closing Transaction Costs
        Transfer Fees                                                        186,000
        Legal                                                                 40,000
        Title endorsements and escrow                                        153,000
        Other                                                                 11,000
                                                                           ---------
        Subtotal                                                            390,000*
                                                                           ---------

     TOTAL                                                                 $ 880,000
                                                                           =========
- ---------------

*   Would not be incurred if Merger is not approved.

ACCOUNTING TREATMENT

  The Merger will be treated as a purchase. Accordingly, the assets and liabilities of PSP10 will be accounted for at fair market value based upon independent appraisals and estimates in PSI's financial statements for periods after the Merger.

REGULATORY REQUIREMENTS

  The Merger is subject to compliance with federal and state securities law requirements.

COMPARISON OF PSP10 COMMON STOCK WITH PSI COMMON STOCK

  The information below compares certain attributes of the PSP10 Common Stock with the PSI Common Stock. The effect of the Merger on PSP10 Shareholders who receive PSI Common Stock in the Merger is set forth in italics below each caption.

                PSP10                                     PSI

                       INVESTMENT OBJECTIVES AND POLICIES

The principal investment objectives      The investment objectives of PSI are
are to provide (i) quarterly cash        to maximize FFO allocable to holders
distributions from its operations        of PSI Common Stock and to increase
and (ii) long-term capital gains         shareholder value through internal
through appreciation in the value of     growth and acquisitions.  FFO is a
properties.                              supplemental performance measure for
                                         equity REITs used by industry
Under the organizational documents of    analysts.  FFO does not take into
PSP10, it is not permitted to raise      consideration principal payments on
new capital or to reinvest operating     debt, capital improvements,
cash flow or sale or financing           distributions and other obligations
proceeds.  PSP10 will terminate on       of PSI.  Accordingly, FFO is not a
December 31, 2038, unless earlier        substitute for PSI's net cash
dissolved.  The predecessor of PSP10     provided by operating activities or
anticipated selling or financing its     net income as a measure of PSI's
properties within seven to 10 years      liquidity or operating performance.
after completion of development          An increase in PSI's FFO will not
(i.e., between 1992 and 1995).           necessarily correspond with an
                                         increase in distributions to holders
                                         of PSI Common Stock.  See "--
                                         Liquidity, Marketability and
                                         Distributions."

                                         PSI intends to continue its
                                         operations for an indefinite period
                                         of time and is not precluded from
                                         raising new capital, including senior
                                         securities that would have priority
                                         over PSI Common Stock (including PSI
                                         Common Stock issued in the Merger) as
                                         to cash flow, distributions and
                                         liquidation proceeds, or from
                                         reinvesting cash flow or sale or
                                         financing proceeds in new properties,
                                         except to the extent such
                                         reinvestment precludes PSI from
                                         satisfying the REIT distribution
                                         requirements.  Therefore, PSI
                                         Shareholders should expect to be able
                                         to liquidate their investment only by
                                         selling their shares in the market,
                                         and the market value of the PSI
                                         Common Stock may not necessarily
                                         equal or exceed the market value of
                                         PSI's assets or the net proceeds
                                         which might be available for
                                         distribution upon liquidation if PSI
                                         were to liquidate.  PSI has grown,
                                         and intends to continue to grow, as
                                         new investments are made.

         PSP10                                                   PSI

       PSP10 Shareholders who receive PSI Common Stock in the Merger will be changing their investment from "finite-life" to "infinite-life"; they will be able to realize the value of their investment only by selling the PSI Common Stock. The interest of PSI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSI Common Stock as to cash flow, distributions and liquidation proceeds. PSI has an effective registration statement for preferred stock, common stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued.
  See "Risk Factors and Material Considerations -- Uncertainty Regarding Market Price of Common Stock" and "-- Financing Risks -- Dilution and Subordination."

       PSI has no plans with respect to a sale or financing of any of PSP10's properties, except that PSI has, from time to time, considered whether to transfer its business park properties to a separate affiliated or unaffiliated corporation. PSI intends to continue to acquire properties from other parties.

                               BORROWING POLICIES

PSP10 is not permitted to borrow in      Subject to certain limitations in
connection with the acquisition of       PSI's Bylaws, PSI has broad powers to
properties.  It is fully invested        borrow in furtherance of its
and would distribute the proceeds        investment objectives.  PSI has
from a financing of properties.          incurred in the past, and may incur
PSP10 does not generally incur           in the future, both short-term and
borrowings in the ordinary course of     long-term debt to increase its funds
business.                                available for investment in real
                                         estate, capital expenditures and
                                         distributions.  At March 31, 1996,
                                         PSI's ratio of "Debt" (liabilities
                                         other than "accrued and other
                                         liabilities" and "minority interest"
                                         that should, in accordance with GAAP,
                                         be reflected on PSI's balance sheet)
                                         to "Assets" (PSI's total assets that
                                         should, in accordance with GAAP, be
                                         reflected on PSI's balance sheet) was
                                         approximately 6%.

       PSI, unlike PSP10, incurs debt in the ordinary course of business and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          TRANSACTIONS WITH AFFILIATES

The bylaws of PSP10 restrict it from     PSI's Bylaws restrict PSI from
entering into a variety of business      acquiring properties from its
transactions with affiliates.  The       affiliates or from selling properties
bylaws may be amended by a majority      to them unless the transaction (i) is
vote of shareholders.  See               approved by a majority of PSI's
"Amendment to Bylaws of PSP10."          independent directors and (ii) is
                                         fair to PSI based on an independent
                                         appraisal.

       It is easier for PSI to enter into transactions with its affiliates than in the case of PSP10 because shareholder approval is not required.

                       PROPERTIES (As of March 31, 1996)

PSP10 owns 17 wholly-owned properties      PSI owns equity interests (directly,
in nine states.  For the year ended        as well as through general and
December 31, 1995, the weighted            limited partnership interests and
average occupancy level and realized       capital stock interests) in 1,065
monthly rent per square foot of            properties in 37 states, including
PSP10's                                    307 wholly owned properties.  See
                                           "Description of PSI Properties."

         PSP10                                             PSI

 mini-warehouses were 91% and $.69,
 respectively.  See "Description of
 PSP10's Properties."


       Because PSI owns substantially more property interests in more states than does PSP10, PSI's results of operations are less affected by the profitability or lack of profitability of a single property than are those of PSP10 and it would be more difficult to liquidate PSI than PSP10 within a reasonable period of time.

                   LIQUIDITY, MARKETABILITY AND DISTRIBUTIONS

The PSP10 Common Stock is traded on      PSI Common Stock is traded on the
the AMEX.  During the 12 months          NYSE.  During the 12 months ended
ended March 31, 1996, the average        March 31, 1996, the average daily
daily trading volume of PSP10 Common     trading volume of PSI Common Stock
Stock was 1,200 shares.  PSP10 has       was 62,200 shares (56,000 shares if
not issued any securities that have      May 1995, during which PSI was
priority over the PSP10 Common Stock.    engaged in a public offering of PSI
                                         Common Stock, is excluded).  PSI has
                                         issued, and may in the future issue,
                                         securities that have priority over
                                         PSI Common Stock as to cash flow,
                                         distributions and liquidation
                                         proceeds.

       Distributions may be declared by the boards of directors of PSP10 and PSI out of any funds legally available for that purpose. As REITs, they are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs, but, subject to certain limitations and penalties, they can take into account subsequent year distributions for purposes of satisfying this requirement. PSI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

       A PSP10 Shareholder who receives PSI Common Stock in the Merger should have an investment for which the market is broader and more active than the market for PSP10 Common Stock. Distributions of PSI Common Stock are subject, however, to priority of preferred stock. See "Risk Factors and Material Considerations -- Consequences of Loss of Qualification as a REIT," "Distributions and Price Range of PSI Common Stock" and "Distributions and Price Range of PSP10 Common Stock" for information on trading prices of the PSP10 and PSI Common Stock.

                                    TAXATION

       PSP10 and PSI were organized to qualify for taxation as REITs and intend to continue to so qualify. As REITs, they generally are permitted to deduct distributions to their shareholders, which effectively eliminates the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends. Distributions received by PSP10 and PSI Shareholders generally constitute portfolio income, which cannot offset "passive" income and loss from other investments.

                                 VOTING RIGHTS

       PSP10 and PSI hold annual meetings, with each such meeting on a date within 15 months of the prior annual meeting, at which the shareholders elect the directors, with each shareholder entitled to cast as many votes as there are directors to be elected, multiplied by the number of shares registered in his or her name. Under California law, a majority vote of shareholders is required for (i) the removal of directors, (ii) the dissolution of the company, (iii) the amendment of certain provisions of the organizational documents and (iv) the sale of all or substantially all of the company's assets.

             PSP10                                    PSI

                             MANAGEMENT AND DUTIES

PSP10 is managed by its board of         PSI is managed by its board of
directors and executive officers.        directors and executive officers.  A
Two of the directors are independent     majority of the directors of PSI are
directors and the third director is      independent directors.
Hughes.

       Under California law, directors are accountable to a corporation and its shareholders as fiduciaries and are required to perform their duties in good faith, in a manner believed to be in the best interests of a corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The liability of the directors of PSP10 and PSI is limited pursuant to the provisions of California law and their organizational documents, which limit a director's liability for monetary damages to the respective corporation or its shareholders for breach of the director's duty of care, where a director fails to exercise sufficient care in carrying out the responsibilities of office. Those provisions would not protect a director who knowingly did something wrong, or otherwise acted in bad faith, nor would they foreclose any other remedy which might be available to the respective corporation or its shareholders, such as the availability of non-monetary relief. In addition, the organizational documents provide PSP10 and PSI with the authority to indemnify its "agents" under certain circumstances for expenses or liability incurred as a result of litigation. Under California law, "agents" are defined to include directors, officers and certain other individuals acting on a corporation's behalf. PSP10 and PSI have taken advantage of those provisions and have entered into agreements with the respective corporation's directors and executive officers, indemnifying them to the fullest extent permitted by California law. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, PSP10 and PSI have been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable.

             RESTRICTIONS ON TRANSFER AND ANTI-TAKEOVER PROVISIONS

For PSP10 to be taxed as a REIT, the     For PSI to be taxed as a REIT, PSI
PSP10 Common Stock must be widely        Common Stock must be widely held.  To
held.  To aid PSP10 in meeting this      aid PSI in meeting this requirement,
requirement, its board of directors      PSI's articles of incorporation
is given the power to restrict the       contain significant restrictions on
transfer of shares of capital stock      the ownership of PSI Common Stock.
if the transfer could produce a          PSI is authorized to issue
violation of this requirement.           200,000,000 shares of PSI Common
PSP10 cannot issue additional common     Stock, of which approximately
and preferred stock without              77,000,000 shares are currently
shareholder approval.                    outstanding, and 50,000,000 shares of
                                         preferred stock, of which
                                         approximately 13,400,000 shares are
                                         currently outstanding.  Subject to
                                         the rules of the NYSE and applicable
                                         provisions of California law, PSI can
                                         issue authorized common and preferred
                                         stock without shareholder approval.
                                         See "Description of PSI Capital Stock
                                         -- Effects of Issuance of Capital
                                         Stock," "-- Ownership Limitations"
                                         and "Certain Federal Income Tax
                                         Matters -- General Tax Treatment of
                                         PSI."

       Given the ownership level of PSI Common Stock by the Hughes Family and PSI's greater flexibility to issue capital stock, including senior securities with special voting rights and priority over common stock, PSI should be in a better position to deter attempts to obtain control in transactions not approved by its board of directors than PSP10, and shareholders of PSI could be less likely to benefit from a takeover not approved by PSI's Board of Directors than would shareholders of PSP10 in a similar circumstance.

                        LIMITED LIABILITY OF INVESTORS

       Under California law, shareholders are not generally liable for corporate debts or obligations. The PSP10 and PSI Common Stock are nonassessable.

                          REVIEW OF SHAREHOLDER LISTS

     Under applicable law, a shareholder is entitled, upon written demand, to inspect and copy the record of shareholders, at any time during usual business hours, for a purpose reasonably related to his or her interest as a shareholder.

                          AMENDMENT TO BYLAWS OF PSP10

     A provision of the bylaws of PSP10 prohibits the sale of property to affiliates. Because this would arguably apply to the Merger, PSP10 is proposing an amendment to its bylaws that expressly authorizes a merger with PSI provided any such merger is approved by the majority of outstanding shares of the PSP10 Common Stock. The proposed amendment has been approved by the PSP10 Board of Directors who recommend that PSP10 Shareholders vote FOR the proposal. Appendix E contains a complete text of the proposed amendment.

                   APPROVAL OF THE MERGER AND BYLAW AMENDMENT

GENERAL

     This Proxy Statement and Prospectus and the enclosed proxy are first being mailed on or about __________, 1996 to the PSP10 Shareholders in connection with the solicitation by the PSP10 Board of Directors for use at the special meeting of PSP10 Shareholders (and at any adjournment) to consider and vote upon the Merger and the Bylaw amendment.

     If a proxy in the accompanying form is properly executed and returned before the voting, the shares represented thereby will be voted in the manner specified on the proxy. If no specification is made, the shares held by PSP10 Shareholders will be voted in favor of the Merger and the Bylaw amendment. A proxy is revocable by delivering a subsequently signed and dated proxy or other written notice to the Secretary of PSP10 at any time before its exercise. A proxy may also be revoked if the person executing the proxy is present at the meeting and chooses to vote in person.

     Holders of record at the close of business on July 25, 1996 of PSP10 Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were outstanding 2,157,484 shares of PSP10 Common Stock and each share is entitled to one vote on the Merger and the Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PSP10 Common Stock constitutes a quorum. As of the record date, PSI and Hughes beneficially owned 559,509 shares (approximately 25.93%) of PSP10 Common Stock and the directors and executive officers of PSP10, excluding Hughes, beneficially owned an additional 2,650 shares (approximately 0.12%) of PSP10 Common Stock. Such parties intend to vote their shares of PSP10 Common Stock for the Merger and the Bylaw amendment.

     The affirmative vote of a majority of the shares of PSP10 Common Stock outstanding and entitled to vote on the record date is required under California law to approve the Merger and the Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the Merger and the Bylaw amendment. PSP10 has voluntarily imposed the additional condition that the Merger be approved by a majority of the shares of PSP10 Common Stock voting at the meeting of PSP10 Shareholders not held by PSI and Hughes. For these purposes, an abstention or broker non-vote will not be counted as a share voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     PSP10. The following table sets forth information as of July 25, 1996 with respect to the person known to PSP10 to be the beneficial owner of more than 5% of the outstanding shares of PSP10 Common Stock:

                                           Shares of PSP10 Common Stock
                                                Beneficially Owned
                                           ----------------------------
                                               Number
          Name and Address                   of Shares         Percent
          ----------------                  -----------        -------
     PSI                                     559,509(1)         25.93%
     701 Western Avenue, Suite 200
     Glendale, California 91201-2397

_______________
(1) Includes (i) 452,094 shares of PSP10 Common Stock owned by PSI as to which PSI has sole voting and dispositive power and (ii) 107,415 shares of PSP10 Common Stock which PSI has an option to acquire (together with other securities) from B. Wayne Hughes as trustee of the B.W. Hughes Living Trust and as to which PSI has sole voting power (pursuant to an irrevocable proxy) and no dispositive power.

     The following table sets forth information as of July 25, 1996 concerning the beneficial ownership of PSP10 Common Stock of each director of PSP10 (including Hughes, the chief executive officer) and of all directors and executive officers of PSP10 as a group:

                                                                      Shares of PSP10 Common Stock
                                                                           Beneficially Owned
                                                                      ----------------------------
                                                                        Number
      Name                                     Positions              of Shares           Percent
      ----                                     -----------            ---------           -------
B. Wayne Hughes                           Chairman of the Board and
                                          Chief Executive Officer     107,415(2)           4.98%
Vern O. Curtis                            Director                        500                (3)
Jack D. Steele                            Director                        100(4)             (3)
All Directors and Executive Officers
  as a Group (eight persons)                                          110,065(2)(4)        5.10%
- ---------------

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Shares owned by B. Wayne Hughes as trustee of the B.W. Hughes Living Trust as to which Mr. Hughes has sole dispositive power and no voting power; PSI has an option to acquire these shares and an irrevocable proxy to vote these shares (see footnote (1) to the preceding table).

(3) Less than 0.1%.

(4) Shares held by a bank custodian of a SEP for the benefit of Mr. Steele.

     PSI. The following table sets forth information with respect to persons known to PSI to be the beneficial owners of more than 5% of the outstanding shares of PSI Common Stock:

                                                      Shares of PSI Common Stock
                                                          Beneficially Owned
                                                      --------------------------
                                                         Number
          Name and Address                             of Shares         Percent
          ----------------                            -----------        -------
    B. Wayne Hughes, B. Wayne Hughes, Jr.
    Parker Hughes Trust No. 2, Tamara L. Hughes,
    PS Orangeco, Inc. ("PSOI")                        37,191,266          48.3%
    701 Western Avenue, Suite 200
    Glendale, California 91201-2397
    PS Insurance Company, Ltd. ("PSIC")
    41 Cedar Avenue
    Hamilton, Bermuda(1)

    FMR Corp.                                          5,468,355           7.1%
    82 Devonshire Street
    Boston, Massachusetts 02109(2)

_______________
(1) This information is as of June 28, 1996. The reporting persons listed above (the "PSI Reporting Persons") have filed a joint Schedule 13D, amended as of March 26, 1996. The number of shares of PSI Common Stock beneficially owned by the PSI Reporting Persons at June 28, 1996 includes 6,522 shares which can be acquired upon conversion of 3,875 shares of 8.25% Convertible Preferred Stock which are beneficially owned by the PSI Reporting Persons. The common stock of PSOI (representing approximately 5% of the equity) is owned one-third each by B. Wayne Hughes, Tamara L. Hughes (an adult daughter of B. Wayne Hughes) and

    B. Wayne Hughes, Jr. (an adult son of B. Wayne Hughes), and the non-voting preferred stock of PSOI (representing approximately 95% of the equity) is owned by PSI. The stock of PSIC is owned approximately 45% by B. Wayne Hughes, 47% by Tamara L. Hughes and 8% by B. Wayne Hughes, Jr. Tamara L. Hughes is the trustee of Parker Hughes Trust No. 2, an irrevocable trust for the benefit of a minor son of B. Wayne Hughes. Each of the PSI Reporting Persons disclaims the existence of a group within the meaning of Section 13(d)(3) of the Exchange Act. B. Wayne Hughes, Tamara L. Hughes and B. Wayne Hughes, Jr. share voting and dispositive power with respect to the 30,777 shares owned by PSOI, and B. Wayne Hughes and Tamara L. Hughes share voting and dispositive power with respect to the 301,032 shares owned by PSIC. B. Wayne Hughes disclaims beneficial ownership of the shares owned by
    B. Wayne Hughes, Jr., Parker Hughes Trust No. 2 and Tamara L. Hughes (an aggregate of 17,552,044 shares (exclusive of the shares owned by PSOI and PSIC) or approximately 22.8% of the shares of PSI Common Stock outstanding (or deemed to be outstanding) as of June 28, 1996). Each of the other PSI Reporting Persons disclaims beneficial ownership of the shares owned by any other PSI Reporting Person.

(2) This information is as of December 31, 1995 and is based on a Schedule 13G filed by FMR Corp. (except that the percent shown in the table is based on the shares of PSI Common Stock outstanding at June 28, 1996). As of December 31, 1995, FMR Corp. beneficially owned 5,468,355 shares of PSI Common Stock. This number includes 5,136,100 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940, and 332,255 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as investment manager of various institutional accounts. FMR Corp. has sole voting power with respect to 332,255 shares and sole dispositive power with respect to 5,468,355 shares.

     The following table sets forth information as of June 28, 1996 concerning the beneficial ownership of PSI Common Stock of each director of PSI (including Hughes, the chief executive officer) and of all directors and executive officers of PSI as a group:

                                                                              Shares of PSI Common Stock:
                                                                              Beneficially Owned(1)
                                                                              Shares Subject to Options(2)
                                                                              Shares Issuable Upon Conversion
                                                                              of Convertible Preferred Stock(3)
                                                                              ---------------------------------
     Name                               Positions                             Number of Shares       Percent
     ----                               ---------                             ----------------       -------
B. Wayne Hughes                         Chairman of the Board and
                                        Chief Executive Officer               19,639,222(1)(4)        25.5%

Harvey Lenkin                           President and Director                   584,080(1)(5)         0.8%
                                                                                     10,000(2)            *
                                                                                      4,040(3)            *
                                                                               ------------           -----
                                                                                    598,120            0.8%

Robert J. Abernethy                     Director                                     65,591(1)            *
                                                                                     20,833(2)            *
                                                                               ------------           -----
                                                                                     86,424            0.1%

Dann V. Angeloff                        Director                                     79,219(1)(6)      0.1%
                                                                                        833(2)            *
                                                                               ------------           -----
                                                                                     80,052            0.1%

William C. Baker                        Director                                    10,000(1)             *
                                                                                    20,833(2)             *
                                                                               ------------           -----
                                                                                     30,833               *

Uri P. Harkham                          Director                                    495,829(1)(7)      0.6%
                                                                                       833(2)             *
                                                                               ------------           -----
                                                                                    496,662             0.6%

All Directors and Executive
  Officers as a Group (14 persons)                                               21,221,877(1)(4)(5)
                                                                                           (6)(7)(8)  27.6%
                                                                                    236,494(2)         0.3%
                                                                                     16,664(3)            *
                                                                               ------------           -----
                                                                                 21,475,035           27.8%

_______________
 *  Less than 0.1%

(1) Shares of PSI Common Stock beneficially owned as of June 28, 1996. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Represents vested portion, as of June 28, 1996, and portion of which will be vested within 60 days of June 28, 1996, of shares of PSI Common Stock subject to options granted to the named individuals or the group pursuant to PSI's 1990 Stock Option Plan and 1994 Stock Option Plan.

(3) Represents shares of PSI Common Stock which can be acquired upon conversion of the shares of 8.25% Convertible Preferred Stock which are beneficially owned as of June 28, 1996 by the named individuals or the group.

(4) Includes 19,270,295 shares held of record by the B.W. Hughes Living Trust as to which Mr. Hughes has voting and investment power, 1,414 and 1,409 shares, respectively, held by custodians of IRAs for Mr. Hughes and Mrs. Kathleen Hughes as to which each has investment power, 4,826 shares held by Mrs. Hughes as to which she has investment power and 29,469 shares held by Mrs. Hughes as custodian FBO Parker Hughes Trust dated 3/7/91. Also includes 30,777 shares held of record by PSOI as to which Mr. Hughes, Tamara L. Hughes and B. Wayne Hughes, Jr. share voting and dispositive power and 301,032 shares held of record by PSIC as to which Mr. Hughes and Tamara L. Hughes share voting and dispositive power.

(5) Includes 1,172 and 734 shares, respectively, held by custodians of IRAs for Mr. Lenkin and Mrs. Lenkin as to which each has investment power, 300 shares held by Mrs. Lenkin, 500 shares and 150 shares, respectively, held by Mrs. Lenkin as custodian for two sons and 100 shares held by a custodian of an IRA for a son. Also includes 540,000 shares held of record by the Public Storage, Inc. Profit Sharing Plan and Trust (the "PSI Plan") as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

(6) Includes 5,034 shares held by a custodian of an IRA for Mr. Angeloff, 2,185 shares held by Mr. Angeloff as trustee of Angeloff's Children's Trust and 70,000 shares held by Mr. Angeloff as trustee of Angeloff Family Trust.

(7) Includes 76,400 shares held by Mr. Harkham as trustee of Jonathan Martin Profit Sharing Plan, 371,179 shares held by Harkham Industries, Inc. (dba Jonathan Martin, Inc.), a corporation wholly owned by Mr. Harkham, 10,013 shares held by Mr. Harkham as trustee of Uri Harkham Trust, 13,172 shares held by Jonathan Martin, Inc. Employee Profit Sharing Plan, 650 and 690 shares, respectively, held by custodians of IRAs for Mr. Harkham and Mrs. Harkham as to which each has investment power, and 1,725, 1,800, 1,700, 1,800 and 1,700 shares, respectively, held by Mr. Harkham as custodian for five of his children.

(8) Includes shares held of record or beneficially by members of the immediate family of executive officers of PSI and shares held by custodians of IRAs for the benefit of executive officers of PSI.

     The following tables set forth information as of June 28, 1996 concerning the remaining security ownership of each director of PSI (including Hughes, the chief executive officer) and of all directors and executive officers of PSI as a group:

                                               Shares of 8.25% Convertible     Shares of 10% Cumulative
                                               Preferred Stock                 Preferred Stock, Series A
                                               Beneficially Owned(1)           Beneficially Owned(1)
                                               -------------------------       -------------------------------
                                                 Number                         Number
      Name                                     of Shares         Percent       of Shares               Percent
      ----                                     ---------         -------       ---------               -------
B. Wayne Hughes                                    --               --             --                      --
Harvey Lenkin                                    2,400(1)(2)       0.1%            --                      --
Robert J. Abernethy                                --               --             --                      --
Dann V. Angeloff                                   --               --             --                      --
William C. Baker                                   --               --             --                      --
Uri P. Harkham                                     --               --             --                      --
All Directors and Executive Officers
  as a Group (14 persons)                        9,900(1)(2)(3)    0.4%          1,460(1)(3)                *

                                               Shares of 9.20% Cumulative      Shares of Adjustable Rate
                                               Preferred Stock,                Cumulative Preferred Stock,
                                               Series B                        Series C
                                               Beneficially Owned(1)           Beneficially Owned(1)
                                               -------------------------       -------------------------------
                                                 Number                         Number
      Name                                     of Shares         Percent       of Shares               Percent
      ----                                     ---------         -------       ---------               -------
B. Wayne Hughes                                    --               --             --                      --
Harvey Lenkin                                      --               --          29,300(1)(4)               2.4%
Robert J. Abernethy                                --               --             --                      --
Dann V. Angeloff                                   --               --             --                      --
William C. Baker                                   --               --             --                      --
Uri P. Harkham                                     --               --             --                      --
All Directors and Executive Officers
  as a Group (14 persons)                        4,000(1)(3)        0.2%        29,800(1)(3)(4)            2.5%

- ---------------
 *  Less than 0.1%

(1) Shares of PSI 8.25% Convertible Preferred Stock, 10% Cumulative Preferred Stock, Series A, 9.20% Cumulative Preferred Stock, Series B, or Adjustable Rate Cumulative Preferred Stock, Series C, as applicable, beneficially owned as of June 28, 1996. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Includes 100 shares held by Mrs. Lenkin and 300 shares held by Mrs. Lenkin as custodian for a son.

(3) Includes shares held of record or beneficially by members of the immediate family of executive officers of PSI and shares held by custodians of IRAs for the benefit of executive officers of PSI.

(4) Shares held of record by the PSI Plan as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

     As of June 28, 1996, the directors and executive officers of PSI did not own any shares of PSI's 9.50% Cumulative Preferred Stock, Series D, 10% Cumulative Preferred Stock, Series E, 9.75% Cumulative Preferred Stock, Series F, Depositary Shares, each representing 1/1,000 of a Share of 8 7/8% Cumulative Preferred Stock, Series G, Depositary Shares, each representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H, Convertible Preferred Stock, Series CC or Class B Common Stock (the Class B Common Stock is owned by Tamara L. Hughes and B. Wayne Hughes, Jr.).

SOLICITATION OF PROXIES

     PSP10 will pay its cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and regular employees of PSP10 and its affiliates may solicit the return of proxies by telephone, telegraph, personal interview or otherwise. PSP10 may also reimburse brokerage firms and other persons representing the beneficial owners of PSP10 Common Stock for reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Shareholder Communications Corporation may be retained to assist PSP10 in solicitation of proxies at an estimated cost of $20,000.

                       DESCRIPTION OF PSP10'S PROPERTIES

     PSP10 owns a total of 17 properties: 16 mini-warehouses and one business park. The following table contains information as of December 31, 1995 about PSP10's properties. Pursuant to the Merger, these properties would be acquired by PSI.

                                   Size of        Net       Number
                                    Parcel     Rentable       of          Date
      Location                     (Acres)    Square Feet   Spaces       Opened
- -----------------------------------------------------------------------------------
CALIFORNIA
Canoga Park, Sherman Way              3.01         75,000      907   November 1984
Petaluma, Lakeville Hwy.              2.52         45,000      339   October 1984
San Diego, Lusk Blvd.(1)              4.50        105,000       39   February 1985
Santa Rosa Ave.                       2.00         40,000      356   January 1985

COLORADO
Colorado Spgs, N. Academy             2.91         46,000      434   March 1984
Denver, Hampden Ave.                  3.06         62,000      526   September 1984
Littleton, Mineral Ave.               3.29         63,000      485   November 1984

FLORIDA
Sarasota, U.S. Hwy 41 So.             1.53         38,000      335   December 1984
Jacksonville, Lane Ave.               3.06         52,000      437   December 1984

NEVADA
Las Vegas, Boulder Hwy.               3.20         65,000      653   July 1984

NEW JERSEY
Green Brook, Route 22                 4.02         53,000      483   July 1985

NEW YORK
Rockland, Ramapo                      6.38         51,000      443   October 1985

PENNSYLVANIA
Upper Moreland, Maryland Ave.         3.59         40,000      345   August 1984

TEXAS
Dallas, Stemmons Fwy                  2.46         74,000      611   May 1984
Lewisville, Interstate 35             2.12         45,000      398   August 1984
Houston, W. Montgomery                2.28         62,000      444   August 1984

VIRGINIA
Newport News, Warick Blvd.            2.68         47,000      420   March 1985

- ---------------
(1)  Business park facility.

     As of the date of this Proxy Statement and Prospectus, each of these properties is generating sufficient revenues to cover its operating expenses.

     None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PSP10 believes each property is adequately covered by insurance.

     As reflected in the table below, PSP10 has experienced overall improved property operations:

                                                                         Three months ended
                                           Years ended December 31,          March 31,
                                          ---------------------------   --------------------
                                           1993      1994      1995       1995        1996
                                          -------   -------   -------   ---------   --------

Weighted average occupancy level (1)          91%       93%       91%         90%        90%
Realized monthly rent per occupied
  square foot (1)(2)                        $.63      $.69      $.69        $.68       $.70


- ---------------
(1) Mini-warehouses only.

(2) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSP10 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions.

    Additional information is set forth below with respect to the Canoga Park/Sherman Way and San Diego/Lusk Boulevard properties because they are the only properties with a book value of at least 10% of PSP10's total assets or that have accounted for at least 10% of PSP10's aggregate gross revenues.

    CANOGA PARK/SHERMAN WAY. The property is located in the San Fernando Valley area of Los Angeles, approximately 20 miles from downtown Los Angeles. Sherman Way, which fronts the property, is a heavily traveled surface artery with local retail and commercial properties along its length. The surrounding area is residential, with small single-family housing.

    Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:

                                                Annual
                                               Scheduled
                                 Occupancy     Rent Per
              Date                  Rate      Square Foot
              ----               ---------   -----------
        December 31, 1995            84%        $10.80
        December 31, 1994            92          10.44
        December 31, 1993            83          10.32
        December 31, 1992            83          10.56
        December 31, 1991            80          10.80

     SAN DIEGO/LUSK BOULEVARD. The property, a business park, is located in San Diego's North County area, approximately 13 miles north of downtown San Diego. The property is close to two freeways, I-805 and I-163. Miramesa Road, a principal east-west artery, and Miramar Naval Air Station are also within the property's market area.

     No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:

                                                Annual
                                               Scheduled
                                 Occupancy     Rent Per
              Date                  Rate      Square Foot
              ----               ---------   -----------
        December 31, 1995            87%        $ 6.72
        December 31, 1994            93           6.00
        December 31, 1993            96           6.72
        December 31, 1992            91           6.00
        December 31, 1991            90          10.13

     The decrease in rent per square foot from 1991 to 1992 was in response to market conditions causing PSP10 to lower rents to attract and retain tenants.

     A schedule showing the total annual base rent and percentage of total income relating to leases for the property according to their expiration dates is set forth below:

          Year of        Total Amt.   Percentage of
        Expiration*      Base Rent     Total Income
        -----------      ----------   -------------
        1996              $476,000         48.82%
        1997               296,000         30.36
        1998               143,000         14.67
        1999                44,000          4.51
        Thereafter          16,000          1.64
                          --------        ------

         Total            $975,000        100.00%
                          ========        ======

_______________

  * Assumes that none of the renewal options included in the leases will be exercised.

                        DESCRIPTION OF PSI'S PROPERTIES

     At December 31, 1995, PSI had equity interests (through direct ownership, as well as general and limited partnership interests and stock ownership interests) in 1,050 facilities (273 of which were wholly owned) located in 37 states. These facilities consist of 1,016 mini-warehouses and 34 business parks. None of PSI's current investments involves 10% or more of PSI's total assets or gross revenues. In the opinion of management of PSI, the facilities in which PSI has invested are adequately insured.

     The following table reflects the geographic diversification of PSI's mini-warehouses ("Mini") and business parks ("BP"):

                                                     At December 31, 1995
                                    ---------------------------------------------------
                                                               Net Rentable Square Feet
                                      Number of Facilities          (in thousands)
                                    ------------------------   ------------------------
                                       Mini(2)         BP         Mini             BP
                                    ------------   ---------   --------         -------
   California:
    Southern                             146            16       9,419           1,434
    Northern                             129             4       7,211             291
   Texas                                 109             5       7,092             670
   Florida                                81            --       4,491              --
   Illinois                               62            --       3,899              --
   Colorado                               36            --       2,275              --
   Washington                             36             1       2,228              28
   Georgia                                33            --       1,727              --
   New Jersey                             32            --       1,846              --
   Maryland                               31            --       1,772              --
   Virginia                               28             3       1,921             213
   New York                               27            --       1,584              --
   Ohio                                   27            --       1,651              --
   Oregon                                 25             1       1,232              40
   Nevada                                 22            --       1,410              --
   Pennsylvania                           18            --       1,227              --
   Other states (22 states)              174             4       9,734             406
                                       -----         -----     -------          ------
     Totals                            1,016            34      60,719           3,082
                                       =====         =====     =======          ======


  As reflected in the table below, PSI has experienced overall improved property operations:

                                                                                        Three months ended
                                                      Years ended December 31,              March 31,
                                                  ------------------------------        ------------------
                                                  1993         1994         1995        1995          1996
                                                  ----         ----         ----        ----          ----
Weighted average occupancy level                  87.0%        89.2%        90.1%       88.0%         88.0%
Realized monthly rent per occupied
 square foot (1)(2)                               $.64         $ .68         $.70      $  .63         $ .65


- ---------------
(1) Mini-warehouses owned throughout the periods.

(2) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSI believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions.

               DISTRIBUTIONS AND PRICE RANGE OF PSI COMMON STOCK

    The PSI Common Stock has been listed on the NYSE since October 19, 1984. The following table sets forth the distributions paid per share on the PSI Common Stock in the periods indicated below and the reported high and low sales prices on the NYSE composite tape for the applicable periods.

                                                              DISTRIBUTIONS
         CALENDAR PERIODS                 HIGH       LOW        PAID  (1)
         ----------------               --------   --------   --------------

        1994:
          First quarter                 $16        $13 1/2        $.21
          Second quarter                 16 3/4     13 3/8         .21
          Third quarter                  15 3/4     14 1/4         .21
          Fourth quarter                 15         13             .22

        1995:
          First quarter                  17 1/8     13 1/2         .22
          Second quarter                 17 1/8     15 1/4         .22
          Third quarter                  18 3/4     16 3/8         .22
          Fourth quarter                 19 3/4     17 3/8         .22

        1996:
          First quarter                  21 7/8     18 7/8         .22
          Second quarter                 21 1/2     19 3/8         .22
          Third quarter
           (through ________, 1996)                                 --


_______________

(1) For GAAP purposes, all distributions were from investment income.

     As of July 18, 1996, there were approximately 14,952 record holders of PSI Common Stock. On June 19, 1996, the last full trading day prior to the first public announcement of the proposed Merger, the closing price of the Common Stock of PSI was $20 1/2. On ________________, 1996, the last full trading day prior to the date of this Proxy Statement and Prospectus, the closing price was $____.

     Holders of PSI Common Stock are entitled to receive distributions when, as and if declared by the board of directors out of any funds legally available for that purpose. PSI, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSI can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year. See "Certain Federal Income Tax Matters -- General Tax Treatment of PSI."

     PSI's revolving credit facility with a commercial bank restricts PSI's ability to pay distributions in excess of "Funds from Operations" for the prior four fiscal quarters less scheduled principal payments and less capital expenditures. Funds from Operations is defined in the loan agreement generally as net income before gain on sale of real estate, extraordinary loss on early retirement of debt and deductions for depreciation, amortization and non-cash charges. Also, unless full dividends on PSI's preferred stock have been paid for all past dividend periods, no dividends may be paid on PSI Common Stock, except in certain instances.

              DISTRIBUTIONS AND PRICE RANGE OF PSP10 COMMON STOCK

     The PSP10 Common Stock has been listed on the AMEX since February 1991. The following table sets forth the distributions paid per share on PSP10 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                              DISTRIBUTIONS
         CALENDAR PERIODS                 HIGH       LOW        PAID  (1)
         ----------------               --------   --------   --------------

        1994:
          First quarter                 $17 3/4    $16             $.35
          Second quarter                 18         16 3/8          .35
          Third quarter                  18 3/8     17 1/8          .35
          Fourth quarter                 18         16 1/4          .35

        1995:
          First quarter                  18         16 3/8          .35
          Second quarter                 18         16 7/8          .35
          Third quarter                  18 3/4     17 1/8          .35
          Fourth quarter                 18         17              .35

        1996:
          First quarter                  20 1/2     17 1/2          .35
          Second quarter                 19 7/8     18 3/8          .35(2)
          Third quarter
           (through __________, 1996)

_______________

(1) Distributions paid per share of PSP10 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter.

(2) Includes special distribution of $.02.

     As of July 18, 1996, there were approximately 1,915 record holders of PSP10's Common Stock. On June 19, 1996, the last full trading day prior to the first public announcement of the proposed Merger, the closing price of PSP10 Common Stock was $18.38. On _____________, 1996, the last full trading day prior to the date of this Proxy Statement and Prospectus, the closing price was $_____.

     Holders of PSP10 Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PSP10, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSP10 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

                        DESCRIPTION OF PSI CAPITAL STOCK

     PSI is authorized to issue 200,000,000 shares of PSI Common Stock, par value $.10 per share, 7,000,000 shares of PSI Class B Common Stock, par value $.10 per share and 50,000,000 shares of preferred stock, par value $.01 per share. At June 28, 1996, PSI had outstanding 77,001,890 shares of PSI Common Stock (exclusive of shares issuable upon conversion of PSI's convertible capital stock and shares subject to options), 7,000,000 shares of Class B Common Stock and 13,447,280 shares of preferred stock.

COMMON STOCK

     The following description of PSI Common Stock sets forth certain general terms and provisions of PSI Common Stock. The statements below describing PSI Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the PSI's Articles of Incorporation and Bylaws.

     PSI Shareholders will be entitled to receive dividends when, as and if declared by PSI's Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on PSI Common Stock and purchases of shares thereof by PSI will be subject to certain restrictions if PSI fails to pay dividends on outstanding preferred stock. See "-- Preferred Stock." Upon any liquidation, dissolution or winding up of PSI, holders of PSI Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of PSI and the preferential amounts owing with respect to any outstanding preferred stock. Holders of PSI Common Stock have no preemptive rights, which means they have no right to acquire any additional shares of PSI Common Stock that may be issued by PSI at a subsequent date.

     Each outstanding share of PSI Common Stock entitles the holder to one vote on all matters presented to PSI Shareholders for a vote, with the exception that PSI Shareholders have cumulative voting rights with respect to the election of PSI's Board of Directors, in accordance with California law. Cumulative voting entitles each PSI Shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A PSI Shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as the PSI Shareholder chooses. PSI Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of PSI Common Stock. All outstanding shares of PSI Common Stock are fully paid and nonassessable.

OWNERSHIP LIMITATIONS

     For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, PSI's Articles of Incorporation and Bylaws provide certain restrictions on the shares of capital stock that any PSI Shareholder may own.

     PSI's Articles of Incorporation and Bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of all common stock of PSI, or (B) 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSI. The Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including the Hughes Family) at the time of the PSMI Merger. This ownership limitation is necessary in order to assist in preserving PSI's REIT status in view of the Hughes Family's substantial ownership interest in PSI.
See "Certain Federal Income Tax Considerations -- Tax Treatment of PSI."

     PSI's Board of Directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the Board of Directors has determined that, after giving effect to (x) an acquisition by such person of beneficial ownership (within the meaning of the Code) of the maximum amount of capital stock of PSI permitted as a result of the exception to be granted and (y) assuming that the four other persons who would be treated as "individuals" for the purposes of Section 542(a)(2) of the Code and who would beneficially own the largest amounts of stock of PSI (determined by value) beneficially own the maximum amount of capital stock of PSI permitted under the ownership limits (or any waivers of the ownership limits granted with respect to such persons), PSI would not be "closely held" within the meaning of Section 856(h) of the Code and would not otherwise fail to qualify as a REIT, and (B) such person provides to PSI's Board of Directors such representations and undertakings as the Board of Directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of PSI's capital stock if such ownership or acquisition (i) would cause more than 50% in value of PSI's outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in PSI's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in PSI's failing to qualify as a REIT.

     PSI's Articles of Incorporation and Bylaws provide that, if any holder of PSI's capital stock purports to transfer shares to a person or there is a change in the capital structure of PSI and either the transfer or the change in capital structure would result in PSI failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by PSI that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the PSI Articles of Incorporation or Bylaws in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or
(ii) if the transfer or other event that resulted in the transfer of the shares of the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

CLASS B COMMON STOCK

     The PSI Class B Common Stock (i) does not participate in distributions until the later to occur of Funds from Operations ("FFO") per Common Share (as defined below by PSI) aggregating $1.80 during any period of four consecutive calendar quarters or January 1, 2000; thereafter, the PSI Class B Common Stock will participate in distributions (other than liquidating distributions) at the rate of 97% of the per share distributions on the PSI Common Stock, provided that cumulative distributions of at least $.22 per quarter per share have been paid on the PSI Common Stock, (ii) does not participate in liquidating distributions, (iii) is not entitled to vote (except as expressly required by California law) and (iv) will automatically convert into PSI Common Stock, on a share for share basis, upon the later to occur of FFO per Common Share aggregating $3.00 during any period of four consecutive calendar quarters or January 1, 2003.

     For these purposes:

     (1) FFO means net income (loss) (computed in accordance with GAAP) before
(i) gain (loss) on early extinguishment of debt, (ii) minority interest in income and (iii) gain (loss) on disposition of real estate, adjusted as follows:
(i) plus depreciation and amortization (including PSI's pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the PSMI Merger, including property management agreements and goodwill), and (ii) less FFO attributable to minority interest. FFO is a supplemental performance measure for equity REITs as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The NAREIT definition does not specifically address the treatment of minority interest in the determination of FFO or the treatment of the amortization of property management agreements and goodwill. In the case of PSI, FFO represents amounts attributable to its shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. FFO does not take into consideration scheduled principal payments on debt, capital improvements, distributions and other obligations of PSI. Accordingly, FFO is not a substitute for PSI's cash flow or net income as a measure of its liquidity or operating performance or ability to pay distributions.

     (2) FFO per Common Share means FFO less preferred stock dividends (other than dividends on convertible preferred stock) divided by the outstanding weighted average shares of PSI Common Stock assuming conversion of all outstanding convertible securities and the PSI Class B Common Stock.

PREFERRED STOCK

     PSI is authorized to issue 50,000,000 shares of preferred stock, $.01 par value per share. PSI's Articles of Incorporation provide that the preferred stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

     At June 28, 1996, PSI had ten series of preferred stock outstanding: eight series of senior preferred stock (the "Senior Preferred Stock") and two series of convertible preferred stock. In all respects, each of the series of Senior Preferred Stock ranks on a parity with each other and is senior to both series of convertible preferred stock. Each of the series of Senior Preferred Stock
(i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of PSI Common Stock and any other capital stock ranking junior to the Senior Preferred Stock as to payment of dividends (including both series of convertible preferred stock), provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 8.45% to 10% per year in the case of the seven series of fixed rate preferred stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of adjustable rate preferred stock) and (iii) is subject to redemption, in whole or in part, at the option of PSI at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of the adjustable rate preferred stock and on or after various dates between December 31, 2000 and April 30, 2005 in the case of the series of fixed rate preferred stock).

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of PSI, the holders of each of the series of Senior Preferred Stock will be entitled to receive out of PSI's assets available for distribution to stockholders, before any distribution of assets is made to holders of PSI Common Stock or any other shares of capital stock ranking as to such distributions junior to the Senior Preferred Stock (including both series of convertible preferred stock), liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends.

     Except as expressly required by law and in certain other limited circumstances, the holders of the Senior Preferred Stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of the Senior Preferred Stock (and any other series of preferred stock ranking on a parity therewith), voting as a single class, is required to authorize another class of shares senior to such preferred stock.

     In all respects, each of the series of convertible preferred stock ranks on a parity with each other and is senior to the PSI Common Stock. One of the series of the convertible preferred stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the PSI Common Stock and any other capital stock ranking junior to the convertible preferred stock as to payment of dividends, provides for cumulative quarterly dividends at an annual rate of 8.25% of the stated value thereof, (iii) is convertible at the option of the holder at any time into PSI Common Stock at a conversion price of 1.6835 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment in certain circumstances) and (iv) after July 1, 1998, under certain circumstances, is redeemable for PSI Common Stock at the option of PSI, in whole or in part, at a redemption price of 1.6835 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment in certain circumstances).

     The other series of convertible preferred stock (i) has no stated value,
(ii) in preference to the holders of shares of PSI Common Stock and any other capital stock ranking junior to the convertible preferred stock as to payment of dividends, provides for dividends of $1,916,038 per quarter, (iii) is convertible at the option of the holder at any time into PSI Common Stock at a conversion price of 35.014 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment under certain circumstances) and (iv) on March 31, 2000 will be automatically converted into PSI Common Stock at the conversion price described above.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of PSI, the holders of the convertible preferred stock will be entitled to receive out of PSI's assets available for distribution to stockholders, before any distribution of assets is made to holders of PSI Common Stock or any other shares of capital stock ranking as to such distributions junior to the convertible preferred stock, liquidating distributions (i) in the amount of $25.00 per share, plus all accrued and unpaid dividends, in the case of one of the series of convertible preferred stock and (ii) a minimum liquidation preference of $58,955,000, plus all accrued and unpaid dividends, in the case of the other series of convertible preferred stock.

     Except as expressly required by law and in certain other limited circumstances, the holders of the convertible preferred stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of one of the series of convertible preferred stock and at least 50% of the outstanding shares of the other series is required to authorize another class of shares senior to the convertible preferred stock and junior to the Senior Preferred Stock.

EFFECTS OF ISSUANCE OF CAPITAL STOCK

          The issuance of PSI Common Stock and the issuance of preferred stock with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of PSI in transactions not approved by PSI's Board of Directors. PSI has no intention to issue PSI Common Stock or the preferred stock for such purposes.

                  DISSENTING SHAREHOLDERS' RIGHTS OF APPRAISAL

     Pursuant to Chapter 13 of the California General Corporation Law ("Chapter 13"), a holder of shares of PSP10 Common Stock may, in some instances, be entitled to require PSP10 to purchase his or her shares of PSP10 Common Stock for cash at their fair market value as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger. The general terms of the Merger were first announced on June 20, 1996. The following is a brief summary of the procedures to be followed by a PSP10 Shareholder in order to perfect his or her right, if any, to payments under Chapter 13 and is qualified in its entirety by reference to the text of Chapter 13 attached to this Proxy Statement and Prospectus as Appendix D, to which reference is hereby made for a definitive statement of the rights of dissenting shareholders (the "Dissenting Shareholders") and the procedures to be followed.

     Shares of PSP10 Common Stock will qualify as Dissenting Shares only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP10 Common Stock. This 5% requirement is applicable because PSP10 Common Stock is listed on the AMEX, a national securities exchange certified by the California Commissioner of Corporations, as provided in Section 1300(b)(1) of Chapter 13.

     A Dissenting Shareholder who wishes to require PSP10 to purchase his or her shares of PSP10 Common Stock must:

         (1) vote against the Merger any or all of the shares of PSP10 Common Stock entitled to be voted (shares of PSP10 Common Stock not voted are not considered to be voted against the Merger and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PSP10 Shareholder votes part of the shares entitled to be voted in favor of the Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

         (2) make written demand upon PSP10 or its transfer agent at the addresses listed below, which is received not later than the date of the meeting of PSP10 Shareholders, setting forth the number of shares of PSP10 Common Stock demanded to be purchased by PSP10 and a statement as to claimed fair market value of such shares at June 19, 1996; and

         (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Merger by PSP10 Shareholders described below is mailed to such shareholders, to PSP10 or its transfer agent at the addresses listed below, the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are Dissenting Shares.

     The statement of fair market value in clause (2) above will constitute an offer by the Dissenting Shareholder to sell his or her shares at a price equal to such fair market value. Neither a vote against approval of the Merger nor the giving of a proxy directing a negative vote will be sufficient to constitute
the demand described in clause (2) above.   A proxy which fails to include
instructions with respect to approval of the Merger will be voted in favor of the Merger. Accordingly, shares covered by such a proxy will not be Dissenting Shares. In addition, a vote in favor of the Merger, or a failure to vote at all, will nullify any previously filed written demand for payment.

     If the holders of 5% or more of the outstanding shares of PSP10 Common Stock have made demands for payment on or prior to the date of the meeting of PSP10 Shareholders to approve the Merger, and have voted against the Merger at the meeting, within 10 days after the date of the approval of the Merger, PSP10 will mail to each Dissenting Shareholder who holds PSP10 Common Stock a notice of such approval together with a statement of the price determined by PSP10 to represent the fair market value of Dissenting Shares, a copy of certain sections of Chapter 13, and a brief description of the procedure to be followed if the shareholder desires to exercise Dissenter's Rights. The statement of price will constitute an offer by PSP10 to purchase at the price stated therein any Dissenting Shares.

     If PSP10 and the Dissenting Shareholder agree that any shares of PSP10 Common Stock are Dissenting Shares and agree upon the price of the shares, the Dissenting Shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of such agreement. Subject to the provisions of the California General Corporation Law, payment of the fair market value of the Dissenting Shares will be made within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later. If PSP10 denies that the shares are Dissenting Shares or if PSP10 and the Dissenting Shareholder fail to agree upon the fair market value of the shares, then the Dissenting Shareholder, within six months after the date on which notice of approval of the Merger by the PSP10 Shareholders is mailed to such shareholder, and not thereafter, may file a complaint in the Superior Court of Los Angeles County, California, requiring the court to determine whether the shares are Dissenting Shares, or the fair market value of the Dissenting Shares, or both, or may intervene in any pending action for the appraisal of any shares of PSP10 Common Stock. The court will direct payment of the appraised value of the shares, together with interest thereon at the legal rate on judgments from the date on which the judgment was entered, by PSP10 to the shareholder upon the surrender of the certificates representing such shares to PSP10. The costs of the proceeding shall be apportioned as the court considers equitable, but if the appraisal exceeds the price offered by PSP10, it shall pay the costs, and if the appraisal is more than 125% of the price offered by PSP10, PSP10 it may be required to pay attorneys' and other fees and interest at the legal rate on judgments from the date the shareholder complied with Sections 1300-1302 of Chapter 13.

     A Dissenting Shareholder may not withdraw demand for purchase of Dissenting Shares without PSP10's consent. Written demands for payment and submissions for endorsement with respect to PSP10 Common Stock must be addressed to Public Storage Properties X, Inc., 701 Western Avenue, Suite 200, Glendale, California 91201-2397, Attention: Investor Services Department or to PSP10's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

     Any reference to "Dissenting Shareholder" in this section "Dissenting Shareholders' Rights of Appraisal" means the recordholder of Dissenting Shares of PSP10 and includes a transferee of record.

     A shareholder receiving cash upon the exercise of rights of appraisal may recognize gain or loss for income tax purposes. See "Certain Federal Income Tax Matters."

     PSP10 Shareholders are entitled, upon written demand, to inspect and copy the records of PSP10 at any time during usual business hours to communicate with other PSP10 Shareholders with respect to the Merger.

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following discussion summarizes the material federal income tax considerations of the Merger and the subsequent ownership and disposition of shares of PSI Common Stock that are generally applicable to PSP10 Shareholders. PSP10 and PSI do not plan to obtain any rulings from the Internal Revenue Service ("IRS") concerning tax issues with respect to the Merger or the qualification of PSP10 or PSI as REITs. Thus, no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained if so challenged. Hogan & Hartson L.L.P., counsel to PSP10, has reviewed the following discussion and is of the opinion that this discussion fairly summarizes the material federal income tax considerations to a PSP10 Shareholder as a result of the Merger and the subsequent ownership of PSI Common Stock. This discussion and such opinion are based on the Code, applicable Treasury Regulations, judicial decisions, and IRS rulings, certain factual assumptions related to the ownership and operation of PSP10 and PSI and certain representations made by PSP10, PSI and certain PSP10 Shareholders. There can be no assurance that the legal authorities on which this discussion is based will not change, perhaps retroactively, that the factual assumptions underlying this discussion will be accurate, or that there will not be a change in the future in the circumstances of PSP10 and PSI that would affect this discussion. BECAUSE THIS DISCUSSION DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL TAXATION, AND THE TAX CONSEQUENCES WILL NOT BE THE SAME FOR ALL PSP10 SHAREHOLDERS, PSP10 SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

THE MERGER

     The Merger is intended to be a "reorganization" for federal income tax purposes, and accordingly no gain or loss will be recognized by PSP10 or PSI in connection with the Merger and no gain or loss will be recognized by PSP10 Shareholders who receive solely PSI Common Stock in exchange for their PSP10 Common Stock in the Merger (but all PSP10 Shareholders will recognize ordinary income in the amount of any Required REIT Distributions made to them). No rulings have been or will be requested from the IRS regarding the Merger or any other aspect of the matters discussed in this Proxy Statement and Prospectus. Hogan & Hartson L.L.P., counsel to PSP10, has rendered an opinion that the Merger will constitute a reorganization under Section 368(a) of the Code, based on certain factual assumptions and representations made by PSP10, PSI and certain PSP10 Shareholders. Of particular importance are certain assumptions and representations relating to the "continuity of interest" requirement discussed below.

     Continuity of Interest Assumption. To qualify as a reorganization, among other requirements, the Merger must satisfy a "continuity of interest" test, under which the historic PSP10 Shareholders (shareholders who purchase shares in anticipation of the Merger may not be included for this purpose), must continue to retain a meaningful ownership interest in PSI after the Merger. Generally, this test will be considered satisfied if historic PSP10 Shareholders exchange at least 50% of the PSP10 Common Stock for PSI Common Stock in the Merger, and the PSP10 Shareholders do not at the time of the Merger plan to dispose of that PSI Common Stock. Management of PSP10 and PSI have represented that they are not aware of any plan on the part of PSP10 Shareholders that would cause this test not to be satisfied. Based upon this representation and similar representations from Hughes, Hogan & Hartson has assumed, for purposes of its opinion that the Merger will constitute a reorganization that the continuity of interest test will be satisfied.

     Reorganization Consequences to PSP10 and PSI. As a result of reorganization treatment, PSP10 and PSI will not recognize gain or loss as a result of the Merger. PSI also will succeed to the assets, liabilities, and tax attributes of PSP10. Accordingly, following the Merger, PSI will hold the properties of PSP10 with a carryover tax basis, determined by reference to the relatively low, historic basis of those assets in the hands of PSP10. The tax basis will not be increased by any cash expended by PSI pursuant to the Cash Elections or to satisfy dissenter's rights, or by the amount of any gain reportable by those PSP10 Shareholders who may be taxable as a result of the Merger.

     Exchange of PSP10 Common Stock Solely for PSI Common Stock. As a result of reorganization treatment (i) no gain or loss will be recognized by PSP10 Shareholders who exchange their PSP10 Common Stock solely for PSI Common Stock pursuant to the Merger (but see "Required REIT Distributions" below), (ii) such PSP10 Shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PSP10 Common Stock surrendered, and (iii) provided such PSP10 Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PSP10 Common Stock.

     PSP10 Shareholders Receiving Only Cash. A PSP10 Shareholder who exchanges PSP10 Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of Dissenters' Rights) will be taxed on the difference between such PSP10 Shareholder's adjusted basis in his or her PSP10 Common Stock and the amount of cash received. This generally would produce capital gain or loss, depending on the relationship between the cash received and the tax basis of the shares surrendered (it is possible that dividend treatment might apply in some circumstances if the PSP10 Shareholder is actually or constructively related to continuing PSI Shareholders).

     PSP10 Shareholders Receiving Cash and PSI Common Stock. As a result of reorganization treatment, (i) a PSP10 Shareholder who, pursuant to the Merger and subject to the conditions of the Cash Election, exchanges PSP10 Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange, and (ii) such PSP10 Shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such PSI Shareholder's tax basis in the PSP10 Common Stock surrendered. The recognized gain will be treated as capital gain (provided the PSP10 Common Stock is held as a capital asset at the Effective Time). The aggregate tax basis of the PSI Common Stock received will be the same as the aggregate tax basis of the PSP10 Common Stock surrendered for the PSI Common Stock, reduced by the amount of cash received and increased by the amount of gain recognized, if any. The holding period of the PSI Common Stock will include the holding period of the PSP10 Common Stock surrendered for the PSI Common Stock, provided that the PSP10 Common Stock is held as a capital asset at the Effective Time.

     Required REIT Distributions. The Required REIT Distributions would not be treated as cash paid in exchange for the PSP10 Common Stock, but rather as a dividend taxable to all recipients as ordinary income.

     Cash Received in Lieu of Fractional Shares of PSI Common Stock. PSP10 Shareholders that receive cash in lieu of a fractional share of PSI Common Stock pursuant to the Merger will recognize capital gain or loss equal to the difference between the tax basis allocable to the fractional share and the cash paid for it, provided that the PSP10 Common Stock is held as a capital asset as the Effective Time.

     Failure to Qualify for Reorganization Treatment. In the event that the Merger does not qualify as a reorganization, the Merger likely would be treated as a taxable sale by PSP10 of its assets and a contemporaneous liquidation. PSP10 presumably would not incur a federal income tax liability as a result of this deemed sale because of the contemporaneous deemed liquidating distribution. The PSP10 Shareholders would recognize income or loss equal to the difference between the tax basis of their PSI Common Stock and the sum of the fair market value of the PSI Common Stock and the cash received in exchange for PSP10 Common Stock, but some of the income could be ordinary income. The PSP10 Shareholders receiving PSI Common Stock would have a tax basis in those shares equal to the fair market value of the shares at the time of the Merger, and the holding period would not include the period during which their PSP10 Common Stock were held. PSI would receive a basis in the properties acquired from PSP10 equal to their fair market value.

OPINION OF COUNSEL

     Hogan & Hartson L.L.P., counsel to PSP10, has rendered an opinion to PSP10 with respect to the Merger to the effect that (i) for federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code, (ii) PSI continues to qualify as a REIT following the PSMI Merger so long as (A) PSI continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of the PSMI Merger was not considered to have any current or accumulated earnings and profits for tax purposes or PSI made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits, and (iii) the discussion under the heading "Certain Federal Income Tax Matters" fairly summarizes the federal income tax considerations that are material to PSP10 Shareholders as a result of the Merger and the subsequent ownership of PSI Common Stock (the "Opinion of Counsel"). Hogan & Hartson has not opined that PSI continues to meet the stock ownership and gross income requirements applicable to REITs following the PSMI Merger or that PSMI did not have current or accumulated earnings and profits at the time of the PSMI Merger, due to the numerous factual determinations and future events that bear on those conclusions. The Opinion of Counsel is based upon certain extensive and detailed representations as to factual and legal matters made by PSI and PSP10 that relate both to the qualification of PSI as a REIT and to the qualification of the Merger as a reorganization, and specific representations from Hughes regarding the expected continued ownership of PSI Common Stock to be received in the Merger. In addition, as discussed above, the Opinion of Counsel expressly assumes, based upon certain representations of the management of PSI and PSP10, that the "continuity of interest" requirement necessary for the Merger to qualify as a reorganization will be satisfied. See "The Merger -- Continuity of Interest Assumption" and "The Merger -- Failure to Qualify for Reorganization Treatment." The Opinion of Counsel also makes certain customary assumptions regarding the accuracy and completeness of documents reviewed by counsel and representations relied upon by counsel and as to the consummation of the Merger in accordance with the terms of the Merger Agreement. The Opinion of Counsel states that the conclusion set forth therein could be adversely affected if any of these representations or assumptions is incorrect or incomplete at the time that the Merger is consummated. The Opinion of Counsel only represents counsel's best judgment, based upon the underlying representations and assumptions, regarding the application of relevant provisions of the Code and interpretations thereof, as set forth in existing judicial decisions, administrative regulations and published rulings and procedures of the Internal Revenue Service. The Opinion of Counsel is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service would not seek to assert a contrary position. Also, there cannot be any assurance that future legislative, judicial or administrative changes (which could be retroactive in effect) will not adversely affect the conclusions reached in the Opinion of Counsel. Finally, the Opinion of Counsel is expressly limited to the specific conclusions described in the first sentence of this section and does not purport to address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including the tax consequences of the Merger as applied to specific PSP10 Shareholders (or classes of PSP10 Shareholders); the tax consequences of the Merger to PSP10 or PSI (including whether any entity will recognize any gain in the Merger and PSI's adjusted tax basis in the assets of PSP10 acquired in the Merger); the application of the "golden parachute" provisions, the alternative minimum tax provisions, and any other provisions of the Code (other than Section 368(a) of the Code) to the Merger and/or participants therein; and whether PSP10 Shareholders who have provided or will provide services to PSP10 or PSI will recognize compensation income, either as a result of the Merger or otherwise).

GENERAL TAX TREATMENT OF PSI

     If certain detailed conditions imposed by the Code and the related regulations are met, an entity, such as PSI, that invests principally in real estate and that otherwise would be taxed as a corporation may elect to be treated as a REIT. The most important consequence to PSI of being treated as a REIT for federal income tax purposes is that this enables PSI to deduct dividend distributions to its shareholders, thus effectively eliminating the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends.

     PSI elected to be taxed as a REIT beginning with its fiscal year ending December 31, 1981. That election will continue in effect until it is revoked or terminated. PSI believes that it has qualified during each of the past five fiscal years, and currently qualifies, as a REIT. While PSI intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of PSI, no assurance can be given by PSI that PSI will so qualify for any particular year.

     The following is a very brief overview of certain of the technical requirements that PSI must meet on an ongoing basis in order to continue to qualify as a REIT:

  1. The capital stock must be widely-held and not more than 50% of the value of the capital stock may be held by five or fewer individuals (determined after giving effect to various ownership attribution rules). See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Violation of Ownership Limitations."

  2.  PSI's gross income must meet three income tests:

      (a) at least 75% of the gross income must be derived from specified real estate sources;

      (b) at least 95% of the gross income must be from the real estate sources includable in the 75% income test, and/or from dividends, interest, or gains from the sale or disposition of stock or securities not held for sale in the ordinary course of business; and

      (c) less than 30% of the gross income may be derived from the sale of real estate assets held for less than four years, from the sale of certain "dealer" property, or from the sale of stock or securities held for less than one year.

  Rents received by PSI will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. PSI anticipates that none of its gross annual income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if PSI, or an owner of 10% or more of PSI, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). PSI does not anticipate that it will receive income from Related Party Tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." PSI does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents received to qualify as "rents from real property," PSI generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated and from whom PSI derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by PSI are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Any services with respect to certain Properties that PSI believes may not be provided by PSI directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

  See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- PSI's Assumption of Management Activities With Respect to PSI's Properties," "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Nonqualifying Income," and "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Acquisition of Affiliated Partnership Interests in the PSMI Merger" for a discussion of specific aspects of the PSMI Merger that may impact upon PSI's ability to satisfy the 95% gross income test following the PSMI Merger.

  3. Generally, 75% by value of PSI's investments must be in real estate, mortgages secured by real estate, cash, or government securities (including its allocable share of real estate assets held by any partnerships in which PSI owns an interest). Not more than 25% of PSI's total assets may be represented by securities other than those in the 75% asset class. Of the investments included in the 25% asset class, the value of any one issuer's securities owned by PSI may not exceed 5% of the value of PSI's total assets, and PSI may not own more than 10% of any one issuer's outstanding voting securities. The 5% test generally must be met for any quarter in which PSI acquires securities of an issuer. PSI believes that it satisfies these tests. In this regard, however, the 10% voting stock prohibition precludes PSI from controlling the operations of PSCP and the Lock/Box Company (in which PSI owns 95% of the equity in the form of non-voting stock and the Hughes Family owns 5% of the equity but 100% of the voting stock) or PS Clearing Company, Inc. ("PSCC") (in which PSI owns a less than 10% equity interest) and may preclude PSI from exercising its rights of first refusal with respect to the corporations owning the Canadian operations and the reinsurance business.

  4. PSI must distribute to its shareholders in each taxable year an amount at least equal to 95% of PSI's "REIT Taxable Income" (which is generally equivalent to net taxable ordinary income). Under certain circumstances,

PSI can rectify a failure to meet the 95% distribution test by paying dividends after the close of a particular taxable year.

  PSI in years prior to 1990 made distributions in excess of its REIT Taxable Income. During 1990, PSI reduced its distributions to the PSI Shareholders to permit PSI to make an optional reduction in short-term borrowings (which previously had been used to fund distributions to the PSI Shareholders). As a result, distributions paid by PSI in 1990 were less than 95% of PSI's REIT Taxable Income for 1990. PSI has satisfied the REIT distribution requirements for 1990 through 1995 by attributing distributions in 1991 through 1996 to the prior year's taxable income, and PSI expects to satisfy the distribution requirement for 1996 by attributing distributions in 1997 to the 1996 taxable income. PSI may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but PSI Shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they were actually made. The extent to which PSI will be required to attribute distributions to the prior year will depend on PSI's operating results and the level of distributions as determined by the PSI Board of Directors. Reliance on subsequent year distributions could cause PSI to be subject to certain penalty taxes. In that regard, if PSI should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such calendar year, (ii) 95% of its REIT capital gain net income for such calendar year, and (iii) any undistributed taxable income from prior periods, PSI would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed during such calendar year (not taking into account distributions made in subsequent years but attributed to such calendar year). PSI intends to comply with this 85% distribution requirement in an effort to minimize any excise tax. Any distributions required to be made by PSI in order to eliminate any accumulated earnings and profits of PSMI would not be counted in determining whether PSI satisfies the 95% distribution test and could adversely impact upon PSI's ability to satisfy the 95% distribution test. See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years."

  For purposes of applying the income and asset tests mentioned above, a REIT is considered to own a proportionate share of the assets of any partnership in which it holds a partnership interest. See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Acquisition of Affiliated Partnership Interests in the PSMI Merger."

  Applicable Federal Income Tax. For years in which PSI qualifies as a REIT, PSI generally will be taxable only on its undistributed income. Certain penalty taxes can apply if PSI delays distributions until after the close of a taxable year. Moreover, a confiscatory tax of 100% can apply to income derived by PSI from sales of "dealer" property. If PSI fails to meet either the 75% or 95% source of income tests described above, but still qualifies for REIT status under the reasonable cause exception to those tests, a 100% tax is imposed equal to the amount obtained by multiplying (i) the greater of the amount, if any, by which it failed either the 75% or the 95% income tests, times (ii) the fraction that its REIT Taxable Income represents of PSI's gross income (excluding capital gain and certain other items). It should be noted that PSI is not required to distribute its net capital gain. However, to the extent that PSI does not declare a capital gain dividend, that gain will be taxable to PSI at normal corporate rates, and PSI will be subject to a 4% non-deductible excise tax to the extent that it does not distribute 95% of its capital gain. PSI also will be subject to the minimum tax on tax preference items (excluding items specifically allocable to its shareholders).

  Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486, PSI will be subject to a corporate level tax if it disposes of any of the assets acquired in the PSMI Merger at any time during the 10-year period beginning on the closing date of the PSMI Merger (the "Restriction Period"). This tax would be imposed on PSI at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value on the Closing Date of the assets disposed of and (b) the selling price of such assets over (ii) PSI's adjusted basis in such assets at the time of the PSMI Merger (such excess being referred to as the "Built-in Gain"). PSI currently does not intend to dispose of any of the assets acquired in the PSMI Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

  Termination of REIT Election. For any taxable year that PSI fails to qualify as a REIT, it would be taxed at the usual corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSI for distribution to its shareholders. As a result, failure of PSI to qualify during any taxable year as a REIT could have a material adverse effect upon PSI and its shareholders, unless certain relief provisions are available.

  PSI's election to be treated as a REIT will terminate automatically if PSI fails to meet the qualification requirements described above. If a termination (or a voluntary revocation) occurs, unless certain relief provisions apply, PSI will not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSI's election was terminated (or revoked). If PSI loses its REIT status, but later qualifies and elects to be taxed as a REIT again, PSI may face significant adverse tax consequences. Immediately prior to the effectiveness of the election to return to REIT status, PSI would be treated as if it disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to PSI's appreciated assets. (PSI would, however, be permitted to elect an alternative treatment under which the gains would be taken into account only as and when they actually are recognized upon sales of the appreciated property occurring within the 10-year period after return to REIT status.) PSI would not receive the benefit of a dividends paid deduction to reduce any such taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation, at the corporate as well as the shareholder level.

CONSEQUENCES OF THE PSMI MERGER ON PSI'S QUALIFICATION AS A REIT

  In light of the unique federal income tax requirements applicable to REITs, the PSMI Merger could have adverse consequences on PSI's continued qualification as a REIT, as discussed in greater detail below. Hogan & Hartson L.L.P. is of the opinion that PSI will continue to qualify as a REIT following the PSMI Merger so long as (A) PSI has met at all times since the PSMI Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and giving effect to) such merger was not considered to have any current or accumulated earnings and profits for tax purposes or PSI made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits. See "-- Nonqualifying Income," "-- Violation of Ownership Requirements," and "-- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years." Hogan & Hartson L.L.P., however, has not opined that PSI will continue to meet the stock ownership and gross income requirements applicable to REITs following the PSMI Merger or that PSMI did not have current or accumulated earnings and profits at the time of the PSMI Merger, due to the numerous factual determinations and future events that bear on those conclusions.

  Nonqualifying Income. PSI must meet several annual gross income tests to retain its REIT qualification. See "-- Tax Treatment of PSI -- Technical Requirements for Taxation as a REIT." Under the 95% gross income test, PSI must derive at least 95% of its total gross income from specified classes of income related to real property, dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute "dealer property." Income related to real property includes: (i) proceeds from the rental of mini-warehouse facilities; (ii) interest on obligations secured by mortgages on real property; and (iii) gains from the sale or other disposition of real property (other than real property held by PSI as a dealer).

  After the merger with PSMI, PSI assumed and performs property management activities for the various partnerships and REITs in which PSI has an interest that own Properties, as well as for various other entities that own mini-warehouse properties and/or business parks. PSI will receive management fees from such partnerships, REITs, and other owners in exchange for the performance of such management activities. The gross income received by PSI from these property management activities with respect to Properties owned by other entities (including the REITs in which PSI has an ownership interest) is treated as income not qualifying under the 95% test ("Nonqualifying Income"). See "-- Acquisition of Affiliated Partnership Interests in the PSMI Merger."

  In addition, in order to reduce the amount of Nonqualifying Income, in December 1995, certain Properties pre-paid to PSI approximately $4.5 million of management fees that PSI otherwise would have been expected to receive for 1996 discounted to compensate for early payment. Pre-payment of management fees reduced the percentage of Nonqualifying Income received by PSI in taxable years subsequent to such prepayment. Hogan & Hartson L.L.P. is of the opinion that it is more likely than not that the IRS would respect the inclusion of the prepaid management fees in the gross income of PSI when they are received. Hogan & Hartson's opinion is based on numerous cases where courts have upheld the IRS's position that fees should be included in income when they are received, rather than when the services to which such fees relate are performed. There are, however, several contrary authorities where courts, over the IRS's objections, have held that prepaid amounts are not included in income in advance of performance. Because of these contrary authorities, there can be no assurance that the IRS might not assert that such management fees should be included in the gross income of PSI as the related management services are provided, rather than being included in the gross income when they are received. If the IRS were to successfully challenge the treatment of such management fees and the inclusion of such fees in PSI's gross income resulted in it failing the 95% test for a taxable year ending after the PSMI Merger, PSI's REIT status may terminate for such year and future years unless it meets the "good cause" exception described above.

  Finally, PSI and the various other owners of mini-warehouses and business parks for which PSI performs management activities (the "Owners") have entered into an agreement (the "Administrative and Cost-Sharing Agreement") with PSCC pursuant to which PSCC provides the Owners and PSI certain administrative and cost-sharing services in connection with the operation of the Properties and the performance of certain administrative functions. Such services include the provisions of corporate office space and certain equipment, personnel required for the operation and maintenance of the properties, and corporate or partnership administration. Each of the Owners and PSI pay the PSCC directly for services rendered by PSCC in connection with the Administrative and Cost Sharing Agreement. That payment is separate from and in addition to the compensation paid to PSI under the management agreement for the management of the Properties owned by the Owners. PSI has received a private letter ruling from the IRS to the effect that the reimbursements and other payments made to PSCC by the Owners will not be treated as revenues of PSI for purposes of the 95% test.

  If PSI fails to meet the 95% test during any taxable year, its REIT status would terminate for that year and future years unless it qualifies for the "good cause" exception. In order to qualify for the "good cause" exception, PSI would have to satisfy each of the following: (i) it reported the source and nature of each item of its gross income in its federal income tax return for such year;
(ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and (iii) the failure to meet such test is due to a reasonable cause and not to willful neglect. PSI intends to conduct its operations and affairs so that it meets the 95% test for each taxable year. PSI also intends to operate so that, in the event it were to fail to meet the 95% test, it would satisfy the "reasonable cause" requirement of the "good cause" exception because it exercised ordinary business care and prudence in attempting to satisfy the 95% test (including by receiving opinions of counsel where appropriate). There can be no assurance, however, that if PSI were unable to satisfy the 95% test, the IRS would necessarily agree that PSI had operated in a manner that qualifies for the "good cause" exception. Furthermore, even if PSI's REIT status were not terminated because of the "good cause" exception, PSI still would be subject to an excise tax on any excess nonqualifying income. Generally, if PSI fails the 95% test but still retains its qualification as a REIT under the "good cause" exception, it would be subject to a 100% excise tax on the amount of the excess nonqualifying income multiplied by a fraction, the numerator of which would be PSI's taxable income (computed without its distribution deduction) and the denominator of which would be PSI's gross income from all sources. This excise tax would have the general effect of causing PSI to pay all net profits generated from this excess nonqualifying income to the IRS.

  Violation of Ownership Requirements. For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the PSMI Merger, the value of the outstanding capital stock held by the Hughes Family was estimated to be approximately 45%. Accordingly, no four individuals other than the Hughes Family may own directly or constructively, in the aggregate, more than 5% of the value of outstanding stock of PSI. In order to assist PSI in meeting these ownership restrictions, the PSI Articles of Incorporation and Bylaws prohibit the actual or constructive ownership of more than 2.0% of the outstanding shares of all common stock of PSI or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSI. (The PSI Articles of Incorporation and Bylaws provide, however, that no person is deemed to exceed this ownership limitation solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger.) However, even with these ownership limitations, there still could be a violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the PSI Articles of Incorporation. Therefore, to further assist PSI in meeting the ownership restrictions, the Hughes Family entered into an agreement with PSI for the benefit of PSI and certain designated charitable beneficiaries restricting their acquisition of additional shares of PSI's capital stock and providing that if, at any time, for any reason, more than 50% in value of PSI's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of PSI Common Stock owned by Wayne Hughes necessary to cure such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. These provisions are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to PSI (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that PSI failed to enforce these various arrangements and, hence, there can be no absolute assurance that these arrangements will necessarily preserve PSI's REIT status. No private letter ruling has been sought by PSI from the IRS on the effect of these arrangements.

  Elimination of Any Accumulated Earnings and Profits Attributable to Non- REIT Years. A REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. In a corporate reorganization qualifying as a tax free statutory merger, the acquired corporation's current and accumulated earnings and profits are carried over to the surviving corporation. Under Treasury regulations, any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. Accordingly, any accumulated earnings and profits of PSMI and its predecessors (including earnings and profits resulting from transactions undertaken in contemplation of the PSMI Merger or from the PSMI Merger itself) carried over to PSI in the PSMI Merger and PSI would have been required to distribute any such accumulated earnings and profits prior to the close of 1995 (the year in which the merger occurred). Failure to do so would result in disqualification of PSI as a REIT (unless the "deficiency dividend" procedures described below apply and PSI complies with those procedures).

  The amount of any accumulated earnings and profits of PSMI acquired by PSI was based on the consolidated earnings and profits of PSMI (including each of its predecessors) through and including the date of the PSMI Merger ("Consolidated Accumulated Earnings"). As a condition to the merger with PSMI, PSI received a study prepared by PSMI of the earnings and profits of PSMI and its subsidiaries that showed, taking into account projected income of PSMI and its affiliates to and including the time of the PSMI Merger and distributions to the PSMI shareholders made at or prior to the time of the PSMI Merger, PSMI had no Consolidated Accumulated Earnings at the time of the PSMI Merger. The determination of the accumulated earnings and profits acquired by PSI in the PSMI Merger ("Acquired Earnings") depends upon a number of factual matters related to the activities and operations of PSMI and its predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of PSMI and its predecessors for years prior to and including the PSMI Merger and propose adjustments to increase their taxable income. Because the earnings and profits study used to calculate the amount of Acquired Earnings is based on these returns, such adjustments could increase the amount of the Acquired Earnings. In this regard, the IRS can consider all taxable years of PSMI and its predecessors as open for review for purposes of determining earnings and profits.

  Although not free from doubt, it appears that pursuant to Treasury regulations PSI may be able to use certain "deficiency dividend" procedures to distribute any Acquired Earnings that were subsequently determined to exist as a result of an IRS audit. In order to use this "deficiency dividend" procedure, PSI would have to make an additional dividend distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), in the form of cash, notes, other property, or stock in a taxable stock dividend, within 90 days of the IRS determination. In addition, PSI would have to pay to the IRS an interest charge on 50% of the Acquired Earnings that were not distributed prior to December 31, 1995, from the date on which its 1995 tax return was due to the date the IRS determination was made. The statute and Treasury regulations related to the application of the "earnings and profits distribution" requirement to a REIT that acquires a "non-REIT" in a reorganization and the availability of the "deficiency dividend" procedure in those circumstances are not entirely clear, and there can be no assurance that the IRS would not take the position either that the "deficiency dividend" procedure is not available (in which case, PSI would cease to qualify as a REIT effective for its taxable year in which the PSMI Merger occurs) or, alternatively, that even if the procedure is available, PSI cannot qualify as a REIT for the taxable year in which the Merger occurs (but it could qualify as a REIT for subsequent years).

  Acquisition of Affiliated Partnership Interests in the PSMI Merger. In the PSMI Merger, PSI acquired interests in various partnerships that own and operate Properties. PSI, for purposes of satisfying its REIT asset and income tests, will be treated as if it directly owns a proportionate share of each of the assets of these partnerships. For these purposes, under current Treasury regulations PSI's interest in each of the partnerships must be determined in accordance with its "capital interest" in such partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will retain their same character in the hands of PSI for these purposes. Accordingly, to the extent the partnership receives real estate rentals and holds real property, a proportionate share of such qualified income and assets will be treated as qualified rental income and real estate assets of PSI for purposes of determining its REIT qualification. It is expected that substantially all of the properties of the partnerships will constitute real estate assets and generate qualified rental income for these REIT qualification purposes.

  The acquisition of these partnership interests in the PSMI Merger created several issues regarding PSI's satisfaction of the 95% gross income test.
First, PSI earns property management fees from these partnerships. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT interest in the partnership in effect is disregarded in applying the 95% gross income test where the REIT holds a "substantial" interest in the partnership. PSI disregards the portion of management fees derived from partnerships in which it is a partner that corresponds to its interest in these partnerships in determining the amount of its Nonqualifying Income, and PSI's prepayment of management fees set forth above was computed based upon this approach. There can be no assurance, however, that the IRS would not take a contrary position with respect to PSI, either rejecting the approach set forth in the private letter rulings mentioned above or contending that PSI's situation is distinguishable from those addressed in the private letter rulings (for example, because PSI does not have a "substantial" interest in the partnerships).

  Second, PSI acquired interests in certain of these partnerships that entitles PSI to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury Regulations do not specifically address this situation, and it is uncertain, based on existing authority, how PSI's "capital interest" in these partnerships should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to PSI and the percentage of the management fees paid to PSI that are disregarded in determining PSI's Nonqualifying Income. For example, if PSI takes the position that it has a 25% "capital interest" in a partnership (because it would receive 25% of the partnership's assets upon a sale and liquidation) but the IRS determines it only has a 1% "capital interest" (because the original holder of PSI's interest only contributed 1% of the total capital contributed to the partnership), PSI's share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as Nonqualifying Income would be increased, thereby adversely affecting PSI's ability to satisfy the 95% gross income test. In determining its "capital interest" in the various partnerships in which PSI acquired an interest in the PSMI Merger, PSI determines the percentage of the partnership's assets that would be distributed to it if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining PSI "capital interests." If that were to occur, it could adversely affect PSI's ability to satisfy the 95% gross income test following the PSMI Merger.

TAXATION OF PSI SHAREHOLDERS

  Distributions generally will be taxable to PSI Shareholders as ordinary income to the extent of PSI's earnings and profits. For this purpose, earnings and profits of PSI first will be allocated to distributions paid on preferred stock until an amount equal to such distributions has been allocated thereto. As a result, it is likely that any distributions paid on the preferred stock will be taxable in full as dividends to the holders of the preferred stock. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared. Distributions paid to shareholders will not constitute passive activity income and as a result, generally cannot be offset by losses from passive activities of shareholders subject to the passive activity rules. Distributions designated by PSI as capital gain dividends generally will be taxed as long-term capital gain to shareholders, to the extent that the distributions do not exceed PSI's actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any such capital gain dividends as ordinary income. Distributions by PSI, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations. If PSI should realize a loss, shareholders will not be permitted to deduct any share of that loss. Future regulations may require that the shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of PSI.

  PSI may distribute cash in excess of its net taxable income. Upon distribution of such cash by PSI to shareholders (other than as a capital gain dividend), if all of PSI's current and accumulated earnings and profits have been distributed, the excess cash will be deemed to be a non-taxable return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's capital stock. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the capital stock. A shareholder who has received a distribution in excess of current and accumulated earnings and profits of PSI may, upon the sale of the capital stock, realize a higher taxable gain or a smaller loss because the basis of PSI Common Stock as reduced will be used for purposes of computing the amount of the gain or loss. Generally, gain or loss realized by a shareholder upon the sale of capital stock will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend from PSI and has held the capital stock for six months or less, any loss incurred on the sale or exchange of the capital stock is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

  If a shareholder is subject to "backup withholding," PSI will be required to deduct and withhold from any dividends payable to the shareholder a tax of 31%. These rules may apply when a shareholder fails to supply a correct taxpayer identification number, or when the IRS notifies PSI that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number. The Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current clarification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

  PSI is required to demand annual written statements from the record holders of designated percentages of its capital stock disclosing the actual owners of the capital stock and to maintain permanent records showing the information it has received as to the actual ownership of such capital stock and a list of those persons failing or refusing to comply with such demand.

  In any year in which PSI does not qualify as a REIT, distributions by PSI to shareholders will be taxable in the same manner discussed above, except that no distributions can be designated as capital gain dividends, distributions will be eligible for the corporate dividends received deduction, and shareholders will not receive any share of PSI's tax preference items.

  TAX EXEMPT INVESTORS. In general, a tax exempt entity that is a shareholder is not subject to tax on distributions from PSI or gain realized on the sale of capital stock, provided that the tax exempt entity has not financed the acquisition of its capital stock with "acquisition indebtedness" within the meaning of the Code. Special rules apply to organizations exempt under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), and such prospective investors should consult their own tax advisors concerning the applicable "set aside" and reserve requirements.

  FOREIGN INVESTORS. The rules governing United States income, gift and estate taxation of foreign entities and individuals who are neither citizens nor residents of the United States are complex. They depend not only upon United States federal and state income, gift and estate tax principles, but also upon the treaties, if any, between the United States and the country of the nonresident investor. Therefore, any prospective foreign investor is urged to consult its own tax advisor with respect to both the United States and foreign tax consequences of owning stock of PSI. The following discussion sets forth several points that may be relevant to particular foreign investors. It assumes that any such investor holds the stock of PSI as an investment and not in connection with the conduct of a U.S. trade or business. Ordinary dividends generally will be subject to withholding at the source, at a 30% rate (which may be reduced under applicable treaties if the shareholder satisfies all pertinent requirements). Capital gain dividends may be subject to such withholding at a 35% rate if they relate to dispositions of U.S. real property interests (including the sale or disposition prior to maturity of loans where interest is based upon a "participation" in the income or appreciation from real property). Such dispositions would generally include the sale (but not the retirement) of profit-sharing loans relating to U.S. real property. In addition, such capital gain dividends (net of the amount of regular income tax) may be subject to a 30% branch tax in the hands of any foreign corporate recipients. Such tax may be reduced or eliminated in the case of a corporation that is a resident of a country with which the U.S. has a tax treaty, provided that a majority of such corporation's ultimate shareholders are residents of the country in question and that various filing requirements are satisfied. Investors may be able to obtain a partial refund of taxes withheld in respect of capital gain distributions by filing a nonresident U.S. tax return. Because only a minority of PSI Shareholders are expected to be foreign taxpayers, PSI should qualify as a "domestically-controlled REIT." Accordingly, a foreign taxpayer will not be subject to U.S. tax from gains recognized upon disposition of capital stock (unless the shareholder was present in the U.S. for more than 183 days in the year of sale and certain other requirements are met). Upon the death of a foreign individual shareholder, the investor's stock in PSI will be treated as part of the investor's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

STATE AND LOCAL TAXES

  The tax treatment of PSI, and PSP10 Shareholders, in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of PSI, and PSP10 Shareholders, is provided nor is any representation made as to the tax status of PSI in such states. All investors should consult their own tax advisors as to the treatment of PSI under the respective state tax laws applicable to them.

                                 LEGAL OPINIONS

  David Goldberg, senior vice president and general counsel of PSI, will deliver an opinion to the effect that the shares of Common Stock of PSI to be issued in the Merger will be validly issued, fully paid and nonassessable. Mr. Goldberg owns 69,637 shares of PSI Common Stock, 1,000 shares of PSI convertible preferred stock and 500 shares of PSI Senior Preferred Stock and has options to acquire an additional 142,500 shares of PSI Common Stock. Hogan & Hartson L.L.P., Washington, D.C., has rendered an opinion to the effect that the discussion under "Certain Federal Income Tax Matters" fairly summarizes the material federal income tax considerations to a PSP10 Shareholder as a result of the Merger, and the subsequent ownership of PSI Common Stock, as well as to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code (based on certain factual assumptions and representations made by PSP10, PSI and certain PSP10 Shareholders). Hogan & Hartson L.L.P. has performed certain legal services on behalf of PSI, including the representation of PSI in the PSMI Merger.

                                    EXPERTS

  The consolidated financial statements of PSI appearing in PSI's Annual Report (Form 10-K), as amended by a Form 10-K/A (Amendment No. 3) dated May 15, 1996, for the year ended December 31, 1995 and incorporated by reference in this Proxy Statement and Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report with respect thereto, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of PSP10 for the year ended December 31, 1995 appearing in this Proxy Statement and Prospectus and in the Annual Report on Form 10-K of PSP10 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included herein. Such financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              INDEPENDENT AUDITORS

  It is anticipated that representatives of Ernst & Young LLP, which has acted as the independent auditors of PSI and PSP10 since their respective organization, will be in attendance at the special meeting of PSP10 Shareholders with the opportunity to make a statement if they desire to do so and to respond to any appropriate inquiries of shareholders or their representatives.

                             SHAREHOLDER PROPOSALS

  Any proposal that a PSP10 Shareholder wishes to submit for consideration for inclusion in the proxy statement for the 1996 annual meetings of shareholders was required to have been received by PSP10 no later than July 1, 1996. No such proposals were received.

                                    GLOSSARY

  The following are definitions of certain terms used in this Proxy Statement and Prospectus:

  "Merger."  The merger of PSP10 with and into PSI.

  "PSCP." Public Storage Commercial Properties Group, Inc., a California corporation.

  "PSI." Public Storage, Inc., a REIT organized as a California corporation (formerly Storage Equities, Inc.).

  "PSI Common Stock."  Shares of Common Stock, par value $.10 per share, of PSI.

  "PSI Shareholder."  A holder of shares of Common Stock of PSI.

  "PSMI." Public Storage Management, Inc., a California corporation, which, together with its affiliates, was merged into Storage Equities, Inc. in November 1995.

  "PSP10." Public Storage Properties X, Inc., a REIT organized as a California corporation.

  "PSP10 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PSP10.

  "PSP10 Partnership." Public Storage Properties X, Ltd., a California limited partnership, the predecessor to PSP10.

  "PSP10 Shareholder."  A holder of shares of PSP10 Common Stock.

  "REIT."  A real estate investment trust.

                                                                      Appendix A


                      AGREEMENT AND PLAN OF REORGANIZATION



     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into as of this 20th day of June, 1996, by and between PUBLIC STORAGE, INC., a California corporation ("PSI"), and PUBLIC STORAGE PROPERTIES X, INC., a California corporation ("PSP10").

     A. The parties intend that this Agreement shall constitute a Plan of Reorganization for purposes of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The Plan of Reorganization provides for the merger of PSP10 with and into PSI in accordance with the applicable provisions of the General Corporation Law of California (the "GCLC") and an Agreement of Merger substantially in the form attached hereto as Exhibit A ("Merger Agreement").

     B. PSI and PSP10 believe that it is in the best interests of such corporations and their respective shareholders to enter into and complete this Agreement and they have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, the parties agree as follows:

     1. ADOPTION OF PLAN. The parties hereby adopt the Plan of Reorganization hereinafter set forth.

     2.  THE MERGER.

         2.1 COMPLETION OF THE MERGER. At the Effective Time (as defined below), PSP10 will be merged with and into PSI (the "Merger") in accordance with the terms, conditions and provisions of this Agreement and the Merger Agreement. The Merger shall become effective at the time at which the Merger Agreement, together with the requisite Officers' Certificates of PSI and PSP10, are filed with the California Secretary of State in accordance with the GCLC (the "Effective Time"). PSI and PSP10 are sometimes collectively referred to herein as the "Constituent Corporations" and PSI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

         2.2 EFFECT OF THE MERGER.  At the Effective Time:

          2.2.1 CONSTITUENT CORPORATIONS. The separate corporate existence of PSP10 shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of PSP10 and shall be subject to all the debts and liabilities of PSP10 in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of PSP10 shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against PSP10 may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

          2.2.2 ARTICLES AND BYLAWS. The Articles of Incorporation and the Bylaws of PSI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

          2.2.3 OFFICERS AND DIRECTORS. The officers and directors of PSI shall continue as officers and directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         2.3 CONVERSION OF PSP10 SHARES. The manner of converting the outstanding shares of Common Stock Series A ($.01 par value) of PSP10 (the "PSP10 Shares") into cash and/or shares of Common Stock ($.10 par value) of PSI (the "PSI Shares") shall be as follows:

          2.3.1     CASH ELECTION.  At the Effective Time, subject to Sections
2.6 and 6.8 hereof, each PSP10 Share as to which a cash election has been made in accordance with the provisions of Section 2.5 hereof and has not been revoked, relinquished or lost pursuant to Section 2.5 hereof (the "Cash Election Shares") shall be converted into and shall represent the right to receive $20.92 in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

          2.3.2 SHARE EXCHANGE. At the Effective Time, subject to Sections 2.4, 2.5, 2.7 and 6.8 hereof, each PSP10 Share (other than Cash Election Shares) shall be converted into that number of PSI Shares equal to, rounded to the nearest thousandth, the quotient (the "Conversion Number") derived by dividing $20.92 by the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of PSI Shares during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP10 provided for in Section 6.2 hereof. If, prior to the Effective Time, PSI should split or combine the PSI Shares, or pay a stock dividend, the Conversion Number will be appropriately adjusted to reflect such action.

         2.4 NO FRACTIONAL SHARES. Notwithstanding any other term or provision of this Agreement, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of PSP10 Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such PSP10 Shares, receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is .5 of a PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of a PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Shares at the Effective Time by (ii) the factional interest.

         2.5 PROCEDURE FOR CASH ELECTION. At the time of the mailing of the Proxy Statement and Prospectus provided for in Section 6.5 hereof, PSI will send to each holder of record of PSP10 Shares at the record date for PSP10 meeting of shareholders referred to in Section 6.2 hereof a cash election form (the "Form of Election") providing such holder with the option to elect to receive the Cash Election Price with respect to all or any portion of such holder's PSP10 Shares. Any such election to receive the cash payment contemplated by Section 2.3.1 hereof shall have been properly made only if The First National Bank of Boston (the "Exchange Agent") shall have received at its designated office, by 5:00 p.m., New York time, on the last business day preceding the day of such meeting of shareholders, a Form of Election properly completed and accompanied by certificates for the shares to which such Form of Election relates (or an appropriate guarantee of delivery in a form and on terms satisfactory to PSI), as set forth in such Form of Election. Any Form of Election may be revoked by the person submitting the same to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York time, on the last business day before the day of the meeting of shareholders referred to in
Section 6.2 hereof. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the parties hereto that the Merger has been abandoned. If a Form of Election is revoked pursuant to this Section 2.5, the certificate or certificates or any guarantee of delivery in respect of the PSP10 Shares to which such Form of Election relates shall be promptly returned to the person submitting the same to the Exchange Agent. The Exchange Agent may determine whether or not elections to receive cash have been properly made or revoked pursuant to this Section 2.5, and any such determination shall be conclusive and binding. If the Exchange Agent determines that any election to receive cash was not properly or timely made, the PSP10 Shares covered thereby shall not be treated as Cash Election Shares, and shall be converted in the Merger as provided in Section 2.3.2 hereof. The Exchange Agent may, with the mutual agreement of PSI and PSP10, establish such procedures, not inconsistent with this Section 2.5, as may be necessary or desirable to implement this Section 2.5.

         2.6  PROCEDURE FOR PRORATION.

          2.6.1 NO PRORATION. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) is 20% or less than the number of PSP10 Shares outstanding as of the record date for the meeting of shareholders of PSP10 referred to in Section 6.2, then each Cash Election Share shall be converted in the Merger into the right to receive the Cash Election Price.

          2.6.2 PRORATION. If the aggregate number of Cash Election Shares and Dissenting Shares exceeds 20%, then each Cash Election Share shall be converted in the Merger into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares owned by a holder of PSP10 Shares that shall be converted into the right to receive the Cash Election Price shall equal the number obtained by multiplying (i) (A) 20% of outstanding PSP10 Shares less (B) the number of Dissenting Shares (as hereinafter defined), if any, by
(ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash Election Shares to receive the Cash Election Price even if the aggregate number of Cash Election Shares and Dissenting Shares exceeds 20% (but not 50%) of the number of PSP10 Shares outstanding as of the record date for the meeting of shareholders of PSP10 referred to in Section 6.2.

         2.7 DISSENTING SHARES. PSP10 Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with
Section 1300 et seq. of the GCLC and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or PSI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for PSP10 Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of PSP10 Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to PSP10 Shares, such PSP10 Shares shall automatically be converted into the right to receive PSI Shares pursuant to Section 2.3.2 hereof.

         2.8 PSI SHARES UNAFFECTED. The Merger shall effect no change in any of the outstanding PSI Shares and no outstanding PSI shares shall be converted or exchanged as a result of the Merger, and no cash shall be exchangeable, and no securities shall be issuable, with respect thereto.

         2.9 CANCELLATION OF SHARES HELD OR OWNED BY PARTIES. At the Effective Time, any PSP10 Shares owned by PSI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

         2.10 EXCHANGE OF CERTIFICATES. After the Effective Time, each holder of a certificate theretofore evidencing outstanding PSP10 Shares which were converted into PSI Shares pursuant hereto, upon surrender of such certificate to the Exchange Agent or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSI Shares into which the PSP10 Shares theretofore represented by the certificate so surrendered shall have been converted as provided in Section 2.3.2 hereof and cash payment in lieu of fractional share interests, if any, as provided in Section 2.4 hereof. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of PSP10 Shares of record at the Effective Time whose stock shall have been converted into PSI Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing PSP10 Shares in exchange for certificates evidencing PSI Shares.

         2.11  STATUS UNTIL SURRENDERED.  Until surrendered as provided in
Section 2.10 hereof, each outstanding certificate which, prior to the Effective Time, represented PSP10 Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSI Shares into which the PSP10 Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing PSP10 Shares are so surrendered, no dividend payable to holders of record of PSI Shares shall be paid to the holders of such outstanding certificates in respect of PSP10 Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests pursuant to Section 2.4 hereof.

         2.12 TRANSFER OF SHARES. After the Effective Time, there shall be no further registration of transfers of PSP10 Shares on the records of PSP10 and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSI Shares and cash in lieu of fractional share interests as herein provided.

     3.  CLOSING.

         3.1 TIME AND PLACE OF CLOSING. If this Agreement is approved by the shareholders of PSP10, a meeting (the "Closing") shall take place as promptly as practicable thereafter at which the parties will exchange certificates and other documents as required by this Agreement. Such Closing shall take place at such time and place as PSI may designate. The date of the Closing shall be referred to as the "Closing Date."

         3.2 EXECUTION AND FILING OF MERGER AGREEMENT. At or before the Closing and after shareholder approval by PSP10, PSI and PSP10 shall execute and deliver the Merger Agreement, together with the requisite Officers' Certificates, for filing with the California Secretary of State. The Merger Agreement, together with the requisite Officers' Certificates, shall be duly filed with the California Secretary of State in accordance with the GCLC as soon as practicable following the Closing.

     4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSP10. PSP10 represents, warrants and agrees with PSI that:

         4.1 AUTHORIZATION. Subject to approval of this Agreement by the shareholders of PSP10, (i) the execution, delivery and performance of this Agreement by PSP10 has been duly authorized and approved by all necessary corporate action of PSP10, and (ii) PSP10 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

         4.2 ORGANIZATION AND RELATED MATTERS. PSP10 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSP10. PSP10 has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

         4.3 CAPITAL STOCK. The authorized capital stock of PSP10 consists solely of (i) 2,828,989 shares of Common Stock Series A ($.01 par value), 1,655,475 of which were issued and outstanding as of February 29, 1996, (ii) 184,453 shares of Common Stock Series B ($.01 par value), 36,891 of which were issued and outstanding as of February 29, 1996 and (iii) 522,618 shares of Common Stock Series C ($.01 par value), all of which were issued and outstanding as of February 29, 1996. All of the issued and outstanding shares of capital stock of PSP10 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP10 is a party or by which it is bound calling for or requiring the issuance of any of PSP10's capital stock except that the Common Stock Series B and Common Stock Series C are convertible into shares of Common Stock Series A in accordance with PSP10's Articles of Incorporation.

         4.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming approval of the Merger and of this Agreement by the shareholders of PSP10, neither the execution and delivery of this Agreement nor the consummation by PSP10 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSP10 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP10's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP10 or adversely affect the ability of PSP10 to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP10 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP10 or adversely affect the ability of PSP10 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP10 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP10 or adversely affect the ability of PSP10 to consummate the transactions contemplated hereby.

         4.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP10, threatened against PSP10 or involving any of its properties or assets.

         4.6 SEC REPORTS. Since January 1, 1993, PSP10 has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP10 SEC Reports"). None of the PSP10 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.7 FINANCIAL STATEMENTS. The financial statements included in the PSP10 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP10 as of their respective dates, and the results of operations of PSP10 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1996, the business of PSP10 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

         4.9 S-4 REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS.
None of the information supplied or to be supplied by PSP10 for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement and Prospectus (as such terms are defined in Section 6.5 hereof) will
(i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement and Prospectus, at the time of the mailing of the Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP10, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.10 INSURANCE. All material insurance of PSP10 is currently in full force and effect and PSP10 has reported all claims and occurrences to the extent required by such insurance.

     4.11 DISCLOSURE. The representations and warranties by PSP10 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSI. PSI hereby represents, warrants and agrees with PSP10 that:

         5.1 AUTHORIZATION. The execution, delivery and performance of this Agreement by PSI has been duly authorized and approved by all necessary corporate action of PSI, and PSI has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

         5.2 ORGANIZATION AND RELATED MATTERS. PSI is a corporation duly organized, existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSI.

         5.3 CAPITAL STOCK. The authorized capital stock of PSI consists solely of (i) 200,000,000 shares of Common Stock ($.10 par value), 71,518,796 of which were issued and outstanding as of January 31, 1996, (ii) 7,000,000 shares of Class B Common Stock ($.10 par value), all of which are issued and outstanding and (iii) 50,000,000 shares of Preferred Stock ($.01 par value), 13,450,850 of which were issued and outstanding as of January 31, 1996. All of the issued and outstanding shares of Common Stock, Class B Common Stock and Preferred Stock of PSI have been duly and validly authorized and issued, and are fully paid and nonassessable. Upon approval of this Agreement by the Board of Directors of PSI, the issuance of the PSI Shares in the Merger will have been duly and validly authorized and, when issued and delivered as provided in this Agreement, the PSI Shares will be duly and validly issued, fully paid and nonassessable; and the shareholders of PSI have no preemptive rights with respect to any shares of capital stock of PSI.

         5.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming the approval of the Merger and this Agreement by the Board of Directors of PSI, neither the execution and delivery of this Agreement nor the consummation by PSI of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSI is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP10's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSI is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSI or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby.

         5.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSI, threatened against PSI or involving any of its properties or assets.

         5.6 SEC REPORTS. Since January 1, 1993, PSI has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSI SEC Reports"). None of the PSI SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.7 FINANCIAL STATEMENTS. The financial statements included in PSI's SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSI as of their respective dates, and the results of operations of PSI for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1996, the business of PSI has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

         5.9 S-4 REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS.
None of the information supplied or to be supplied by PSI for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement and Prospectus (as those terms are defined in Section 6.5 hereof) will
(i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement and Prospectus, at the time of the mailing of the Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP10, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.10 INSURANCE. All material insurance of PSI is currently in full force and effect and PSI has reported all claims and occurrences to the extent required by such insurance.

         5.11 DISCLOSURE. The representations and warranties by PSI in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     6.  COVENANTS AND AGREEMENTS.

         6.1 ORDINARY COURSE. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of PSI and PSP10 will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to: (a) preserve intact its present business, organization and goodwill, (b) maintain all permits, licenses and authorizations required by applicable laws, and (c) keep available the services of its present employees and preserve its relationships with customers, suppliers, lenders, lessors, governmental entities and others having business or regulatory dealings with it. PSP10 will not issue any capital stock or debt securities convertible into capital stock. Each of PSI and PSP10 will promptly notify the other of any event or occurrence not in the ordinary and usual course of business or which may have a material adverse effect on the properties or financial condition of such party.

         6.2 MEETING OF SHAREHOLDERS. PSP10 will take all action necessary in accordance with applicable law to convene a meeting of its shareholders as promptly as practicable to consider and vote upon approval of this Agreement, it being understood that (i) the principal terms of the Agreement must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock Series A, Common Stock Series B and Common Stock Series C, counted together as a single class, and (ii) the shares of Common Stock Series B and Common Stock Series C will be voted with the holders of a majority of the unaffiliated shares of Common Stock Series A.

         6.3 TAX REPORTING. Each of PSI and PSP10 agrees to report the Merger for federal and state income tax purposes, as a reorganization of the type described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

         6.4 ACQUISITION PROPOSALS. PSP10 will not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving PSP10, or any purchase of all or any significant portion of the assets of PSP10, or any equity interest in PSP10, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that the Board of Directors on behalf of PSP10 may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations and discussions might cause the members of the Board of Directors to breach their fiduciary duty to PSP10's shareholders under applicable law as advised by counsel. PSP10 will notify PSI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with PSP10, and will keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

         6.5 REGISTRATION AND PROXY STATEMENTS. PSI and PSP10 will promptly prepare and file with the SEC a preliminary proxy statement in connection with the vote of shareholders of PSP10 with respect to the Merger. PSI will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the PSI Shares to be issued to holders of PSP10 Shares in the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in the form or forms to be mailed to the shareholders of PSP10, being herein called the "Proxy Statement and Prospectus"). PSI and PSP10 will each use its best efforts to have or cause the S-4 Registration Statement to be declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and PSP10 will use its best efforts to cause the Proxy Statement and Prospectus to be mailed to its shareholders at the earliest practicable date. PSP10 agrees that if at any time prior to the Effective Time any event with respect to PSP10 should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PSP10 and (ii) the Proxy Statement and Prospectus will (with respect to PSP10) comply as to form in all material respects with the requirements of the federal securities laws. PSI agrees that (i) if at any time prior to the Effective Time any event with respect to PSI should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PSP10 and (ii) the Proxy Statement and Prospectus will (with respect to PSI) comply as to form in all material respects with the requirements of the federal securities laws.

         6.6 BEST EFFORTS. Each of PSI and PSP10 shall: (i) promptly make its respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use its best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

         6.7 REGISTRATION AND LISTING OF PSI SHARES. PSI will use its best efforts to register the PSI Shares under the applicable provisions of the Securities Act and to cause the PSI Shares to be listed for trading on the NYSE upon official notice of issuance.

         6.8 DISTRIBUTIONS. PSP10 will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.35 per share, (ii) distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSP10 (as defined below) as of the Effective Time exceeds the estimated Net Asset Value of PSP10 as of September 30, 1996 and (iii) additional pre-Merger cash distributions required to satisfy PSP10's REIT distribution requirements (the number of PSI Shares issued in the Merger and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PSP10 is the sum of (a) the fair market value of PSP10's real estate assets as determined by appraisal by Charles R. Wilson & Associates, Inc. as of May 31, 1996, and (b) the book value of PSP10's non-real estate assets as of the date of determination and less (c) PSP10's liabilities as of the date of determination. The determination of book value and liabilities shall be from PSP10's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

     7.  CONDITIONS.

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

          7.1.1 SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been duly approved by the shareholders of PSP10 as contemplated by Section 6.2.

          7.1.2     GOVERNMENTAL AND REGULATORY CONSENTS.   All filings required
to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the expiration of the waiting period requirements of the HSR Act) shall have been made or obtained (as the case may be) without material restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a material adverse effect on either PSI or PSP10.

          7.1.3 LITIGATION. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the party invoking this condition shall use its best efforts to have any such judgment, decree, injunction or other order vacated.

          7.1.4 REGISTRATION STATEMENT. The S-4 Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the PSI Shares shall have been received.

          7.1.5 LISTING OF PSI SHARES ON NYSE. The PSI Shares shall have been approved for listing on the NYSE upon official notice of issuance.

          7.1.6 PSP10 FAIRNESS OPINION. The Board of Directors of PSP10 shall have received the opinion of Robert A. Stanger & Co., Inc. in form and substance satisfactory to it to the effect that the consideration to be received by the shareholders of PSP10 in the Merger is fair to such shareholders from a financial point of view, and such opinion shall not have been withdrawn or revoked.

          7.1.7 TAX OPINION. The Board of Directors of PSI and PSP10 shall have received a legal opinion of Hogan & Hartson L.L.P. that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

         7.2 CONDITIONS TO OBLIGATIONS OF PSI. The obligations of PSI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSI to the extent permitted by applicable law:

          7.2.1     ACCURACY OF REPRESENTATIONS; PERFORMANCE OF AGREEMENTS.
Each of the representations and warranties of PSP10 contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSP10 shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          7.2.2 CERTIFICATE OF OFFICERS. PSI shall have received such certificates of officers of PSP10 as PSI may reasonably request in connection with the Closing, including upon request a certificate satisfactory to it of the Chief Executive Officer and the Chief Financial Officer of PSP10, to the effect that, to the best of their knowledge, all representations and warranties of PSP10 contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSP10 has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          7.2.3 TITLE TO PROPERTIES; ENVIRONMENTAL AUDITS. PSI in its sole discretion shall be satisfied as to the status of title to (including the existence and effect of liens and encumbrances), and the results of an environmental audit of, each of the real properties owned by PSP10.

          7.2.4 TRADING PRICE OF PSI SHARES. The average of the per share closing prices of the PSI Shares on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP10 provided for in Section 6.2 hereof (the "Average PSI Share Price") shall be not less than $20.

          7.2.5 DISSENTING SHARES. The number of Dissenting Shares shall be less than 5% of the outstanding PSP10 Shares.

         7.3 CONDITIONS TO OBLIGATIONS OF PSP10. The obligations of PSP10 to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSP10 to the extent permitted by applicable law.

          7.3.1     ACCURACY OF REPRESENTATIONS; PERFORMANCE OF AGREEMENTS.
Each of the representations and warranties of PSI contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          7.3.2 CERTIFICATE OF OFFICERS. PSP10 shall have received such certificates of officers of PSI as PSP10 may reasonably request in connection with the Closing, including upon request a certificate satisfactory to it of the Chief Executive Officer and the Chief Financial Officer of PSI, to the effect that, to the best of their knowledge, all representations and warranties of PSI contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSI has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

     8.  TERMINATION.

         8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after shareholder approval, by the mutual written consent of PSI and PSP10.

         8.2 TERMINATION BY EITHER PSI OR PSP10. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either PSI or PSP10 if (i) the Merger shall not have been consummated by March 31, 1997 (provided that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or
(iii) the shareholders of PSP10 shall have failed to approve this Agreement and the transactions contemplated hereby at its meeting of shareholders.

         8.3 TERMINATION BY PSI. This Agreement may be terminated by PSI and the Merger may be abandoned at any time prior to the Effective Time, if (i) PSP10 shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by PSP10 at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to PSP10 of such failure to comply, or (ii) any representation or warranty of PSP10 contained in this Agreement shall not be true in all material respects when made, which inaccuracy or breach (if capable of cure) has not been cured within five business days following notice to PSP10 of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.4 TERMINATION BY PSP10. This Agreement may be terminated by PSP10 and the Merger may be abandoned at any time prior to the Effective Time, before or after shareholder approval, if (i) PSI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by PSI at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to PSI of such failure to comply, or (ii) any representation or warranty of PSI contained in this Agreement shall not be true in all material respects when made, which inaccuracy or beach (if capable of cure) has not been cured within five business days following notice to PSI of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Section 8, no party (or any directors, officers, employees, agents or representatives of any party) shall have any liability or further obligation to any other party or any person who controls a party within the meaning of the Securities Act, except as provided in Section 9.1 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

     9.  MISCELLANEOUS.

         9.1 PAYMENT OF EXPENSES. If the Merger is consummated, the Surviving Corporation shall pay all the expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If the Merger is not consummated, each of PSI and PSP10 shall pay its own expenses, except that they shall each pay 50% of any expenses incurred in connection with the printing of the S-4 Registration Statement and the Proxy Statement and Prospectus, the real estate appraisals and environmental audits of PSP10's properties and preparation for real estate closings, and any filing fees under the HSR Act, the Securities Act and the Securities Exchange Act of 1934, as amended.

         9.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The respective representations and warranties of PSI and PSP10 contained herein or in any certificate or document delivered pursuant hereto shall expire with and be terminated and extinguished by the effectiveness of the Merger and shall not survive the Effective Time. The sole right and remedy arising from a misrepresentation or breach of warranty, or from the failure of any of the conditions to be met, shall be the termination of this Agreement by the other party. This Section 9.2 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

         9.3 MODIFICATION OR AMENDMENT. The parties may modify or amend this Agreement by written agreement authorized by the Boards of Directors and executed and delivered by officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of PSP10, no amendment shall be made which changes any of the principal terms of the Merger or this Agreement, without the approval of such shareholders.

         9.4 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

         9.6 INTERPRETATION. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. Each of the capitalized terms defined in this Agreement shall, for all purposes of this Agreement (and whether defined in the plural and used in the singular, or vice versa), have the respective meaning assigned to such term in the Section in which such meaning is set forth. References in this Agreement to "parties" or a "party" refer to parties to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

         9.7 HEADINGS. The descriptive headings contained in the Sections and subsections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 PARTIES IN INTEREST. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

         9.9 NOTICES. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by U.S. mail, postage prepaid, addressed as follows or such other address as the party to be notified has furnished in writing by a notice given in accordance with this Section 9.9:

             If to PSI:

             Public Storage, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  Harvey Lenkin
                         President

             If to PSP10:

             Public Storage Properties X, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  B. Wayne Hughes
                         Chief Executive Officer

Any such notice or communication shall be deemed given as of the date of delivery, if delivered personally, or on the second day after deposit with the U.S. Postal Service, if sent by U.S. mail.

         9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

         9.11 ASSIGNMENT. No rights, interests or obligations of either party under this Agreement may be assigned or delegated without the prior written consent of the other party.

         9.12 ENTIRE AGREEMENT. This Agreement, including the Merger Agreement, embodies the entire agreement and understanding between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral.

         9.13 SEVERABLE PROVISIONS. If any of the provisions of this Agreement may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

         9.14 FURTHER ACTION. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of PSP10, the officers of either Constituent Corporation are fully authorized in the name of PSP10 or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                              PUBLIC STORAGE, INC.


                              By:  /s/ HARVEY LENKIN
                                   -----------------
                                   Harvey Lenkin
                                   President


                              PUBLIC STORAGE PROPERTIES X, INC.


                              By:  /s/ B. WAYNE HUGHES
                                   -------------------------
                                   B. Wayne Hughes
                                   Chief Executive Officer

                                                                    Exhibit A to
                                                                      Appendix A

                              AGREEMENT OF MERGER



     THIS AGREEMENT OF MERGER ("Agreement") is entered into as of this _____ day of _____________, 1996, by and between PUBLIC STORAGE, INC., a California corporation ("PSI"), and PUBLIC STORAGE PROPERTIES X, INC., a California corporation ("PSP10"), with reference to the following:

     A. PSI was incorporated in 1980 under the laws of California, and on the date hereof its authorized capital stock consists of 200,000,000 shares of Common Stock, $.10 par value (the "PSI Shares"), ___________ of which are issued and outstanding, 7,000,000 shares of Class B Common Stock, all of which are issued and outstanding and 50,000,000 shares of Preferred Stock ($.01 par value), __________ of which are issued and outstanding.

     B. PSP10 was incorporated in 1990 under the laws of California, and on the date hereof has _______________ shares of Common Stock Series A, $.01 par value (the "PSP10 Shares") outstanding. PSP10's Common Stock Series B and Common Stock Series C have been fully converted and are no longer authorized or outstanding.

     C. PSI and PSP10 have entered into an Agreement and Plan of Reorganization dated as of June ___, 1996 (the "Plan"), setting forth certain representations, warranties, conditions and agreements pertaining to the Merger (as defined below).

     D. The Boards of Directors of PSI and PSP10 have approved the Plan and this Agreement of Merger, and the requisite shareholder approval has been obtained.

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                   ---------

         1.1 THE MERGER. At the Effective Time (as defined below), PSP10 will be merged with and into PSI (the "Merger") and PSI shall be the surviving corporation. PSI and PSP10 are sometimes collectively referred to herein as the "Constituent Corporations" and PSI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

         1.2 EFFECTIVE TIME. The Merger shall become effective at the time at which this Agreement, together with the requisite Officers' Certificates of PSI and PSP10, are filed with the California Secretary of State (the "Effective Time").

         1.3 EFFECT OF THE MERGER.  At the Effective Time:

          (a) The separate corporate existence of PSP10 shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of PSP10 and shall be subject to all the debts and liabilities of PSP10 in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of PSP10 shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against PSP10 may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

                                     E.A-1

          (b) The Articles of Incorporation and the Bylaws of PSI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

          (c) The directors of PSI shall continue as directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II
                                   ----------

         2.1 CONVERSION OF PSP10 SHARES. The manner of converting the outstanding PSP10 Shares into cash and/or PSI Shares shall be as follows:

          (a) At the Effective Time, subject to Section 2.6 of the Plan, each PSP10 Share as to which a cash election has been made in accordance with the provisions of Section 2.5 of the Plan and has not been revoked, relinquished or lost pursuant to Section 2.5 of the Plan (the "Cash Election Shares") shall be converted into and shall represent the right to receive $_______ in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

          (b) At the Effective Time, subject to Sections 2.4, 2.5 and 2.7 of the Plan, each PSP10 Share (other than Cash Election Shares) shall be converted into __________ PSI Shares.

         2.2 NO FRACTIONAL SHARES. Notwithstanding any other term or provision of this Agreement or the Plan, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of PSP10 Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such PSP10 shares, receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. of the PSI Shares at the Effective Time by (ii) the fractional interest.

         2.3 DISSENTING SHARES. PSP10 Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with
Section 1300 et seq. of the General Corporation Law of California (the "GCLC") and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or PSI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for PSP10 Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of PSP10 Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to PSP10 Shares, such PSP10 Shares shall automatically be converted into the right to receive PSI Shares pursuant to Section 2.1(b) hereof.

         2.4 PSI SHARES UNAFFECTED. The Merger shall effect no change in any of the PSI Shares and no outstanding PSI shares shall be converted or exchanged as a result of the Merger, and no cash shall be exchangeable and no securities shall be issuable, with respect thereto.

         2.5 CANCELLATION OF SHARES HELD OR OWNED BY PARTIES. At the Effective Time, any PSP10 Shares owned by PSI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

                                     E.A-2

         2.6 EXCHANGE OF CERTIFICATES. After the Effective Time, each holder of a certificate theretofore evidencing outstanding PSP10 Shares which were converted into PSI Shares pursuant hereto, upon surrender of such certificate to First National Bank of Boston (the "Exchange Agent") or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSI Shares into which the PSP10 Shares theretofore represented by the certificate so surrendered shall have been converted and cash payment in lieu of fractional share interests, if any. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of PSP10 Shares of record at the Effective Time whose stock shall have been converted into PSI Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing PSP10 Shares in exchange for certificates evidencing PSI Shares.

         2.7 STATUS UNTIL SURRENDERED.  Until surrendered as provided in Section
2.6 hereof, each outstanding certificate which, prior to the Effective Time, represented PSP10 Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSI Shares into which the PSP10 Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing PSP10 Shares are so surrendered, no dividend payable to holders of record of PSI Shares shall be paid to the holders of such outstanding certificates in respect of PSP10 Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests.

         2.8 TRANSFER OF SHARES. After the Effective Time, there shall be no further registration of transfers of PSP10 Shares on the records of PSP10 and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSI Shares and cash in lieu of fractional share interests as herein provided.

                                  ARTICLE III
                                  -----------

         3.1 HEADINGS. The descriptive headings contained in the Sections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         3.2 PARTIES IN INTEREST. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

         3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

         3.4 FURTHER ACTION. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of PSP10, the officers of either Constituent Corporation are fully authorized in the name of PSP10 or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

         3.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

                                     E.A-3

         3.6 ABANDONMENT OF MERGER. The Constituent Corporations have the power to abandon the Merger by mutual written consent prior to the filing of this Agreement with the California Secretary of State.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                 PUBLIC STORAGE, INC.



                                 By: _________________________________
                                      Harvey Lenkin
                                      President



                                 By: _________________________________
                                      Obren B. Gerich
                                      Senior Vice President


                                 PUBLIC STORAGE PROPERTIES X, INC.



                                 By: _________________________________
                                      B. Wayne Hughes
                                      Chairman of the Board of Directors and
                                      Chief Executive Officer



                                 By: _________________________________
                                      Obren B. Gerich
                                      Secretary

                                     E.A-4

                                                                      APPENDIX B

             [LETTERHEAD OF CHARLES R. WILSON & ASSOCIATES, INC.]

June 28, 1996


PUBLIC STORAGE PROPERTIES X, INC., and
PUBLIC STORAGE INC.
701 Western Avenue, Suite 200
Glendale, California  91201-2397

Re:     Market Value Appraisal
        17-Property Portfolio
        Job File No. 960120

Self-Storage
- -------------
01001   11434 Sprowles Street,                   Dallas, TX
01002   5250 Tomah Drive,                        Colorado Springs, CO
01003   1419 South Stemmons,                     Lewisville, TX
01004   4300 Boulder Highway                     Las Vegas, NV
01005   6133 South Tamiami Trail                 Sarasota, FL
01006   2535 Maryland Road                       Willow Grove, PA
01007   14451 Tomball Parkway                    Houston, TX
01008   5500 West Hampden, So Frontage Road      Denver, CO
01010   7980 Southpark Way                       Littleton, CO
01011   798 Baywood Drive                        Petaluma, CA
01012   20140 Sherman Way                        Canoga Park, CA
01013   979 South Lake Avenue                    Jacksonville, FL
01014   13410 Warwick Boulevard                  Newport News, VA
01015   328-332 Route 22                         Greenbrook, NJ
01016   185-Route 59 & Remsin Street             Monsey, NY
01017   3491 Santa Rosa Avenue                   Santa Rosa, CA

Business Park
- -------------
01009   10225 Barnes Canyon Road                 San Diego, CA

Gentlemen:

According to your request and authorization, we have prepared a limited appraisal of the above-referenced portfolio described in the attached document, entitled Property Identification and Classification, and formed an opinion of their Fee Simple and Leased Fee Market Value. The accompanying appraisal report, of which this letter is a part, briefly describes each property and method of appraisal.

This report is presented in a restricted format and cannot be fully understood without additional information supporting the appraisal, which has been retained in the working files of the appraiser.

PURPOSE OF APPRAISAL
- --------------------

The purpose of the appraisal is to estimate the aggregate market value of the portfolio in connection with a proposed merger of Public Storage Properties X, Inc., (PSP 10) with Public Storage Inc. (PSI).

Market Value Appraisal
PUBLIC STORAGE PROPERTIES X, INC.
Page -2-

This report, presented in a restricted format, is intended for use only by the clients or their advisors. It may be referred to in solicitation materials and distributed to the shareholders of PSP 10 and PSI, in connection with the proposed merger.

SCOPE OF ASSIGNMENT
- -------------------

The accompanying report describes the appraisal process undertaken. In accordance with our agreement, the scope of this assignment has been limited, as described herein, but is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice (USPAP). The client must consider the value may be impacted to the degree there is a departure from specific USPAP Guidelines. However, this valuation analysis has utilized the two most appropriate approaches to value. We did not consider the Cost Approach to be applicable. Based upon our contact with knowledgeable self storage investors, owners and managers little reliance is placed upon the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches. We have relied most heavily on the Income Approach which is supported by actual market data found in the Sales Comparison Approach. In our opinion, we have performed all actions necessary to ensure an accurate valuation of the portfolio.

Your attention is directed to the Assumptions and Limiting Conditions and description of the appraisal process set forth on the accompanying pages which are an integral part our report. Only the summary conclusions are presented in this report.

VALUE CONCLUSIONS
- -----------------

Aggregate Market Value

The market value estimate set forth herein is a gross value estimate and does not include either a premium or a discount a potential buyer may assign to a portfolio of properties as a result of its size. Based on our experience with buyers and sellers of properties of the type included in the portfolio, it would be inappropriate to assign either a premium or discount. Furthermore, the market value estimate herein assumes that the properties would be disposed of in an orderly manner, allowing sufficient time for exposure of each property on the open market.

Based upon the analysis made, it is our opinion that the Fee Simple and Leased Fee Market Value of the Portfolio, as of May 31, 1996, is:

                            FIFTY  MILLION  DOLLARS
                            -----------------------
                                 ($50,000,000 )

Sincerely
CHARLES R. WILSON & ASSOCIATES, INC.

/s/ Charles R. Wilson

Charles R. Wilson, MAI, CRE
State of California
OREA Certification #AG002172

  Appraisal: PUBLIC STORAGE PROPERTIES X, INC., 17-Property Portfolio


  NATURE OF ASSIGNMENT AND DEFINITIONS

  This report sets forth a summary of the analysis and valuation conclusions. In accordance with our agreement, the Limited Appraisal presented in a restricted report format represents a departure from a full narrative appraisal but has been prepared in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice Guidelines.

  PROPERTY IDENTIFICATION AND CLASSIFICATION

  The subject properties are located in 17 separate locations in nine states and are specifically identified by street address below:

                                                                              Net    No.
                                                                      Rentable SF   Units
                                                                      -----------   -----
Self-Storage
- --------------
01001            11434 Sprowles Street, Dallas, TX.................        74,194     611
01002            5250 Tomah Drive, Colorado Springs, CO............        45,850     434
01003            1419 South Stemmons, Lewisville, TX...............        44,890     398
01004            4300 Boulder Highway, Las Vegas, NV...............        64,650     653
01005            6133 South Tamiami Trail, Sarasota, FL............        38,360     325
01006            2535 Maryland Road, Willow Grove, PA..............        40,325     345
01007            14451 Tomball Parkway, Houston, TX................        62,300     443
01008            5500 West Hampden, So Frontage Road, Denver, CO...        62,125     526
01010            7980 Southpark Way, Littleton, CO.................        62,775     482
01011            798 Baywood Drive, Petaluma, CA...................        44,650     339
01012            20140 Sherman Way, Canoga Park, CA................        75,038     864
01013            979 South Lake Avenue, Jacksonville, FL...........        51,650     437
01014            13410 Warwick Boulevard, Newport News, VA.........        47,125     406
01015            328-332 Route 22, Greenbrook, NJ..................        52,825     483
01016            185-Route 59 & Remsin Street, Monsey, NY..........        51,300     443
01017            3491 Santa Rosa Avenue, Santa Rosa, CA............        40,275     356

Business Park
- -------------
01009            10225 Barnes Canyon Road, San Diego, CA

  PURPOSE, FUNCTION AND SCOPE OF THE APPRAISAL

  The purpose of this appraisal is to estimate the Fee Simple and Leased Fee Market Value of the portfolio and to present a summary of conclusions.

  The function of this appraisal is for use only by our clients, PSP 10 and PSI, and their advisors in connection with the proposed merger of PSP 10 with and into PSI.

  The scope of this assignment is in accordance with an agreement between Charles R. Wilson & Associates, Inc., and PSP 10. In connection with this portfolio valuation, the following actions have been taken as described more fully in the section entitled Valuation Methodology.

  . Inspections were conducted by Charles R. Wilson, MAI, CRE, or a representative of Charles R. Wilson & Associates, Inc.

  . Physical descriptive information was provided by the subject's on-site managers and from previous appraisals of the subject properties performed by Charles R. Wilson & Associates, Inc.

  . Demographic information including population trends, household income, employment, average housing prices and rental rates was obtained from Scan/US Inc.

  Appraisal: PUBLIC STORAGE PROPERTIES X, INC., 17-Property Portfolio


  . A rental survey of competitive facilities was provided by on-site managers of the subject facilities. The information was verified by phone calls and other sources.

  . Self Storage Data Services, Inc. (SSDS), an affiliate company of Charles R. Wilson & Associates, Inc., provided operating income and expense information on facilities nationwide from its database of over 23,600 self storage facilities.

  . Historical income and expense information on each of the subject properties was provided by PSI, the property manager, and compared to the operating information found in the SSDS database.

  . In the cash flow analysis, the actual operating history of each of the subject properties was evaluated based on the experience of Charles R. Wilson & Associates, Inc., which have appraised over 200 self storage facilities during the past 12 months.

  . Discount rates, capitalization rates, and growth rates for income and expenses were derived from data on actual sales of similar properties, surveys of self storage operators/investors throughout the United States, and our market experience over the past twenty years. Surveying self storage investor's criteria is an ongoing function of Charles R. Wilson & Associates, Inc., and SSDS, Inc. In addition, specific individual and multiple-property transactions involving Public Storage Inc., which are currently under contract or consummated within the past 12 months were reviewed.

  . The Sales Comparison Approach is based on 50 sales of self storage facilities which have occurred since December 1995. In addition, we have analyzed the trend in over 81 sales which have transferred during the past 18 months.

  . Project 01009 is a business park. Rental income and expense information was derived in the same manner as the self storage data, including lease summaries. The capitalization and yield rates reflect these improvements.

  PROPERTY RIGHTS APPRAISED

  The property rights appraised consist of the Fee Simple and Leased Fee Estates. Due to the short-term, month-to-month tenancies, and the fact that rents are at market levels, a Fee Simple Interest is appropriate for the 16 operating self storage facilities. The Leased Fee Interest is appropriate for the business park which is subject to short term leases.

  According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 3rd Edition, 1993,

    "Fee Simple Estate" is defined on page 140 as:   "Absolute ownership
  unencumbered by any other interest or estate; subject only to the limitations of governmental powers of taxation, eminent domain, police power, and, escheat."

    "Leased Fee Estate" is defined on page 140 as: "An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others."

  MARKET VALUE DEFINITION

  The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice regulations and standards.

  "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

  1. Buyer and seller are typically motivated;

  2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

  Appraisal: PUBLIC STORAGE PROPERTIES X, INC., 17-Property Portfolio


  3. A reasonable time is allowed for exposure on the open market;

  4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

  5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

  Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart C-Appraisals, 34.43 Definitions [f].


  VALUATION METHODOLOGY

  Analysis and Valuation of the subject properties involved determining the highest and best use of the sites, estimating the value of the subjects by current appraisal theory, and reconciling to a final estimate of value.

  The term "highest and best use," as used in this report, is defined as follows: "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

  SOURCE: Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd Edition, 1993, p. 171.

  In considering the highest and best use of the properties in this portfolio, we believe that each facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use of each property, as improved and as if vacant, is its existing use as a self storage facility or business park. No other use would warrant their removal or alteration from their current and intended use.

  This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income, and Sales Comparison Approach.

  The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

  The Income Capitalization Approach is a procedure in appraisal analysis which converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

  The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. This approach is applicable when an active market provides sufficient quantities of reliable data which can be verified from authoritative sources. The Sales Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

  In all instances, we considered the Income and Sales Comparison Approaches to be most applicable for the subject properties. Based on our contact with property buyers and sellers and others knowledgeable of recent transactions, today's investors do not rely on the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches to value the facilities.

  Inspections were made of each property and interviews with property management personnel were conducted to learn of any deferred maintenance items that needed correcting, any known environmental conditions, as well as general information on the overall condition of the property. Questionnaires were completed by each on-site manager

  Appraisal: PUBLIC STORAGE PROPERTIES X, INC., 17-Property Portfolio


  concerning performance of the subject property and market competitors. Demographic information on each market was reviewed to gain insight about local economic trends. Consideration has been given to significant variations in quality among the various portfolio of properties including: property income potential, quality of location and construction, tenant appeal, access, viability and potential competition.


  VALUATION ANALYSIS

  Income Approach
  ---------------

  The Income Approach utilized both direct and yield capitalization. In both instances, the analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels.

  In addition, we reviewed each property's previous four year's operating statement. Ancillary income included: late fees, administrative fees, lock sales, packing material sales, etc. Rental concessions if any were analyzed and taken into consideration. Utilizing the SSDS database of operating statistics, the actual operating experience of self storage facilities in each subject's market area were compared to the subjects' actual expenses to determine the reasonableness of each item of expense. Stabilized levels of income and expenses were determined.

  Using direct capitalization, the net operating income was capitalized into a value estimate using overall capitalization rates derived directly from the market (see Sales Comparison Approach below). Trailing overall capitalization rates in the market generally ranged from slightly less than 9% to over 10.5%.

  In applying yield capitalization, we studied acquisition criteria of investors in self storage, and analyzed recent sales for valuation indicators such as overall capitalization rates, effective gross rent multipliers and prices being paid per square foot. We also consulted published sources of investment criteria for other types of real estate.

  A ten-year discounted cash flow analysis of the self storage facilities, ending on May 31, 2006 was prepared. Using the investment criteria discussed above, the income and expenses were increased between 2.5% and 3% annually based on local market conditions. Real estate taxes for the California properties are based on a sale and reassessment as of the date of value and increased at 2% per annum, per California law. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rate of 10% and then deducting 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate between 12% and 12.50%.

  A ten-year discounted cash flow analysis of the business park (PSI Project 01009), ending in August 2006 was also prepared. Using the investment criteria discussed above, an escalation rate of 3% was used to grow both income and expenses. Real estate taxes were adjusted to reflect projected taxes after a re-evaluation transaction and subsequently escalated at 2% per annum. The residual value was determined by capitalizing the 11th year income at a terminal capitalization rate of 11% and then deducting 3% for sales costs. The yearly cash flow and the property's residual value was discounted to present worth using an unleveraged discount rate of 13%.

  The indicated value of the self storage portion of the portfolio based upon the Income Approach is $44,280,000. The indicated value of the business park based upon the Income Approach was $4,970,000. Thus, the total value of the portfolio by the Income Approach is $49,250,000.

  Appraisal: PUBLIC STORAGE PROPERTIES X, INC., 17-Property Portfolio


  Sales Comparison Approach
  -------------------------

  In the Sales Comparison Approach, we relied most heavily upon an analysis of 50 sales of self storage properties which occurred during the past 6 months. The sales were analyzed on the basis of effective gross rent multipliers, overall capitalization rates and sales price per square foot of net rentable area. A regression analysis of the relationship between net operating income and sales price per square foot was prepared. The value conclusion derived in the Income Approach was compared to the conclusions derived from the Sales Comparison Approach to determine the reasonableness of the value conclusion by the Income Approach. Differences in time of sale, location, and physical characteristics between the sale comparables and each subject property were taken into consideration. Based upon the portfolio's net income per square foot, using the regression analysis, the indicated value of the self storage facilities ranged between $43,420,000 to $48,570,000 rounded.

  The Sales Comparable Approach used to value the business park was based upon the recent transfer of four comparable business parks. Each sale was inspected and adjustments were taken into consideration for differences in time, location and physical characteristics. The indicated value of the portfolio's business park, based upon a Sales Comparison Approach, was $5,380,000.

  Thus, adding the value of the self storage facilities and the business park resulted in a total value of the portfolio ranging between $48,800,000 and $53,950,000.

  Value Conclusion
  ----------------

  Considering that the departure provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

  The value conclusion from both approaches was then reconciled into our final value conclusion of $50,000,000. In the final analysis, nearly equal weight was given both approaches, but most reliance was placed upon the Income Approach, as this is the methodology employed by today's investors in self storage.

  Appraisal: PUBLIC STORAGE PROPERTIES X, INC., 17-Property Portfolio


  GENERAL ASSUMPTIONS & LIMITING CONDITIONS

  Standards Rule ("S.R.") 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with S.R. 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

  1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

  2. The appraiser assumes no responsibility for economic or physical factors which may affect the opinions in the report which occur after the date of the letter transmitting the report.

  3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the properties. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

  4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

  5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

  6. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

  7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

  8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

  9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

  10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

  11. No soil tests or environmental studies were available. It is assumed that there are no sub-surface, toxic waste or building material hazards in or on the properties that would adversely affect their existing or potential use.

  12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (hazardous material), or the cost of encapsulation or removing thereof.

  13. No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such materials except as is expressly stated.

  Appraisal: PUBLIC STORAGE PROPERTIES X, INC., 17-Property Portfolio


  14. Maps, plats and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

  15. No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

  16. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with proper written qualification and only in its entirety.

  17. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

  18. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

  19. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or SRA designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the author.

  Appraisal: PUBLIC STORAGE PROPERTIES X, INC., 17-Property Portfolio


  SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

  1. The physical description and current condition of each subject property was based upon a combination of previous appraisals, inspections by representatives of Charles R. Wilson & Associates, Inc., and information provided by Public Storage Properties X, Inc., (PSP 10) and Public Storage Inc. Charles R. Wilson & Associates, Inc., assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

  2. Pursuant to the Engagement Agreement, the content of the appraisal report has been limited as presented herein. This report is not intended to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

  3. The portfolio valuation reported herein does not reflect any premium or discount a potential buyer may assign to the portfolio of properties as a result of its size. Neither a premium nor a discount is appropriate based on our experience with buyers and sellers of self storage facilities.

  4. This valuation analysis assumes that capitalization and discount rates used in the market for valuing individual properties are appropriate to apply to a portfolio's cash flow for the purpose of estimating the portfolio's fair market value.

  5. This valuation covers only the real properties described herein and only applies to the valuation problems as stated and does not include consideration of mineral rights or related right of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable to any other property or utilization than that specifically identified herein. No value has been assigned to any personal property, fixtures or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as golf carts, office supplies, computer systems, etc.

  6.  This report invokes the Departure Provision as follows:

      Standard Rule 1-2 (c), states that the appraiser must, "consider easements, restrictions, encumbrances, reservations, covenants, contracts, declarations, special assessments, ordinances, or other items of a similar nature". The effect of any easements, encumbrances, and similar items were not taken into consideration in this valuation analysis. We were not provided copies of title reports, deed restrictions or similar items nor are we aware of any restrictions or similar items existing that could have an impact on our valuation of the portfolio. At the request of the clients, this valuation analysis does not consider any such restrictions.

      Standard Rule 1-3 (a), states that the appraiser must "consider the effect on use and value of the following factors: existing land use regulations, reasonably probable modification of such land use regulations, economic demand, the physical adaptability of the property, neighborhood trends, and the highest and best use of the property". City and county officials were not interviewed and thus it is assumed that each property complies with city and county building codes and zoning ordinances. It is further assumed that there are no new or planned facilities (except for Denver project #01008 and Las Vegas project #01004), which would negatively impact any of the portfolios properties.

      Standard Rule 1-4 (a) states the appraiser must "collect, verify, analyze and reconcile: ...(iv) such comparable rental data, adequately identified and described, as are available to estimate the market rental of the property being appraised;..." Each on-site manager provided the appraiser with competition surveys. The rental rates were verified and used to determine market rent, however, no physical inspections were made of competing facilities.

  7. For properties located in California, real estate taxes used in the Income Approach are adjusted to reflect a fair sale as is standard practice in California in compliance with Proposition 13.

  Appraisal: PUBLIC STORAGE PROPERTIES X, INC., 17-Property Portfolio


  CERTIFICATION

  The appraiser certifies, to the best of his knowledge and belief, that:

  -  The statements of fact contained in this report are true and correct.

  - The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analyses, opinions and conclusions.

  - The appraiser has no present or prospective interest in the property that is the subject of this report and no personal interest or bias with respect to the parties involved.

  - The appraisers' compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

  - Receipt of the appraisal assignment was not based upon a requested minimum value, a specific value or approval of a loan.

  - The appraiser's analyses, opinions, and conclusions were developed and this report has been prepared in conformity with the agreement between Charles R. Wilson & Associates, Inc., and Public Storage Properties X, Inc. The appraisers have relied upon the departure provisions of Uniform Standards of Professional Appraisal Practice (USPAP).

  - The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

  - As of the effective date of this report, June 28, 1996, Charles R. Wilson, MAI/CRE has completed the requirements of the continuing education program of the Appraisal Institute.

  - Inspections of the properties in this portfolio were made by Charles R. Wilson, MAI, CRE or a representative of Charles R. Wilson & Associates, Inc., between April and May 1996.

  - Our firm's analyses, opinions and conclusions were not developed nor is this report intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery and Enforcement Act of 1989 (FIRREA).

  - The date of this report, June 28, 1996, indicates that the perspective of the appraisers on the market conditions as of the effective date of the appraisal.

  - The appraiser's estimate of aggregate As Is Market Value for the portfolio as of May 31, 1996 in Fee Simple estate is: $50,000,000.

  - The appraisers have extensive experience in appraising properties similar to the portfolio.

  Respectfully submitted,
  CHARLES R. WILSON & ASSOCIATES, INC.

  /s/ Charles R. Wilson
  --------------------------------
  Charles Ray Wilson, MAI, CRE
  OREA Certification No. AG002172

                                                                      APPENDIX C

                 [LETTERHEAD OF ROBERT A. STANGER & CO., INC.]

The Special Committee of
  The Board of Directors of
Public Storage Properties X, Inc.
701 Western Avenue, Suite 200
Glendale, CA  91201

Gentlemen:

     We have been advised that Public Storage Properties X, Inc. ("PSP10") is entering into a transaction (the "Transaction") in which PSP10 will be merged with Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PSP10 will be asked to approve the merger of PSP10 into PSI and the conversion of outstanding shares of PSP10 Common Stock Series A, other than shares held by shareholders of PSP10 who have properly exercised dissenters rights under California law ("Dissenting Shares"), into newly issued shares of PSI Common Stock or, at the option of the PSP10 shareholders with respect to up to 20% of the outstanding PSP10 Common Stock less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PSP10 Common Stock, other than Dissenting Shares held by PSP10 shareholders, will be converted into $20.92 (the net asset value per share of PSP10 Common Stock based on an independent appraisal of PSP10's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP10. We also have been advised that (i) the net asset value per share of PSP10 reflects the contribution to PSP10 of $880,000 by PSI and affiliates in respect of certain obligations due upon liquidation of PSP10, (ii) additional distributions will be made to the shareholders of PSP10 prior to the consummation of the Transaction to the extent required to cause PSP10's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PSP10's net asset value as of September 30, 1996 contained in the Joint Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated July 24, 1996, and (iii) if additional cash distributions are required to satisfy PSP10's REIT distribution requirements and are paid to PSP10 shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions.

     PSP10 has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders

[LETTERHEAD OF ROBERT A. STANGER & CO. INC.]

of PSP10 (excluding PSI and its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

     In the course of our review to render this opinion, we have, among other things:

o Reviewed the Joint Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission (the "SEC") on July 24, 1996;

o Reviewed PSP10's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1993, 1994 and 1995, and PSP10's and PSI's quarterly reports filed with the SEC on Form 10-Q for the quarter ending March 31, 1996, which reports PSP10's management and PSI's management have indicated to be the most current financial statements available;

o Reviewed PSI pro forma financial statements and pro forma schedules prepared by PSP10's management and PSI's management;

o Reviewed the MAI-certified portfolio appraisal of the properties owned by PSP10 dated May 31, 1996 performed by Charles R. Wilson & Associates, Inc. (the "Appraisal"), and discussed with management of PSP10 and the appraiser the methodologies and procedures employed in preparing the Appraisal;

o Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities during the prior 24-month period and other information available relating to acquisition criteria for self-storage properties;

o Reviewed internal financial analyses and forecasts prepared by PSP10, and based in part on the Appraisal, of the current net liquidation value per common share of PSP10's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP10;

o Discussed with members of senior management of PSP10 and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP10, current and projected operations and performance, financial condition and future prospects of PSP10 and PSI;

o Reviewed historical market prices, trading volume and dividends for PSP10 and PSI Common Stock; and

o Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in

[LETTERHEAD OF ROBERT A. STANGER & CO. INC.]

the Joint Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PSP10 and PSI. We have not performed an independent appraisal of the assets and liabilities of PSP10 or PSI and have relied upon and assumed the accuracy of the appraisals performed by Charles R. Wilson & Associates. We have also relied on the assurance of PSP10 and PSI that any pro forma financial statements, projections, budgets, estimates of environmental liability and capital repair costs, or value estimates contained in the Joint Proxy Statement and Prospectus or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PSP10 and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PSP10 or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, or tax factors resulting from the PSMI Merger or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PSP10, from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PSP10 that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,

/s/ Robert A. Stanger & Co., Inc.

Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
July 24, 1996

                                                                      Appendix D

                     GENERAL CORPORATION LAW OF CALIFORNIA

                                   CHAPTER 13

                               DISSENTERS' RIGHTS



(S) 1300.  RIGHT TO REQUIRE PURCHASE - "DISSENTING SHARES" AND "DISSENTING
           SHAREHOLDER" DEFINED.

        (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value of the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

        (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

              (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
      Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

              (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
      (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

              (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
      Section 1301.

              (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. DEMAND FOR PURCHASE.

        (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

        (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. ENDORSEMENT OF SHARES.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. AGREED PRICE -- TIME FOR PAYMENT.

        (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

        (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. APPRAISERS' REPORT -- PAYMENT COSTS.

        (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(S) 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311. EXEMPT SHARES.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

        (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10-days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      Appendix E



                      PROPOSED AMENDMENT TO PSP10'S BYLAWS



     Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PSP10 so that Section 8 would read in its entirety as follows:

         Section 8.  Restrictions on Transactions with Affiliates.
                     --------------------------------------------

             (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest. The provisions of this
     Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates.

             (b) The corporation shall not sell or lease property to PSI or its affiliates, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties and (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases.

             (c) No loans may be made by the corporation to PSI or any of its affiliates.

             (d) Except as permitted by Section 8(a) of this Article IX, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

             (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

             (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                      Appendix F

                       PUBLIC STORAGE PROPERTIES X, INC.
                              FINANCIAL STATEMENTS

                                                                                 Page
                                                                               Reference
                                                                               ---------

Report of independent auditors                                                   F - 1

Balance sheets at December 31, 1995 and 1994                                     F - 2

For the years ended December 31, 1995, 1994 and 1993:

   Statements of income                                                          F - 3

   Statements of shareholders' equity                                            F - 4

   Statements of cash flows                                                      F - 5

Notes to financial statements                                               F - 6  -  F - 10

Condensed balance sheets at March 31, 1996 and December 31, 1995                 F - 11

Condensed statements of income for the three
months ended March 31, 1996 and 1995                                             F - 12

Condensed statement of shareholders' equity for the
three months ended March 31, 1996                                                F - 13

Condensed statements of cash flows for the
three months ended March 31, 1996 and 1995                                       F - 14

Notes to condensed financial statements                                          F - 15

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Public Storage Properties X, Inc.


We have audited the accompanying balance sheets of Public Storage Properties X, Inc. as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties X, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             ERNST & YOUNG LLP


February 27, 1996
Los Angeles, California

                       PUBLIC STORAGE PROPERTIES X, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994


                                                    1995             1994
                                                ------------    ------------

                            ASSETS
                            ------
Cash and cash equivalents                       $    463,000    $    665,000
Rent and other receivables                            23,000          27,000
Prepaid expenses                                     311,000          69,000

Real estate facilities at cost:
 Building, land improvements and equipment        25,873,000      25,642,000
 Land                                             12,110,000      12,110,000
                                                ------------    ------------
                                                  37,983,000      37,752,000

 Less accumulated depreciation                   (11,541,000)    (10,542,000)
                                                ------------    ------------
                                                  26,442,000      27,210,000
                                                ------------    ------------

  Total assets                                  $ 27,239,000    $ 27,971,000
                                                ============    ============


         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------

Accounts payable                                $    504,000    $    381,000
Dividends payable                                    599,000         692,000
Advance payments from renters                        263,000         284,000
Note payable                                       4,900,000       1,600,000

Shareholders' equity:
 Series A common, $.01 par value,
  2,828,989 shares authorized,
  1,674,875 shares issued and
  outstanding (1,793,024 shares
  issued and outstanding in 1994)                     17,000          18,000
 Convertible Series B common, $.01 par
  value, 184,453 authorized, 36,891
  shares issued and outstanding (184,453
  shares issued and outstanding in 1994)                   -           2,000
 Convertible Series C common, $.01 par
  value, 522,618 shares authorized,
  issued and outstanding                               5,000           5,000

 Paid-in-capital                                  27,157,000      31,751,000
 Cumulative income                                27,583,000      24,411,000
 Cumulative distributions                        (33,789,000)    (31,173,000)
                                                ------------    ------------

 Total shareholders' equity                       20,973,000      25,014,000
                                                ------------    ------------

Total liabilities and shareholders' equity      $ 27,239,000    $ 27,971,000
                                                ============    ============

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES X, INC.
                              STATEMENTS OF INCOME
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1995


                                                    1995         1994         1993
                                                 ----------   ----------   ----------

REVENUES:

Rental income                                    $7,186,000   $7,081,000   $6,626,000
Interest income                                      17,000       15,000        1,000
                                                 ----------   ----------   ----------
                                                  7,203,000    7,096,000    6,627,000
                                                 ----------   ----------   ----------


COSTS AND EXPENSES:

Cost of operations                                2,053,000    2,068,000    2,047,000
Management fees paid to affiliates                  425,000      418,000      390,000
Depreciation and amortization                     1,038,000    1,019,000    1,018,000
Administrative                                      200,000      199,000      221,000
Environmental cost                                  109,000            -            -
Interest expense                                    206,000       93,000            -
                                                 ----------   ----------   ----------

                                                  4,031,000    3,797,000    3,676,000
                                                 ----------   ----------   ----------

NET INCOME                                       $3,172,000   $3,299,000   $2,951,000
                                                 ==========   ==========   ==========

Primary earnings per share-Series A              $     1.71   $     1.62   $     1.34
                                                 ==========   ==========   ==========

Fully diluted earnings per share-Series A        $     1.32   $     1.28   $     1.09
                                                 ==========   ==========   ==========

Dividends declared per share:
    Series A                                     $     1.40   $     1.40   $     1.40
                                                 ==========   ==========   ==========
    Series B                                     $     1.40   $     1.40   $     1.40
                                                 ==========   ==========   ==========

Weighted average Common shares outstanding:
    Primary- Series A                             1,729,265    1,871,855    2,003,320
                                                 ==========   ==========   ==========
    Fully diluted- Series A                       2,399,445    2,578,926    2,710,391
                                                 ==========   ==========   ==========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES X, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
                               DECEMBER 31, 1995


                                                              Convertible        Convertible
                                        Series A               Series B            Series C
                                  Shares      Amount     Shares      Amount    Shares    Amount
                                ----------   --------   ---------   --------   -------   -------

Balances at December 31, 1992   2,012,512    $20,000     184,453    $ 2,000    522,618    $5,000

Net income                              -          -           -          -          -         -
Repurchase of shares              (36,500)         -           -          -          -         -

Cash distributions declared:
 $1.40 per share - Series A             -          -           -          -          -         -
 $1.40 per share - Series B             -          -           -          -          -         -
                                ---------    -------    --------    -------    -------   -------

Balances at December 31, 1993   1,976,012     20,000     184,453      2,000    522,618     5,000

Net income                              -          -           -          -          -         -
Repurchase of shares             (182,988)    (2,000)          -          -          -         -

Cash distributions declared:
 $1.40 per share - Series A             -          -           -          -          -         -
 $1.40 per share - Series B             -          -           -          -          -         -
                                ---------    -------    --------    -------    -------   -------

Balances at December 31, 1994   1,793,024     18,000     184,453      2,000    522,618     5,000

Net income                              -          -           -          -          -         -
Repurchase of shares             (118,149)    (1,000)   (147,562)    (2,000)         -         -

Cash distributions declared:
 $1.40 per share - Series A             -          -           -          -          -         -
 $1.40 per share - Series B             -          -           -          -          -         -
                                ---------    -------    --------    -------    -------   -------

Balances at December 31, 1995   1,674,875    $17,000      36,891    $     -    522,618    $5,000
                                =========    =======    ========    =======    =======   =======


                                                   Cumulative                       Total
                                      Paid-in         Net          Cumulative     Shareholders'
                                      Capital        Income       Distributions      Equity
                                    ------------   -----------    -------------   ------------

Balances at December 31, 1992       $35,555,000    $18,161,000    ($25,245,000)   $28,498,000

Net income                                    -      2,951,000               -      2,951,000
Repurchase of shares                   (644,000)             -               -       (644,000)

Cash distributions declared:
 $1.40 per share - Series A                   -              -      (2,802,000)    (2,802,000)
 $1.40 per share - Series B                   -              -        (258,000)      (258,000)
                                    -----------    -----------    ------------    -----------

Balances at December 31, 1993        34,911,000     21,112,000     (28,305,000)    27,745,000

Net income                                    -      3,299,000               -      3,299,000
Repurchase of shares                 (3,160,000)             -               -     (3,162,000)

Cash distributions declared:
 $1.40 per share - Series A                   -              -      (2,610,000)    (2,610,000)
 $1.40 per share - Series B                   -              -        (258,000)      (258,000)
                                    -----------    -----------    ------------    -----------

Balances at December 31, 1994        31,751,000     24,411,000     (31,173,000)    25,014,000

Net income                                    -      3,172,000               -      3,172,000
Repurchase of shares                 (4,594,000)             -               -     (4,597,000)

Cash distributions declared:
 $1.40 per share - Series A                   -              -      (2,410,000)    (2,410,000)
 $1.40 per share - Series B                   -              -        (206,000)      (206,000)
                                    -----------    -----------    ------------    -----------

Balances at December 31, 1995       $27,157,000    $27,583,000    ($33,789,000)   $20,973,000
                                    ===========    ===========    ============    ===========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES X, INC.
                            STATEMENTS OF CASH FLOWS
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1995

                                                        1995           1994           1993
                                                    ------------   ------------   ------------

Cash flows from operating activities:

     Net income                                     $ 3,172,000    $ 3,299,000    $ 2,951,000

     Adjustments to reconcile net
          income to net cash provided
          by operating activities:

       Depreciation and amortization                  1,038,000      1,019,000      1,018,000
       Decrease (increase) in rent and
          other receivables                               4,000         (4,000)         2,000
       Increase in prepaid expenses                    (242,000)        (3,000)       (45,000)
       Increase (decrease) in accounts payable          123,000        (19,000)        41,000
       (Decrease) increase in advance
          payments from renters                         (21,000)       (10,000)         1,000
                                                    -----------    -----------    -----------

          Total adjustments                             902,000        983,000      1,017,000
                                                    -----------    -----------    -----------

          Net cash provided
             by operating activities                  4,074,000      4,282,000      3,968,000
                                                    -----------    -----------    -----------

Cash flows from investing activities:

     Additions to real estate facilities               (270,000)      (164,000)      (131,000)
                                                    -----------    -----------    -----------

          Net cash used in
             investing activities                      (270,000)      (164,000)      (131,000)
                                                    -----------    -----------    -----------

Cash flows from financing activities:

     Distributions paid to shareholders              (2,709,000)    (2,932,000)    (3,073,000)
     Net borrowings on note payable to Bank           3,300,000      1,600,000              -
     Purchase of Company Series B
        common stock                                 (2,490,000)             -              -
     Purchase of Company Series A
        common stock                                 (2,107,000)    (3,162,000)      (644,000)
                                                    -----------    -----------    -----------

          Net cash used in
             financing activities                    (4,006,000)    (4,494,000)    (3,717,000)
                                                    -----------    -----------    -----------

Net (decrease) increase in
  cash and cash equivalents                            (202,000)      (376,000)       120,000

Cash and cash equivalents at
  the beginning of the year                             665,000      1,041,000        921,000
                                                    -----------    -----------    -----------

Cash and cash equivalents at
  the end of the year                               $   463,000    $   665,000    $ 1,041,000
                                                    ===========    ===========    ===========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES X, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  DESCRIPTION OF BUSINESS

         Public Storage Properties X, Inc. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Public Storage Properties X, Ltd. (the "Partnership") in a reorganization transaction which was effective December 31, 1990 (the "Reorganization").

         The Company owns and operates primarily self-storage facilities and, to a lesser extent, a business park facility containing commercial or industrial spaces.

         The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1997, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Income Taxes:

         The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

    Statements of Cash Flows:

         For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         The Company paid $206,000 and $87,000 in interest costs during 1995 and 1994, respectively.

    Real Estate Facilities:

         Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1995 and 1994 to develop primarily mini-warehouse facilities and to a lesser extent, a business park facility. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively. Included in depreciation and amortization is amortization of tenant improvements on the Company's business park facility of $41,000, $17,000 and $27,000 in 1995, 1994 and
    1993, respectively.

         At December 31, 1995, the basis of real estate facilities (excluding land) for Federal income tax purposes (after adjustment for accumulated depreciation of $15,428,000) is $9,221,000.

    Revenue Recognition:

         Property rents are recognized as earned.

    Net Income Per Share:

         Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

         Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders' rights to distributions out of the respective period's net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Series C shareholders are not entitled to cash distributions) by the weighted average number of outstanding Series A shares (Note 4). Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares.

   Environmental Cost:

         Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has expensed, as of December 31, 1995, an estimated $109,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.


3.  RELATED PARTY TRANSACTIONS

         In 1995, there were a series of mergers among Pubic Storage Management, Inc. (which was the Company's mini-warehouse operator), Public Storage, Inc. and their affiliates (collectively, PSMI), culminating in the November 16, 1995 merger (the "PSMI merger") of PSMI into Storage Equities, Inc. (SEI). In the PSMI merger, Storage Equities, Inc.'s name was changed to Public Storage, Inc. (PSI). B. Wayne Hughes and members of his family (the Hughes Family) are the major shareholders of PSI. PSI has a 95% economic interest and the Hughes family has a 5% economic interest in Public Storage Commercial Properties Group, Inc. (PSCPG).

         The Company has Management Agreements with PSI (as successor-in-interest to PSMI) and PSCPG. Under the terms of the agreements, PSI operates the mini-warehouse facilities and PSCPG operates the business park facility for fees equal to 6% and 5%, respectively, of the facilities' monthly gross revenue (as defined).

         Each Management Agreement provides that the agreement will expire in February 2002 provided that in February of each year, commencing February 21, 1996, it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires, on the first anniversary of its then scheduled expiration date. Each Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

         In August 1995, the Management Agreement with PSMI was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $240,000. The amount is included in prepaid expenses in the Balance Sheet at December 31, 1995 and will be amortized as management fee expense in 1996.

4.  SHAREHOLDERS' EQUITY

         Series A shares are entitled to all distributions of cash from sale or refinancing and participate ratably with the Convertible Series B shares in distributions of cash flow from operations. The Convertible Series C shares (prior to conversion into Series A shares) will not participate in any distributions.

         The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals
    (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1995, the Company has made and declared cumulative cash distributions of approximately $31,033,000 with respect to the Series A shares. Accordingly, assuming no repurchases or redemptions of Series A shares, Conversion will occur when $2,464,000 in additional distributions with respect to the Series A shares have been made.

         Assuming liquidation of the Company at its net book value at December 31, 1995 and 1994, each Series of common shares would receive the following:


                                 1995          1994
                              -----------   -----------

    Series A                  $17,218,000   $20,866,000
    Convertible Series B          248,000     1,082,000
    Convertible Series C        3,507,000     3,066,000
                              -----------   -----------

    Total                     $20,973,000   $25,014,000
                              ===========   ===========

         The Series B and Series C shareholders have agreed that they will not be entitled to the first $880,000 of distributions from the Company in respect of the Series A shares received upon conversion of the Convertible Series B and Convertible Series C shares attributable to sale or financing proceeds. This agreement, which is binding on transferees of such Series A shares, is reflected in the liquidation values applicable to the Series A and Convertible Series B and C shares.

         The Series A shares, Convertible Series B shares and Convertible Series C shares have equal voting rights. The holders of the Convertible Series B and Convertible Series C shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

         The Company's Board of Directors has authorized the Company to purchase up to 800,000 shares of the Company's Series A common stock. As of December 31, 1995, the Company had purchased and retired 446,337 shares of Series A common stock, of which 118,149 and 182,988 were purchased and retired in 1995 and 1994, respectively.

         In November 1995, the Company purchased and retired 147,562 shares of Series B common stock from PSI at a cost of $2,490,000.

         For Federal income tax purposes, all distributions declared by the Board of Directors in 1995, 1994 and 1993 were ordinary income.


5.  NOTE PAYABLE TO BANK

         In June 1994, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $4,000,000 for working capital purposes and to repay and terminate a prior credit facility. During 1995, the Company renegotiated its credit facility to extend the conversion date to a term loan to January 1, 1997, extend the maturity date to January 1, 2001, and increase the maximum borrowings to $7,500,000. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the bank's prime rate plus .25% (8.75% at December 31, 1995) or the bank's LIBOR rate plus 2.25% (7.76% at December 31, 1995). Interest is payable monthly. Principal will be payable quarterly beginning on April 1, 1997. On January 1, 2001, the remaining unpaid principal and interest is due and payable.

         At December 31, 1995, the outstanding balance on the credit facility was $4,900,000. In January 1996, the Company borrowed an additional $400,000 on its line of credit facility.

         Under covenants of the credit facility , the Company is (1) required to maintain a ratio of debt to net worth (as defined) of not more than .5 to 1.0, (2) required to maintain a REIT cash flow coverage ratio (as defined) measured on a year-to-date basis for each fiscal quarter of not less than
    1.2 to 1.0 and (3) required to maintain a dividend cash flow coverage ratio (as defined) measured on a year- to-date basis for each fiscal quarter of not less than 1.0 to 1.0. At December 31, 1995, the Company was in compliance with the covenants of the credit facility.


6.  QUARTERLY RESULTS (UNAUDITED)

         The following is a summary of unaudited quarterly results of operations:


                                                                   Three months ended
                                                    -------------------------------------------------
                                                    March 1995   June 1995    Sept 1995    Dec. 1995
                                                    ----------   ----------   ----------   ----------

    Revenues                                        $1,722,000   $1,795,000   $1,858,000   $1,828,000
                                                    ----------   ----------   ----------   ----------

    Expenses                                           917,000      979,000    1,043,000    1,092,000
                                                    ----------   ----------   ----------   ----------

    Net income                                      $  805,000   $  816,000   $  815,000   $  736,000
                                                    ==========   ==========   ==========   ==========


    Primary earnings per share- Series A            $     0.42   $     0.43   $     0.43   $     0.43
                                                    ==========   ==========   ==========   ==========

    Fully diluted earnings per share- Series A      $     0.32   $     0.33   $     0.34   $     0.33
                                                    ==========   ==========   ==========   ==========


                                                                   Three months ended
                                                    -------------------------------------------------
                                                    March 1994   June 1994    Sept 1994    Dec. 1994
                                                    ----------   ----------   ----------   ----------

    Revenues                                        $1,730,000   $1,783,000   $1,795,000   $1,788,000
                                                    ----------   ----------   ----------   ----------

    Expenses                                           906,000      959,000      969,000      963,000
                                                    ----------   ----------   ----------   ----------

    Net income                                      $  824,000   $  824,000   $  826,000   $  825,000
                                                    ==========   ==========   ==========   ==========


    Primary earnings per share- Series A            $     0.39   $     0.40   $     0.41   $     0.42
                                                    ==========   ==========   ==========   ==========

    Fully diluted earnings per share- Series A      $     0.31   $     0.32   $     0.32   $     0.33
                                                    ==========   ==========   ==========   ==========

                       PUBLIC STORAGE PROPERTIES X, INC.
                            CONDENSED BALANCE SHEETS

                                                   March 31,     December 31,
                                                     1996            1995
                                                ------------    ------------
                                                 (Unaudited)

ASSETS
- ------
Cash and cash equivalents                       $    729,000    $    463,000
Rent and other receivables                            20,000          23,000
Prepaid expenses                                     221,000         311,000

Real estate facilities at cost:
 Building, land improvements and equipment        25,921,000      25,873,000
 Land                                             12,110,000      12,110,000
                                                ------------    ------------
                                                  38,031,000      37,983,000

 Less accumulated depreciation                   (11,801,000)    (11,541,000)
                                                ------------    ------------
                                                  26,230,000      26,442,000
                                                ------------    ------------

  Total assets                                  $ 27,200,000    $ 27,239,000
                                                ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
- ------------------------------------

Accounts payable                                $    389,000    $    504,000
Dividends payable                                    591,000         599,000
Advance payments from renters                        269,000         263,000
Note payable                                       5,300,000       4,900,000

Shareholders' equity:
 Series A common, $.01 par value,
  2,828,989 shares authorized,
  1,651,075 shares issued and
  outstanding (1,674,875 shares
  issued and outstanding in 1995)                     17,000          17,000
 Convertible Series B common, $.01 par
  value, 36,891 shares authorized,
  issued and outstanding                                   -               -
 Convertible Series C common, $.01 par
  value, 522,618 shares authorized,
  issued and outstanding                               5,000           5,000

 Paid-in-capital                                  26,712,000      27,157,000
 Cumulative income                                28,297,000      27,583,000
 Cumulative distributions                        (34,380,000)    (33,789,000)
                                                ------------    ------------

 Total shareholders' equity                       20,651,000      20,973,000
                                                ------------    ------------

Total liabilities and shareholders' equity      $ 27,200,000    $ 27,239,000
                                                ============    ============


           See accompanying notes to condensed financial statements.

                       PUBLIC STORAGE PROPERTIES X, INC.
                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                   Three Months Ended
                                                        March 31,
                                                 -----------------------
                                                    1996         1995
                                                 ----------   ----------

REVENUES:

Rental income                                    $1,800,000   $1,718,000
Interest income                                       4,000        4,000
                                                 ----------   ----------

                                                  1,804,000    1,722,000
                                                 ----------   ----------


COSTS AND EXPENSES:

Cost of operations                                  580,000      464,000
Management fees paid to affiliates                   99,000      102,000
Depreciation                                        260,000      253,000
Administrative                                       46,000       55,000
Interest expense                                    105,000       43,000
                                                 ----------   ----------

                                                  1,090,000      917,000
                                                 ----------   ----------

NET INCOME                                       $  714,000   $  805,000
                                                 ==========   ==========


Primary earnings per share - Series A            $     0.42   $     0.42
                                                 ==========   ==========
Fully diluted earnings per share - Series A      $     0.32   $     0.32
                                                 ==========   ==========

Dividends declared per share:
   Series A                                      $     0.35   $     0.35
                                                 ==========   ==========
   Series B                                      $     0.35   $     0.35
                                                 ==========   ==========

Weighted average Common shares outstanding:
   Primary - Series A                             1,657,542    1,774,067
                                                 ==========   ==========
   Fully diluted - Series A                       2,217,051    2,481,138
                                                 ==========   ==========

           See accompanying notes to condensed financial statements.

                       PUBLIC STORAGE PROPERTIES X, INC.
                  CONDENSED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)


                                                         Convertible       Convertible
                                      Series A            Series B           Series C
                                  Shares     Amount    Shares   Amount   Shares    Amount
                                ----------   -------   ------   ------   -------   ------

Balances at December 31, 1995   1,674,875    $17,000   36,891   $    -   522,618   $5,000

Net income                              -          -        -        -         -        -
Repurchase of shares              (23,800)         -        -        -         -        -

Cash distributions declared:
 $.35 per share - Series A              -          -        -        -         -        -
 $.35 per share - Series B              -          -        -        -         -        -
                                ---------    -------   ------   ------   -------   ------

Balances at March 31, 1996      1,651,075    $17,000   36,891   $    -   522,618   $5,000
                                =========    =======   ======   ======   =======   ======

                                                Cumulative                         Total
                                   Paid-in          Net         Cumulative     Shareholders'
                                   Capital        Income      Distributions        Equity
                                 ------------   -----------   --------------   --------------

Balances at December 31, 1995    $27,157,000    $27,583,000    ($33,789,000)     $20,973,000

Net income                                 -        714,000               -          714,000
Repurchase of shares                (445,000)             -               -         (445,000)

Cash distributions declared:
 $.35 per share - Series A                 -              -        (578,000)        (578,000)
 $.35 per share - Series B                 -              -         (13,000)         (13,000)
                                 -----------    -----------    ------------      -----------

Balances at March 31, 1996       $26,712,000    $28,297,000    ($34,380,000)     $20,651,000
                                 ===========    ===========    ============      ===========


           See accompanying notes to condensed financial statements.

                       PUBLIC STORAGE PROPERTIES X, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                     Three Months Ended
                                                          March 31,
                                                   -----------------------
                                                      1996         1995
                                                   ----------   ----------

Cash flows from operating activities:

  Net income                                       $ 714,000    $ 805,000

  Adjustments to reconcile net
     income to net cash provided
     by operating activities:

   Depreciation                                      260,000      253,000
   Decrease in rent and other receivables              3,000        3,000
   Amortization of prepaid management fees            90,000            -
   Decrease in accounts payable                     (115,000)    (151,000)
   Increase in advance payments from renters           6,000        4,000
                                                   ---------    ---------

     Total adjustments                               244,000      109,000
                                                   ---------    ---------

    Net cash provided by operating activities        958,000      914,000
                                                   ---------    ---------

Cash flows from investing activities:

  Additions to real estate facilities                (48,000)     (34,000)
                                                   ---------    ---------

     Net cash used in investing activities           (48,000)     (34,000)
                                                   ---------    ---------

Cash flows from financing activities:

  Distributions paid to shareholders                (599,000)    (692,000)
  Proceeds from note payable to Bank                 400,000      325,000
  Purchase of Company Series A common stock         (445,000)    (505,000)
                                                   ---------    ---------

     Net cash used in financing activities          (644,000)    (872,000)
                                                   ---------    ---------

Net increase in cash and cash equivalents            266,000        8,000

Cash and cash equivalents at
 the beginning of the period                         463,000      665,000
                                                   ---------    ---------

Cash and cash equivalents at
 the end of the period                             $ 729,000    $ 673,000
                                                   =========    =========


           See accompanying notes to condensed financial statements.

                       PUBLIC STORAGE PROPERTIES X, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)



1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Company's Form 10-K for the year ended December 31, 1995.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Company's financial position at March 31, 1996 and December 31, 1995, the results of its operations for the three months ended March 31, 1996 and 1995 and its cash flows for the three months then ended.

3. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results expected for the full year.

4. In 1995, the Company prepaid eight months of 1996 management fees at a total cost of $240,000. The Company expensed $90,000 of the 1996 prepaid management fees for the three months ended March 31, 1996. The balance of prepaid management fees, $150,000, is included in prepaid expenses in the Balance Sheet at March 31, 1996.

                                                                      Appendix G
                       PUBLIC STORAGE PROPERTIES X, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


  RESULTS OF OPERATIONS.
  ----------------------

    THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
    --------------------------------------------------------------------------
  1995:  Public Storage Properties X, Inc.'s ("the Company") net income for the
  -----
  three months ended March 31, 1996 was $714,000 compared to $805,000 for the three months ended March 31, 1995, representing a decrease of $91,000 or 11%. This decrease is primarily the result of a decrease in property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) and an increase in interest expense.

    Rental income for the three months ended March 31, 1996 and 1995 was $1,800,000 and $1,718,000, respectively, representing an increase of $82,000. The Company's mini-warehouse operations contributed $59,000 at the increase in rental revenues as a result of increased rental rates at a majority of the Company's properties. The Company's San Diego, California business park showed a $23,000 increase in rental revenues due to an increase in occupancy levels of 3 points.

    The Company's mini-warehouse operations had weighted average occupancy levels of 90% for both the three month periods ended March 31, 1996 and 1995. The Company's business park facility had a weighted average occupancy level of 93% and 90% for the three month periods ended March 31, 1996 and 1995, respectively.

    Cost of operations (including management fees paid to affiliates and depreciation expense) increased to $939,000 from $819,000 for the three months ended March 31, 1996 and 1995, respectively, representing an increase of $120,000 or 15%. This increase is primarily attributable to increases in property tax expense and repairs and maintenance costs. The increase in property tax expense is primarily due to one-time tax refunds received in the first quarter of 1995 from appealing a prior year tax assessment at the Company's New York property and San Diego business park. Repairs and maintenance costs increased during the first quarter of 1996 mainly due to an increase in snow removal costs associated with higher than normal snow levels experienced at the Company's mini-warehouse properties in the eastern states.

    In 1995, the Company prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment.
  During the three month period ended March 31, 1996, the Company expensed $90,000 of prepaid management fees. The amount is included in management fees paid to affiliates in the condensed statements of income. As a result of the prepayment, the Company saved approximately $7,000 in management fees, based on the management fees that would have been payable on rental income generated in the three months ended March 31, 1996 compared to the amount prepaid.

    The Company's interest expense increased to $105,000 from $43,000 during the three months ended March 31, 1996 and 1995, respectively, representing an increase of $62,000. The increase is due to a higher outstanding loan balance in 1996 over 1995.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994: Net
    ----------------------------------------------------------------------
  income in 1995 was $3,172,000 compared to $3,299,000 in 1994, representing a decrease of $127,000. This decrease is primarily due to an increase in interest expense on the Company's credit facility in 1995 compared to 1994 and environmental costs incurred on the Company's properties in the fourth quarter of 1995 (see discussion below). However, net income per fully diluted Series A share was $1.32 in 1995 compared to $1.28 in 1994, representing an increase of $.04 or 3% per share. The increase in net income per share in 1995 benefited by the reduction in the number of Series A shares outstanding due to the Company's repurchase of Series A shares.

    During 1995, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $94,000 from $3,576,000 in 1994 to $3,670,000 in 1995. This increase is attributable to an increase in rental revenues at the Company's mini-warehouse facilities.

    Rental income of the mini-warehouse operations increased $134,000 or 2% from $6,387,000 in 1994 to $6,521,000 in 1995. Cost of operations (including management fees paid to an affiliate of the Company) increased $11,000 or .5% from $2,195,000 in 1994 to $2,206,000 in 1995. The results of these changes was a net increase in property net operating income before depreciation expense of $123,000 or 3% from $4,192,000 in 1994 to $4,315,000 in 1995. The increase in rental income is primarily due to an increase in occupancy levels at the Company's properties in California, Florida and New Jersey. The increase in cost of operations is mainly due to an increase in payroll costs offset by a decrease in repairs and maintenance costs. Repairs and maintenance decreased due to a decrease in snow removal costs in 1995 compared to 1994.

    Property net operating income before depreciation expense with respect to the Company's business park facility decreased by $10,000 or 2% from $403,000 in 1994 to $393,000 in 1995. This decrease is primarily due to a decrease in rental revenues as a result of rental concessions given in the first half of 1995 to new tenants (in order to attract tenants and maintain a stable occupancy level), combined with a decrease in cost of operations. The decrease in cost of operations is due to a decrease in property taxes offset by an increase in payroll costs. The decrease in property taxes is attributable to a one-time tax refund received from appealing a prior year tax assessment.

    Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has expensed, as of December 31, 1995, an estimated $109,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

    Weighted average occupancy levels were 91% for the mini-warehouse facilities and 90% for the business park facility in 1995 compared to 93% for the mini-warehouse facilities and 90% for the business park facility in 1994.

    Interest expense on the Company's credit facility increased $113,000 from $93,000 in 1994 to $206,000 in 1995. This increase is due to a higher outstanding loan balance in 1995 compared to 1994.

  Mini-warehouse Operating Trends.
  --------------------------------

   The following table illustrates the operating trends for the Company's 16 mini-warehouses:


                                                   Years ended December 31
                                                  --------------------------
                                                   1995      1994      1993
                                                  -------   -------   ------

  Weighted average occupancy level                    91%       93%      91%
  Realized monthly rent per occupied
    square foot (1)                                 $.69      $.69     $.63
  Operating margin: (2)
   Before reduction for depreciation expense          66%       66%      64%
   After reduction for depreciation expense           53%       52%      50%


- -----------
(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.
(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.

  Management believes that the trends in property operations are due to:

  . Increasing realized rents per square foot of mini-warehouse space resulting from increased demand for space and fewer promotional discounts of scheduled rents required to maintain relatively high occupancies.

  . Increasing revenues due to increasing realized rents and occupancy levels (in 1994 compared to 1993) offset in part by an increase in expenses (approximately .5% for 1995 compared to 1994).


  LIQUIDITY AND CAPITAL RESOURCES.
  --------------------------------

     Capital structure.  The Company's financial profile is characterized by a
     -----------------
  low level of debt to total capitalization, increasing cash provided by operating activities and increasing funds from operations ("FFO").

     Net Cash Provided by Operating Activities and Funds from Operations.  The
     -------------------------------------------------------------------
  Company believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

     Net cash provided by operating activities (net income plus depreciation and amortization) reflects the cash generated from the Company's business before distributions to shareholders, capital expenditures and principal payments on debt. Net cash provided by operating activities increased over the past years from $3,968,000 in 1993 to $4,074,000 in 1995. Net cash provided by operating activities increased from $914,000 for the three months ended March 31, 1995 to $958,000 for the three months ended March 31, 1996.

    The Company's FFO is defined generally by the National Association of Real Estate Investment Trusts as net income before loss on early extinguishment of debt and gain on disposition of real estate, plus depreciation and amortization. FFO is a supplemental performance measure for equity Real Estate Investment Trusts used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Company. The only depreciation or amortization that is added to income to derive FFO is depreciation and amortization directly related to physical real estate. All depreciation and amortization reported by the Company relates to physical real estate and does not include any depreciation or amortization related to goodwill, deferred financing costs or other intangibles. FFO is not a substitute for the Company's net cash provided by operating activities or net income computed in accordance with generally accepted accounting principles, as a measure of liquidity or operating performance.

    The following table summarizes the Company's ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to the Company to make principal payments on its note payable, pay distributions to shareholders and repurchase its stock.

                                                 Three months ended
                                                      March 31,           Years ended December 31,
                                                 ------------------    -----------------------------
                                                  1996        1995      1995       1994       1993
                                                 ------      ------    -------    -------    -------
                                                                 (In thousands)
Net income                                        $ 714      $  805    $ 3,172    $ 3,299    $ 2,951
 Environmental cost                                   -           -        109          -          -
 Depreciation and amortization                      260         253      1,038      1,019      1,018
                                                  -----      ------    -------    -------    -------
 Funds from operations
  (Net cash provided by operating
  activities before changes in
  working capital components)                       974       1,058      4,319      4,318      3,969
 Capital improvements to
  maintain facilities                               (48)        (34)      (270)      (164)      (131)
                                                  -----      ------    -------    -------    -------
 Excess funds available for
  distributions to shareholders
  and repurchase of stock                           926       1,024      4,049      4,154      3,838
 Cash distributions to shareholders                (599)       (692)    (2,709)    (2,932)    (3,073)
                                                  -----      ------    -------    -------    -------
 Excess funds available for principal
  payments, cash distributions to share-
  holders and repurchase of stock                 $ 327      $  332    $ 1,340    $ 1,222    $   765
                                                  =====      ======    =======    =======    =======


       Cash flows from operating activities is expected to be sufficient to cover operating expenses, capital improvements, debt service requirements and distributions to shareholders.

       The Company believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

    In June 1994, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $4,000,000 for working capital purposes and to repay and terminate a prior credit facility. During 1995, the Company renegotiated its credit facility to extend the conversion date to a term loan to January 1, 1997, extend the maturity date to January 1, 2001, and increase the maximum borrowings to $7,500,000. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the bank's prime rate plus .25% (8.5% at March 31, 1996) or the bank's LIBOR rate plus 2.25% (7.75% at March 31, 1996). Interest is payable monthly. Principal will be payable quarterly beginning on April 1, 1997. On January 1, 2001, the remaining unpaid principal and interest is due and payable. At March 31, 1996, the outstanding balance on the credit facility was $5,300,000. The Company is subject to certain covenants including cash flow coverages and dividend restrictions. As of March 31, 1996, the Company was in compliance with the covenants of the credit facility.

    The Company's Board of Directors has authorized the Company to purchase up to 800,000 Series A common stock. As of March 31, 1996, the Company had repurchased 470,137 shares of Series A common stock, of which 23,800 shares were purchased in the first quarter of 1996.

    The Company projects that during the second quarter of 1996, cumulative dividends and partnership distributions will equal the product of $20 multiplied by the number of the then-outstanding Series A shares and, accordingly, the Convertible Series B and Convertible Series C shares will be automatically converted into Series A shares in accordance with the Company's Articles of Incorporation. Prior to conversion, the Series C shares do not receive dividends. As a result of the additional Series A shares outstanding due to the conversion, the Company decreased its regular dividend to $.33 per share per quarter effective with the dividend payable on July 15, 1996 to shareholders of record on June 28, 1996. The Company believes that this level of dividends can be supported by cash flow from operations and enable the Company to repay the advances under the terms of the credit facility discussed above. In addition to the regular dividend, the Company declared a one-time special dividend of $.02 per share payable on July 15, 1996 to shareholders of record on June 28, 1996.

    The Company has elected and intends to continue to qualify as a real estate investment trust ("REIT") for federal income tax purposes. As a REIT, the Company must meet, among other tests, sources of income, share ownership, and certain asset tests. The Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing of the Company's tax return. The primary difference between book income and taxable income is depreciation expense. In 1995, the Company's federal tax depreciation was $1,199,000.

    The bylaws of the Company provide that, during 1997, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND AGENTS.

     In August 1988, the Company's Articles of Incorporation were amended (as approved by the shareholders in August 1988) to provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. See Section V of the Certificate of Amendment of Articles of Incorporation (Exhibit 3.11) and Article VII of the By-Laws (Exhibit 3.16) which are incorporated herein by this reference. In October 1988, the Company also entered into indemnity agreements (in the form approved by the shareholders in August 1988) with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Company believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Company.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS:  See Exhibit Index contained herein.

     (b) FINANCIAL STATEMENT SCHEDULES:

          See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

          All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.


ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

   1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 3.(i) and 3.(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     6. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     8. Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 23rd day of July, 1996.

                                  PUBLIC STORAGE, INC.


                                  By: B. WAYNE HUGHES
                                      ---------------------------------------
                                      B. Wayne Hughes, Chairman of the Board


    Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                            CAPACITY                             DATE
       ---------                            ---------                            ----

B. WAYNE HUGHES              Chairman of the Board, Chief Executive          July 23, 1996
_______________________       Officer and Director (principal executive
B. Wayne Hughes               officer)


HARVEY LENKIN                President and Director                          July 23, 1996
_______________________
Harvey Lenkin

RONALD L. HAVNER, JR.        Senior Vice President and Chief                 July 23, 1996
_______________________       Financial Officer (principal financial
Ronald L. Havner, Jr.         officer)



JOHN REYES                   Vice President and Controller (principal        July 23, 1996
_______________________       accounting officer)
John Reyes


ROBERT J. ABERNETHY          Director                                        July 23, 1996
_______________________
Robert J. Abernethy


DANN V. ANGELOFF             Director                                        July 23, 1996
_______________________
Dann V. Angeloff


WILLIAM C. BAKER             Director                                        July 23, 1996
__________________
William C. Baker


URI P. HARKHAM               Director                                        July 23, 1996
________________
Uri P. Harkham

                                 EXHIBIT INDEX


  2.1 Agreement and Plan of Reorganization between Registrant and Public Storage Properties X, Inc. ("PSP10") dated as of June 20, 1996 (filed as Appendix A to the Proxy Statement and Prospectus).

  3.1 Restated Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.2 Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.3 Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.4 Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-56925 and incorporated herein by reference.

  3.5 Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.6 Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock, Series C. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.7 Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

  3.8 Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant's Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

  3.9 Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

  3.10 Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.11 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.12 Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

  3.13 Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

  3.14 Certificate of Determination for the Convertible Preferred Stock, Series CC. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

  3.15. Certificate of Correction of Certificate of Determination for the Convertible Participating Preferred Stock. Filed herewith.

  3.16 Bylaws, as amended. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

  3.17 Amendment to Bylaws adopted on May 9, 1996. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

  5.1  Opinion on legality.  Filed herewith.

  8.1  Opinion on tax matters.  Filed herewith.

  10.1 Loan Agreement between Registrant and Aetna Life Insurance Company dated as of July 11, 1988. Filed with Registrant's Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.

  10.2 Amendment to Loan Agreement between Registrant and Aetna Life Insurance Company dated as of September 1, 1993. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

  10.3 Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of May 22, 1995. Filed with Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1995 and incorporated herein by reference.

  10.4 Note Assumption and Exchange Agreement by and among Public Storage Management, Inc., Public Storage, Inc., Registrant and the holders of the notes dated as of November 13, 1995. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

* 10.5 Registrant's 1990 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

* 10.6 Registrant's 1994 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

  10.7 Agreement and Plan of Reorganization by and among Public Storage, Inc., Public Storage Management, Inc. and Registrant dated as of June 30, 1995. Filed as Appendix A to Registrant's Proxy Statement dated October 11, 1995 (filed October 13, 1995) and incorporated herein by reference.

  10.8 Amendment to Agreement and Plan of Reorganization by and among Public Storage, Inc., Public Storage Management, Inc. and Registrant dated as of November 13, 1995. Filed with Registrant's Current Report on Form 8-K dated November 16, 1995 and incorporated herein by reference.

  23.1  Consent of Independent Auditors.  Filed herewith.

  23.2  Consent of David Goldberg (included in Exhibit 5.1).

  23.3  Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).

  23.4  Consent of Charles R. Wilson & Associates, Inc.  Filed herewith.

  99.1  Proxy card for PSP10.  Filed herewith.

  99.2  Cash Election Form.  Filed herewith.

  99.3 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. dated June 28, 1996 (filed as Appendix B to the Proxy Statement and Prospectus).

  99.4 Opinion of Robert A. Stanger & Co., Inc. dated July 24, 1996 (filed as Appendix C to the Proxy Statement and Prospectus).
_______________

  *  Compensatory benefit plan.